                                                      Registration No. 333-63314

     As filed with the Securities and Exchange Commission on July 6, 2001.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                    COMMONWEALTH BANKSHARES, INC.                                    COMMONWEALTH BANKSHARES CAPITAL TRUST I
    (Exact Name of Registrant as Specified In Its Charter)                 (Exact Name of Co-registrant as Specified In Its Charter)

                         Virginia                                                                  Delaware
(State or Other Jurisdiction of Incorporation or Organization)        (State or Other Jurisdiction of Incorporation or Organization)

                             6712                                                            6712
   (Primary Standard Industrial Classification Code Number)               (Primary Standard Industrial Classification Code Number)

                         54-1460991                                                              51-6519143
           (I.R.S. Employer Identification Number)                                 (I.R.S. Employer Identification Number)

                      403 Boush Street                                                         403 Boush Street
                      Norfolk, VA 23510                                                       Norfolk, VA 23510
                       (757) 446-6900                                                           (757) 446-6900
(Address, Including Zip Code, and Telephone Number, Including          (Address, Including Zip Code, and Telephone Number, Including
   Area Code, of Registrant's Principal Executive Offices)                 Area Code, of Registrant's Principal Executive Offices)

         Edward J. Woodard, Jr., CLBB              Copies of Communications to:               Copies of Communications to:
            Chairman of the Board                 William R. Van Buren, III, Esq.                Scott H. Richter, Esq.
    President and Chief Executive Officer          T. Richard Litton, Jr., Esq.                Christopher J. Lange, Esq.
               403 Boush Street                       Kaufman & Canoles, P.C.           LeClair Ryan, A Professional Corporation
              Norfolk, VA 23510                        One Commercial Place                  707 E. Main Street, 11th Floor
                (757) 446-6900                             P.O. Box 3037                           Richmond, VA 23219
   (Name, Address, Including Zip Code, and               Norfolk, VA 23514                           (804) 783-2003
  Telephone Number, Including Area Code, of                (757) 624-3000
             Agent For Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, Dated July 5, 2001

                Up to 1,600,000 Convertible Preferred Securities

                    COMMONWEALTH BANKSHARES CAPITAL TRUST I

               % CUMULATIVE CONVERTIBLE TRUST PREFERRED SECURITIES (LIQUIDATION AMOUNT $5 PER CONVERTIBLE PREFERRED SECURITY)

GUARANTEED ON A JUNIOR SUBORDINATED BASIS, AS DESCRIBED IN THIS PROSPECTUS, BY


                                  -----------

  Commonwealth Bankshares Capital Trust I is offering up to 1,600,000 convertible preferred securities at $5 per security. The convertible preferred
securities represent an indirect interest in our      % junior subordinated
debt securities. The junior subordinated debt securities have the same payment terms as the convertible preferred securities and will be purchased by Commonwealth Bankshares Capital Trust I using the proceeds from this offering of the convertible preferred securities. The convertible preferred securities are convertible into shares of our common stock as described in this prospectus.

  Our common stock trades on the Nasdaq National Market under the symbol "CWBS." As of July 3, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $6.99 per share. We intend to apply to include the convertible preferred securities on the Nasdaq National Market under the
symbol "      ." Trading is expected to commence on or before delivery of the securities.

                                  -----------

  Purchase of these securities involves a significant amount of risk. Prospective purchasers should carefully read and consider the section "Risk Factors" beginning on page 10 in addition to all other information contained in this prospectus before deciding to purchase any of the convertible preferred securities.

                                  -----------

  The securities offered by this prospectus are not savings accounts, deposits or obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                           Per Convertible
                          Preferred Security   Total
                          ------------------ ----------
   Public Offering Price        $5.00        $8,000,000
   Proceeds to the Trust        $5.00        $8,000,000

  This is a best efforts underwriting. We will pay underwriting commissions of $0.20 per convertible preferred security, or a total of $320,000, for arranging the investment in our junior subordinated debt securities.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

  By its acceptance and purchase of a convertible preferred security, each holder of a convertible preferred security agrees and acknowledges that Anderson & Strudwick Incorporated will have the right to select and direct the remedies to be pursued by the property trustee upon an event of default under the trust documents.

                              Anderson & Strudwick
                                  Incorporated

                      This Prospectus is dated      , 2001

[MAP WITH BRANCH LOCATIONS]

                              Prospectus Summary

     This summary highlights information contained in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should also read the more detailed information set forth in this prospectus, including our financial statements.

     Except as otherwise indicated or required by the context, references in this prospectus to we, our, us, or Commonwealth Bankshares refer to Commonwealth Bankshares, Inc. and its subsidiaries collectively. References in this prospectus to the Trust refer to Commonwealth Bankshares Capital Trust and references in this prospectus to the Bank refer to Bank of the Commonwealth.

                         Commonwealth Bankshares, Inc.

     Commonwealth Bankshares, Inc., a Virginia corporation, is headquartered in Norfolk, Virginia. We own Bank of the Commonwealth, a Virginia-chartered commercial bank, and we conduct virtually all of our business through the Bank. The Bank was organized in 1970 and began operations in April 1971. It is the oldest independent bank in its market area. Commonwealth Bankshares was formed to become the bank holding company of the Bank.

     Our market area is concentrated in the cities of Norfolk, Virginia Beach, Portsmouth and Chesapeake, Virginia. The Bank is currently operating three branch offices in Norfolk, four branch offices in Virginia Beach, one branch office in Chesapeake and one branch office in Portsmouth, as well as six off-premise ATMs. On April 30, 2001 we opened our first office in Portsmouth, on July 29, 2000 we opened our first office in Chesapeake, and in August of 2000 we opened an office at Old Dominion University in Norfolk under a joint agreement with Old Dominion University and the second largest bank in the United States. At March 31, 2001, we had $221.9 million in assets, $167.7 million in loans, $202.3 million in deposits and $13.2 million in stockholders' equity.

     We provide a wide range of commercial banking services to individuals and small and medium-sized businesses, including the acceptance of checking and savings deposits, and the initiation of commercial, real estate, personal, home improvement, automobile and other installment and term loans. We also offer related services such as home banking, trust, travelers checks, safe deposit, lock box, depositor transfer, customer note payment, collections, notary public, escrow, and other customary banking services.

     We are conducting this offering because the convertible preferred securities will be treated as capital for bank regulatory purposes. This means that we will be able to grow our total assets faster than our anticipated retained earnings would permit. The cash proceeds from this offering are not needed for our operations or liquidity.

     Except for increasing our regulatory capital, we do not obtain any business advantage by creating Commonwealth Bankshares Capital Trust and selling to it the junior subordinated debt securities. If we sold our junior subordinated debt securities directly to the public, we would not be able to include any of the proceeds in our tier 1 regulatory capital. However, by creating the Trust and funding it with the proceeds of this offering followed by the Trust's purchase of our junior subordinated debt securities, we can include all of these funds in our regulatory capital. Based on our tier 1 capital at March 31, 2001, approximately $4.4 million of the convertible preferred securities would be initially included in our tier 1 capital. To the extent that the convertible preferred securities are not included in our tier 1 capital, they will be included in our tier 2 capital.

     We are a legal entity separate and distinct from the Bank. Our right, and thus your right, to receive any of the assets of the Bank is subject to the claims of the Bank's creditors. Our principal source of revenues is dividends from the Bank.

     Because we own the Bank, we are known as a bank holding company. As a bank holding company, we are registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. We receive mail at our executive offices located at 403 Boush Street, Norfolk, VA 23510, and our telephone number is (757) 446-6900. This is also the address and telephone number for the Trust.

                    Commonwealth Bankshares Capital Trust I

     We formed Commonwealth Bankshares Capital Trust as a financing subsidiary of Commonwealth Bankshares under Delaware law on November 15, 2000. We and the trustees of the Trust will sign an agreement, which will contain the terms and conditions under which the Trust will issue and sell its convertible preferred securities, as well as its common securities. This agreement is called the amended and restated declaration of trust and it also governs the duties of the trustees.

     Commonwealth Bankshares Capital Trust exists solely to:

     . sell the convertible preferred securities to the public and the common securities to us;

     . use the money it receives from the sale of the convertible preferred securities and common securities to purchase our junior subordinated debt securities, which will be the only assets of the Trust; and

     . engage in other activities that are necessary and incidental to these purposes, such as receiving payments on the junior subordinated debt securities, and making distributions to security holders, furnishing notices and other administrative tasks.

     We will purchase all of the common securities of the Trust. The common securities will entitle us to receive 3% of the Trust's cash distributions. The convertible preferred securities will entitle you and the other owners to the remaining 97% of the Trust's cash distributions. If we default on the junior subordinated debt securities, we will not receive cash distributions on the common securities until you have received your cash distributions on the convertible preferred securities.

     The Trust has a term of approximately 40 years, but may be dissolved earlier if the convertible preferred securities are paid off. We have appointed the following trustees to conduct the Trust's business and affairs:

     . Wilmington Trust Company is the property trustee and the Delaware trustee; and

     . Two individuals who are employees and officers of Commonwealth Bankshares, Edward J. Woodard, Jr. and John H. Gayle, will be the administrative trustees.

     As the sole holder of the common securities, we can replace or remove any of the trustees, unless we default on the junior subordinated debt securities. A default, for example, would include failing to make required payments on the junior subordinated debt securities. As owner of all of the Trust's common securities, only we can remove or replace the administrative trustees.

     If we default and do not cure our default, the property trustee and the Delaware trustee can only be replaced and removed by the holders of at least a majority of the convertible preferred securities. As a result of your purchase of a convertible preferred security, you are agreeing that Anderson & Strudwick shall have the right to select and direct the remedies to be pursued by the property trustee in the event of a default and our failure to cure the default.

     The Trust has no separate financial statements. The statements would not be meaningful to you because the Trust has no independent operations. It exists solely for the reasons summarized above.

                                 The Offering

Securities Offered                Commonwealth Bankshares Capital Trust is offering for sale up to 1,600,000 convertible preferred securities, which represent preferred undivided interests in the assets of the Trust.  Those assets will consist solely of the junior subordinated debt securities and payments received on the junior subordinated debt securities. The Trust will sell the convertible preferred securities to the public for cash and will use that cash to buy the junior subordinated debt securities from us.

Offering Price                    The offering price is $5.00 for each convertible preferred security.

Conversion                        Holders of convertible preferred securities may, at their option, convert their convertible preferred securities into common stock of Commonwealth Bankshares
                                  at an initial conversion price of $         per share of common stock on or
                                  after          2001.  The conversion price is subject to adjustment under certain conditions as described in this prospectus.  Our common stock is traded on the Nasdaq National Market under the symbol "CWBS."  The last reported sale price of our common stock on Nasdaq on July 3, 2001 was $6.99 per share.  If you want to convert a convertible preferred security, the conversion agent will exchange your convertible preferred security for the appropriate principal amount of junior subordinated debt securities held by the Trust and immediately convert the junior subordinated debt securities into shares of our common stock.  You will receive cash in lieu of fractional shares.  However, you will not receive cash or additional shares of our common stock to compensate you for any accrued but unpaid distributions on the convertible preferred securities through the time of conversion.  These accrued amounts will be forfeited.  You will be permitted to elect to select a conversion date which will coincide with an interest payment date so that there will be no accrued amounts.

Quarterly distributions are       You will be entitled to receive cumulative cash distributions of $         per
payable to you on the             year on each convertible preferred security.  Distributions will be payable
convertible preferred             quarterly on the 15th of January, April, July and October of each year,
securities                        beginning on October 15, 2001.  Your first cash distribution will be less than the regular quarterly amount because you are buying your convertible preferred securities after July 15, 2001.  As long as the convertible preferred securities are represented by a global security, the record date for distributions on the convertible preferred securities will be the business day prior to the distribution date.  We may defer the payment of cash distributions, as described below.

We have the option to defer       We have the right to defer all or part of the interest payments on the junior
interest payments                 subordinated debt securities for up to 20 consecutive quarters.  If we pay all deferred interest at the end of an interest deferral period, we can begin a new interest deferral period at any time.  No interest deferral period may last beyond October 15, 2031.  We may not defer interest payments if we have defaulted on the junior subordinated debt securities.  However, electing to defer interest payments, by itself, is not a default.

If we defer interest payments,    If we defer interest payments on the junior subordinated debt securities, the
cash distributions to you will    Trust also will defer cash distributions on your convertible preferred
be deferred                       securities.  Any such deferral will not constitute a default.  During any period when cash distributions are deferred, your right to receive cash distributions will accumulate.  You also will accumulate the right to receive
                                  additional distributions at     % per year, compounded quarterly, on any
                                  deferred distributions.  The commencement of a deferral period would likely cause the market price of the convertible preferred securities and our common stock to decline.  We have no current intention of exercising our right to defer payments of interest on the junior subordinated debt securities.

You will have taxable income      You will be required to pay income taxes on deferred distributions in advance
even if we defer cash             of receiving these amounts even if you are a cash basis taxpayer.
distributions

The Nature of Our Guarantee of    Our obligations described in this prospectus, in the aggregate, constitute a
Payment                           guarantee on a junior subordinated basis by us of the obligations of the Trust under the convertible preferred securities.  Under the guarantee agreement, we guarantee the Trust will use its assets to pay the distributions on the convertible preferred securities and the liquidation amount upon liquidation of the Trust.  However, the guarantee does not apply when the Trust does not have sufficient funds to make the payments.  If we do not make payments on the junior subordinated debt securities, the Trust will not have sufficient funds to make payments on the convertible preferred securities.  In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the junior subordinated debt securities.

Ranking of Convertible            If we default in the payments on our junior subordinated debt securities,
Preferred Securities              payments to you on the convertible preferred securities will be made, including all accumulated and unpaid distributions, before any payments to us on the common securities.  This does not give you any significant protection, however, because the common securities only are entitled to 3% of the distributions by the Trust.  As long as we are not in default, payments on the convertible preferred securities and common securities will be made proportionately.

The junior subordinated debt      The junior subordinated debt securities will be unsecured and subordinate to
securities are unsecured and      all our senior debt.  This means that there will be no collateral for our
subordinate to all our senior     obligations to you.  It also means that if we default, all of our senior debt
debt                              will be paid before you are paid.  At March 31, 2001, we had $479 thousand of senior debt outstanding.  Any additional debts we incur in the future are likely to be senior debt.  There is no limit on the amount of senior debt that we may incur.  We will guarantee that you will receive cash distributions if the Trust has the funds to pay you.  Our guarantee also will be unsecured and subordinate to all senior debt.  In addition, the junior subordinated debt securities and the guarantee will be subordinate to all existing and future liabilities of our subsidiaries, including Bank of the Commonwealth's deposit liabilities as well as existing and future liabilities of our subsidiaries.

The junior subordinated debt      We have guaranteed on a junior subordinated basis that the Trust will pay you
securities are scheduled to       $5 per convertible preferred security, plus accrued distributions, when the
mature on October 15, 2031        junior subordinated debt securities are redeemed at or before maturity.  The stated maturity of the junior subordinated debt securities is October 15, 2031.

We can terminate your             We have certain rights to terminate your ability to convert convertible
 conversion rights under          preferred securities into our common stock.  We will have this termination
 certain conditions               right at any time after October 15, 2006 if the closing price of our common stock on Nasdaq exceeds 115% of the conversion price for 20 of 30 consecutive trading days.  To exercise our conversion termination rights, we first must cause the Trust to issue a press release and mail a written notice to all registered holders of the convertible preferred securities and to Anderson &
                                  Strudwick announcing the date on which the conversion rights will be terminated.  The press release and notice must also state the conversion price that is then applicable and the closing price on the public markets at that time for the convertible preferred securities and our common stock.  The date we elect to terminate your conversion rights cannot be less than 30 days or more than 60 days after the date that the Trust issues the press release and mails the notice.

We can redeem the junior          We have the right at any time on or after October 15, 2006 to redeem the junior
subordinated debt securities      subordinated debt securities at the liquidation amount of $5 per convertible
any time after October 15, 2006   preferred security plus accrued and unpaid distributions, without the payment of any premium amount.  We also have the right at any time before October 15,
                                  2006 to redeem the junior subordinated debt securities if any of three things happen:

                                  .  if tax law changes prevent us from deducting interest payments;

                                  .  if changes in banking regulations prevent us from counting the Trust's assets as tier 1 capital; or

                                  .  a change in the Investment Company Act of 1940 that requires the Trust to register under that law.

                                  We will not redeem the junior subordinated debt securities prior to maturity unless we have received the prior approval of the Board of Governors of the
                                  Federal Reserve, if required.

Limited Voting Rights on the      You will have no voting rights on the convertible preferred securities, except
Convertible Preferred             in  limited circumstances.
Securities

No Rating                         We do not expect the convertible preferred securities to be rated by any rating service.  None of the other securities that we issue are so rated.

No Interest on Escrowed Funds     You will not receive interest on any funds you deposit before this offering closes.

ERISA Considerations              Please carefully consider the information set forth in "ERISA Considerations,"
                                  which begins on page 79.

Use of Proceeds                   The Trust will use all of the proceeds from the sale of the common securities and convertible preferred securities to purchase the junior subordinated debt securities from us.  We intend to use the net proceeds from the sale of the junior subordinated debt securities to increase our regulatory capital and support the growth of Bank of the Commonwealth.  Pending any such application, we may invest the net proceeds in interest-bearing assets.

Proposed Nasdaq National Market   _____.
Symbol

We may distribute the junior      We may, at any time, liquidate the Trust and distribute the junior subordinated
subordinated debt securities      debt securities to you, subject to the prior approval of the Federal Reserve,
directly to you                   if required.  If we liquidate the Trust, the junior subordinated debt securities will be convertible into our common stock on the same terms, and subject to the same conditions, that the convertible preferred securities are convertible into our common stock.  If we distribute the junior subordinated debt securities, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system, subject to any applicable listing requirements or limitations.

Risk Factors                      An investment in the convertible preferred securities involves a number of risks.  Some of these risks relate to the convertible preferred securities and other risks relate to us.  We urge you to carefully consider the information contained in "Risk Factors" beginning on page 10 of this prospectus, as well as the other information contained in this prospectus, before you buy any convertible preferred securities.

You will not receive              The convertible preferred securities will be represented by a global security
certificates                      that will be deposited with and registered in the name of The Depository Trust
                                  Company, New York, New York, or its nominee.  This means that you will not receive a certificate for the convertible preferred securities, and your ownership interest will be recorded through the DTC book-entry system.

                         SUMMARY FINANCIAL INFORMATION

     The following consolidated summary contains selected financial data for Commonwealth Bankshares and its subsidiaries for the periods and at the dates indicated. You should also read the detailed information and the financial statements included elsewhere in this prospectus. All per share figures in this prospectus have been adjusted to reflect the following stock splits and stock dividends: (i) a 6% stock dividend on April 30, 1996, (ii) a 6% stock dividend on April 30, 1997, (iii) an 8% stock dividend on April 30, 1998, and (iv) a 50% stock dividend on May 27, 1999. Ratios for the three months ended March 31, 2001 and 2000 have been annualized.

                                                   Three Months
                                                Ended March 31,/(1)/                  Year Ended December 31,
                                             ----------------------   -----------------------------------------------------
                                                   2001       2000         2000       1999       1998       1997       1996
                                               --------   --------     --------   --------   --------   --------   --------
                                                                                      (Dollars in thousands)
Income Statement Data:
   Interest income                             $  4,296   $  3,305     $ 14,592   $ 10,861   $  9,547   $  8,553   $  7,744
   Interest expense                               2,717      1,767        8,151      5,502      5,060      4,410      4,201
                                               --------   --------     --------   --------   --------   --------   --------
   Net interest income                            1,579      1,538        6,441      5,359      4,487      4,143      3,543
   Provision for loan losses                         91         45        1,155        110        102         50          1
                                               --------   --------     --------   --------   --------   --------   --------
   Net interest income after provision
      for loan losses                              1488      1,493        5,286      5,249      4,385      4,093      3,542
   Non-interest income                              355        267        1,182      1,209      1,186        869        871
   Non-interest expense                           1,669      1,356        6,162      4,856      3,984      3,605      3,213
                                               --------   --------     --------   --------   --------   --------   --------
   Income before income taxes                       174        404          306      1,602      1,587      1,357      1,200
   Income taxes                                      34        111            4        447        482        427        364
                                               --------   --------     --------   --------   --------   --------   --------
   Net income                                  $    140   $    293     $    302   $  1,155   $  1,105   $    930   $    836
                                               ========   ========     ========   ========   ========   ========   ========
Per Share Data:
   Net income, basic                           $   0.08   $   0.18     $   0.18   $   0.71   $   0.68   $   0.57   $   0.51
   Net income, diluted                             0.07       0.16         0.16       0.64       0.62       0.53       0.48
   Cash dividends                                 0.035      0.035         0.14      0.105          0          0          0
   Book value at period end                        7.79       7.57         7.62       7.43       7.12       6.48       5.88
Balance Sheet Data:
   Total assets                                $221,890   $172,207     $205,735   $157,016   $132,237   $116,106   $106,170
   Total loans (net of unearned income)         167,669    133,789      157,942    125,045     91,576     78,251     65,835
   Total deposits                               202,320    153,542      184,615    138,358    116,170    100,760     90,262
   Long-term debt                                   479        505          505        531        557        583        609
   Stockholders' equity                          13,172     12,597       12,827     12,227     11,580     10,531      9,568
Performance Ratios:
   Return on average assets                        0.26%      0.71%        0.17%      0.83%      0.90%      0.85%      0.79%
   Return on average stockholders'
      Equity                                       4.34       9.41         2.34       9.63       9.91       9.35       8.85
   Average stockholders' equity to
      Average total assets                         5.94       7.56         7.20       8.60       9.11       9.13       8.91
   Net interest margin                             2.91       3.73         4.00       4.25       4.04       4.21       3.77
   Dividend payout                                42.24      19.83        77.52      14.79         --         --         --
Asset Quality Ratios:
   Net charge-offs to average loans                  --         --         0.12%      0.14%      0.12%      0.02%      0.49%
   Allowance to period end loans                   1.20       0.73         1.22       0.74       1.06       1.23       1.42
   Allowance to nonperforming loans              104.79      86.21       324.87      78.76      73.91      61.56      41.51
   Nonaccrual loans to loans                       0.76       0.83         0.31       0.89       1.21       1.85       3.14
   Nonperforming assets to loans and
      Foreclosed properties                        1.39       1.32         0.46       1.36       2.28       3.74       5.60
Capital Ratios:
   Tier 1 risk-based capital                       7.45%      9.54%        7.86%     10.10%     12.00%     12.82%     13.19%
   Total risk-based capital                        8.59      10.25         9.02      10.80      13.00      14.00      14.44
   Leverage capital ratio                          6.07       7.95         6.68       8.30       8.90       9.18       9.10
   Total equity to total assets                    5.94       7.32         6.23       7.79       8.76       9.07       9.01

__________________
(1)        Unaudited

                                  RISK FACTOR

     An investment in the convertible preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In additions, we urge you to consider carefully the following factors in evaluating an investment in Commonwealth Bankshares and the Commonwealth Bankshares Capital Trust before you purchase any of the convertible preferred securities offered by this prospectus.

     Because (i) the Trust will rely on the payments it receives on the junior subordinated debt securities it owns to fund all payments on the convertible preferred securities, (ii) the Trust may distribute the junior subordinated debt securities it owns to fund all payments on the convertible preferred securities, and (iii) the Trust may distribute the junior subordinated debt securities it owns in exchange for the convertible preferred securities that it issues, you are making an investment decision that relates to the junior subordinated debt securities being issued by us as well as the convertible preferred securities. You should carefully review the information in this prospectus about the convertible preferred securities, the junior subordinated debt securities and the guarantee. Additionally, because the convertible preferred securities are convertible into our common stock as described in this prospectus, prospective purchasers of convertible preferred securities are also making an investment decision with regard to our common stock. For this reason, you should also carefully review the information in this prospectus about our business and our common stock.

     Risks Related To An Investment In The Convertible Preferred Securities

If we do not make interest payments under the junior subordinated debt securities, the Trust will be unable to pay distributions and liquidation amounts. The guarantee would not apply because the guarantee covers payments only if the Trust has funds available.

     The Trust will depend solely on our payments on the junior subordinated debt securities to pay amounts due to you on the convertible preferred securities. If we do not make interest or liquidation payments on the junior subordinated debt securities, the Trust will not have sufficient funds to pay distributions or the liquidation amount on the convertible preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the Trust has sufficient funds to make distributions or to pay the liquidation amount. Instead, you or the property trustee will have to institute direct action against us to enforce the property trustee's rights under the indenture relating to the junior subordinated debt securities.

Because our obligations to you are unsecured and subordinated to senior debt, if we have financial difficulties, any senior debt will have to be paid in full before you receive any payment.

     Our obligations under the junior subordinated debt securities and the guarantee are unsecured and subordinate to all of our present and future senior debt. This means that there will be no collateral for our obligations to you. It also means that if we default, all of our senior debt will be paid before you are paid. As of March 31, 2001, we had $479 thousand of senior debt outstanding. Any additional debts we incur in the future are likely to be senior debt. There is no limit to our ability or Bank of the Commonwealth's ability to incur additional debts, including senior debt, guarantees or other liabilities. For additional information, please refer to "Description of Junior Subordinated Debt Securities - What Does Subordination Mean to You?", which begins on page 70.

     The ability of the Trust to make payments on the convertible preferred securities depends solely upon our making payments on the junior subordinated debt securities as and when required. If we default on our obligation to make required payments on the junior subordinated debt securities, the Trust will not have sufficient funds to make cash distributions to you. You will not be able to rely upon the guarantee for payment of these amounts. Instead, you or the property trustee may sue us directly for payment under the indenture relating to the junior subordinated debt securities.

     Our right, and thus your right, to receive any assets of the Bank is subject to the claims of the Bank's creditors, including depositors. At March 31, 2001, the Bank had total liabilities, including deposits, of $202.3 million. Because the junior subordinated debt securities will be subordinated to all existing and future liabilities of our subsidiaries, including the Bank's deposit liabilities, you should look only to our assets, and not assets of our subsidiaries, for payments on the junior subordinated debt securities.

Our ability to make interest payments to the Trust on the junior subordinated debt securities may be restricted.

     We may also be precluded from making interest payments on the junior subordinated debt securities by our regulators in order to address any perceived deficiencies in our liquidity or regulatory capital levels. Such regulatory action would require us to obtain consent from our regulators prior to resuming paying dividends on our common stock or interest on the junior subordinated debt securities. In the event our regulators withheld their consent to our payment of interest on the junior subordinated debt securities, we would exercise our right to defer interest payments on the junior subordinated debt securities, and the Trust would not have funds available to make distributions on the convertible preferred securities during such period. The commencement of a deferral period would likely cause the market price of the convertible preferred securities and our common stock to decline. We cannot assure you that our subsidiaries will be able to pay dividends in the future or that our regulators will not attempt to preclude us from making interest payments on the junior subordinated debt securities.

If banking regulations prohibit the Bank from paying dividends to us, we would probably defer interest payments on the junior subordinated debt securities.

     Because we own Bank of the Commonwealth, we are regulated by the Board of Governors of the Federal Reserve System. The Federal Reserve also regulates the Bank. Almost all of our consolidated assets are owned by the Bank. We will rely almost entirely on dividends from the Bank to satisfy our obligations to pay principal and interest on the junior subordinated debt securities. There are legal limits on the amount of dividends that a bank such as Bank of the Commonwealth is permitted to pay. The ability of the Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure you that the Bank will be able to pay dividends at past levels, or at all, in the future. For additional information, please refer to "Description of Guarantee - General", which begins on page 71.

We have the option to defer interest payments on the junior subordinated debt securities for substantial periods without creating an event of default.

     We may, at one or more times, defer interest payments on the junior subordinated debt securities for up to 20 consecutive quarters. If we defer interest payments on the junior subordinated debt securities, the Trust will defer distributions on the convertible preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the junior subordinated debt securities held by the Trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

     You will also not receive the cash related to any accrued and unpaid interest from the Trust if you sell the convertible preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the convertible preferred securities. If you sell the convertible preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

     We do not currently intend to exercise our rights to defer interest payments on the junior subordinated debt securities. However, if we do defer interest payments, the market price of the convertible preferred securities and our common stock would likely decline. The convertible preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debt securities. If you sell the convertible preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the convertible preferred securities. Because of our right to defer interest payments, the market price of the convertible preferred securities may be more volatile than the market prices of other securities without the deferral feature.

By purchasing convertible preferred securities, you are agreeing that Anderson & Strudwick will have the right to select and direct the remedies to be pursued by the property trustee upon an event of default under the trust documents.

     By purchasing convertible preferred securities, you are agreeing to permit Anderson & Strudwick, our selling agent in this offering, to select and direct the proceedings to be taken by the property trustee if there is a default under the trust documents. If a default occurs, Anderson & Strudwick may select remedies different from those that holders of convertible preferred securities would select. You are not likely to have any legal recourse against Anderson & Strudwick if it selects remedies with which you do not agree. Anderson & Strudwick will continue to hold these powers unless it resigns in this capacity or unless holders of 25% of the outstanding convertible preferred securities elect to take these powers away from Anderson & Strudwick.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

     You may not be able to directly enforce your rights against us under the indenture if an event of default occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the junior subordinated debt securities against us. Anderson & Strudwick, or if Anderson & Strudwick is not then authorized to act upon an event of default, the holders of a majority in liquidation amount of the convertible preferred securities, will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request to do so, Anderson & Strudwick (or a record holder) may, to the extent permitted by applicable law, take legal action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the junior subordinated debt securities, or if we default under the guarantee, Anderson & Strudwick (or a record holder) may proceed directly against us. Anderson & Strudwick (or a record holder) will not be able to exercise directly any other remedies available to the holders of the junior subordinated debt securities, unless the property trustee fails to do so.

We have made only limited covenants in the indenture and the trust agreement.

     The indenture governing the junior subordinated debt securities and the trust agreement governing the Trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. The instruments do not protect holders of the junior subordinated debt securities or the convertible preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limit our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debt securities or the guarantee.

If we cause an early redemption of the convertible preferred securities, you may not be able to reinvest the proceeds at the same or a higher rate of return.

     We have the right to redeem the junior subordinated debt securities at any time after October 15, 2006 without the payment of a premium. Moreover, we also have the right at any time before October 15, 2006 to redeem the junior subordinated debt securities if any of three things happen. We can pay off the junior subordinated debt securities before October 15, 2006 if tax law changes prevent us from deducting interest payments or if changes in banking regulations prevent us from counting the Trust's assets as capital. A change in the Investment Company Act of 1940 that requires the Trust to register under that law also would permit us to pay off the junior subordinated debt securities before October 15, 2006.

     Within 90 days of a redemption of the junior subordinated debt securities, the convertible preferred securities also must be redeemed. It is possible, perhaps likely, that we would not redeem the junior subordinated debt securities unless we could reborrow at a lower rate. If we can reborrow at a lower rate, it is probable that you could reinvest only at a lower rate. For additional information, please refer to "Description of Convertible Preferred Securities - Events That Will Cause Redemption of Convertible Preferred Securities", which begins on page 54.

If we liquidate the Trust and distribute the junior subordinated debt securities to you, those securities might trade at a lower price than you pay for your convertible preferred securities.

     We will have the right at any time to terminate the Trust and cause the junior subordinated debt securities to be distributed to you. If we liquidate the Trust, the junior subordinated debt securities will be convertible into our common stock on the same terms, and subject to the same conditions, that the convertible preferred securities are convertible into our common stock. Under current United States federal income tax law, a distribution of junior subordinated debt securities would not be a taxable event to you. If, however, the Trust were taxable as a corporation at the time of dissolution of the Trust, the distribution of the junior subordinated debt securities may be a taxable event to you. For additional information, please refer to a "Description of Convertible Preferred Securities - Liquidation of the Trust and Distribution of Junior Subordinated Debt Securities", which begins on page 56.

     We give no assurance about the liquidity or market prices for convertible preferred securities or junior subordinated debt securities that may be distributed in exchange for convertible preferred securities if a liquidation of the Trust occurs. The convertible preferred securities or the junior subordinated debt securities may trade at a discount to the price that you pay to purchase the convertible preferred securities. Because you may receive junior subordinated debt securities on a termination of the Trust, you are also making an investment decision about the junior subordinated debt securities and should carefully review all the information regarding the junior subordinated debt securities in this prospectus.

Because you have limited voting rights, we can amend important agreements in ways that adversely affect you without your consent.

     As a holder of convertible preferred securities, you will have limited voting rights. These voting rights will relate only to the modification of the convertible preferred securities, the termination of the Trust, and the exercise of the Trust's rights as a holder of the junior subordinated debt securities. In general, only we can replace or remove any of the trustees.

     Even if it would affect you adversely, we and the trustees may modify the amended and restated declaration of trust without your consent to ensure that the Trust will maintain the federal income tax treatment that we desire. We also can modify the amended and restated declaration of trust to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act of 1940, even if such action adversely affects your interests. You will have no voting rights on any matters submitted to a vote of our stockholders. For additional information, please refer to "Description of Convertible Preferred Securities - Voting Rights of Convertible Preferred Securities; Amendment of the Declaration", which begins on page 60.

Because there has been no public market for the convertible preferred securities, you cannot be sure that you will be able to sell your convertible preferred securities at or above the price you pay.

     There is no existing market for the convertible preferred securities. We can give no assurance about the liquidity of any markets that may develop for the convertible preferred securities, your ability to sell your convertible preferred securities or at what price you will be able to sell your convertible preferred securities. Future trading prices of the convertible preferred securities will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. Anderson & Strudwick has informed us that it intends to make a market in the convertible preferred securities. However, Anderson & Strudwick is not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the convertible preferred securities. Even if an active public market does develop, there is no guarantee that the market price for the convertible preferred securities will equal or exceed the price you pay for the convertible preferred securities. The initial public offering price of the convertible preferred securities has been set at the applicable liquidation amount of the convertible preferred securities and may be greater than the market price of the security following the offering.

Because we can terminate your conversion rights, you may not always have the ability to convert your convertible preferred securities into our common stock.

     We have the right to terminate your ability to convert the convertible preferred securities into our common stock at any time after October 15, 2006 if our common stock trades at 115% or more of the conversion price that is then in effect for 20 of 30 consecutive trading days. If we exercise this right, the Trust will issue a press release and mail a written notice to all registered holders of the convertible preferred securities and Anderson & Strudwick and you will have the ability to convert your convertible preferred securities into our common stock for a period of not less than 30 days and not more than 60 days after we issue the press release and notice, as determined by us. If we exercise our conversion termination rights, you will lose your right to convert your convertible preferred securities into our common stock unless you make a decision to convert within the period specified by the press release and notice. For additional information, please refer to "Description of Convertible Preferred Securities - Conversion Rights - Termination of Conversion Rights," which begins on page 54.

                              Risks Related To Us

We plan to grow rapidly and there are risks associated with rapid growth.

     We intend to expand our asset base. In particular, we hope to use the funds raised in this offering to support anticipated increases in our deposits and loans. Additional capital also will increase our legal lending limit under federal law, which in turn will allow us to compete more actively in our market area for larger loans. Our ability to manage growth successfully will depend on our ability to maintain cost controls and asset quality while attracting additional loans and deposits, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we grow too quickly and are not able to control costs and maintain asset quality, growth could materially adversely affect our financial performance.

Our focus on commercial loans may increase the risk of substantial credit losses.

     We offer a variety of loan products, including commercial, construction, consumer and residential mortgage loans. At March 31, 2001, approximately 69% of the Bank's loans were commercial loans, including those secured by real estate. We expect that, as we grow, this percentage will remain about the same. Commercial lending is more risky than mortgage and consumer lending because loan balances are greater and the borrower's ability to repay is contingent on the successful operations of a business. Risk of loan defaults is unavoidable in the banking industry, and we try to limit exposure to this risk by monitoring carefully the amount of loans in specific industries and by exercising prudent lending practices. However, we cannot eliminate this risk, and substantial credit losses could result in reduced earnings or losses.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

     We maintain an allowance for loan losses that we believe is appropriate to provide for any potential losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

     .    an ongoing review of the quality, size and diversity of our loan portfolio;
     .    evaluation of nonperforming loans;
     .    historical loan loss experience; and
     . the amount and quality of collateral, including guarantees, securing the loans.

     Although we believe our loan loss allowance is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate. Excess loan losses could have a material adverse effect on our financial condition and results of operations. For example, in the fourth quarter of 2000, banking regulators asked us to increase our loan loss allowance. After discussions with those regulators, we agreed to take a one time additional loan loss allowance of $1 million in the fourth quarter of 2000. This additional loan loss allowance, which is accounted for as an expense, materially adversely affected our financial results in 2000. At March 31, 2001, our loan loss allowance as a percentage of loans was 1.2%.

Our profitability depends on interest rates generally.

     Our profitability depends in substantial part on our net interest margin, which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Our net interest margin depends on many factors that are partly or completely outside of our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Recently, net interest margins for some financial institutions have changed in response to these and other factors. Changes in interest rates will affect our operating performance and financial condition. We try to minimize our exposure to interest rate risk, but are unable to completely eliminate this risk.

If we lost the services of our senior management, it would adversely affect our business.

     Our future performance will depend largely on the contributions of the senior executive officers of the Bank, including in particular Edward J. Woodard, Jr., our Chairman of the Board, President and Chief Executive Officer. The loss of the services of one or more of our senior executive officers could have a material adverse effect on our business and development and possibly result in reduced revenues.

We may be adversely affected by changes in government monetary policy.

     As a bank holding company, our business is affected by the monetary policies established by the Board of Governors of the Federal Reserve System, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve may utilize techniques such as the following:

  . engaging in open market transactions in United States government securities;
  . setting the discount rate on member bank borrowings; and . determining reserve requirements.

     These techniques may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and operations.

Our future success will depend on our ability to compete effectively in the highly competitive financial services industry.

     We face substantial competition in all phases of our operations from a variety of different competitors. In particular, there is very strong competition for financial services in the Greater Hampton Roads region of Virginia in which we conduct our business. Our future growth and success will depend on our ability to compete effectively in this highly competitive financial services environment. Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured state-chartered banks, national banks and federal savings institutions. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.


     The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We cannot offer assurance that economic conditions in the markets in which we operate will remain favorable.

     Our financial success is dependent to a certain extent upon the general economic conditions in the geographic market in which we operate. Future economic conditions in this market will depend on factors outside of our control. Adverse changes in economic conditions in our geographic market would likely impair our ability to collect loans and could otherwise have a negative effect on our financial condition.

                          FORWARD LOOKING STATEMENTS

     Some of the statements contained or incorporated by reference in this prospectus may be "forward-looking statements." Statements which use words such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" or the negative of those terms or other variations may be forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements.

     Some important factors that may cause actual results to differ from those projected in a forward-looking statement, include for example,

     .  our ability to implement our business strategy;

     .  a decline in economic condition in our market areas;

     . a tightening in the difference between our cost of funds and what we earn on the loans we make; or

     .  changes in governmental regulations affecting our business.

                                USE OF PROCEEDS

     Commonwealth Bankshares Capital Trust will use all of the proceeds from the sale of the common securities and convertible preferred securities to purchase the junior subordinated debt securities from us. We intend to apply the net proceeds from the sale of the junior subordinated debt securities to increase our regulatory capital and support the growth of the Bank of the Commonwealth. Pending any such application by us, the net proceeds may be invested in interest-bearing assets.

     Our intention is to grow our total assets faster than our capital base and anticipated retained earnings for the next several years would permit. Transactions of this type would increase our assets and our required regulatory capital while, at the same time reducing our regulatory capital. We also plan to grow assets through our existing branches as rapidly as we can, consistent with sound banking principles.

                            MARKET FOR COMMON STOCK

     Our common stock began trading on the Nasdaq National Market on October 30, 2000 under the symbol "CWBS." Prior to trading on the Nasdaq National Market, our common stock traded on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer quotation system for equity securities not traded on the Nasdaq Stock Market. The following table shows the high and low closing sales prices of our common stock and the dividends declared per share for the periods indicated. For periods during which our common stock traded on the OTC Bulletin Board, the information below reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                               High                     Low               Cash Dividend Declared
                                                               ----                     ---               ----------------------
                2001
         Third Quarter (through
           July 3).................................             $ 6.99                 $6.44                      $   --
         Second Quarter............................               7.50                  4.90                       0.035
         First Quarter.............................               7.50                  6.31                       0.035

              2000
         Fourth Quarter............................               7.00                  5.63                       0.035
         Third Quarter.............................               7.12                  6.38                       0.035
         Second Quarter............................               7.25                  5.50                       0.035
         First Quarter.............................               7.50                  6.00                       0.035

              1999
         Fourth Quarter............................               9.50                  8.00                       0.035
         Third Quarter.............................              10.25                  8.00                       0.035
         Second Quarter............................              10.25                  9.50                       0.035
         First Quarter.............................              10.25                  9.83                          --

     As of March 31, 2001, there were 1,690,176 shares of our common stock outstanding held by approximately 750 shareholders of record.

     We have declared and paid cash dividends for the past eight fiscal quarters. Declarations of dividends are at the discretion of our board of directors, and we cannot assure that dividends will be declared at any time in the future. We will depend on dividends we receive from Bank of the Commonwealth to provide funding for future dividends, if any, on our common stock. As a banking corporation organized under Virginia law, the Bank is restricted as to the maximum amount of dividends it may pay to us. A Virginia bank may not pay dividends from its original capital. All dividends must be paid out of net undivided profits on hand, after deducting expenses, losses, interest, and taxes accrued and contributions to capital necessary for the Bank's original capital to be restored to its initial level.

     The Board of Governors of the Federal Reserve System recommends that banking organizations pay dividends only if the net income available to shareholders in the past year fully funds those dividends and the expected rate of earnings retention is consistent with capital needs, asset quality and overall financial condition. Our dividend policy complies with this recommendation.

                  MARKET FOR CONVERTIBLE PREFERRED SECURITIES

     The convertible preferred securities are a new issue of securities with no established trading market. We intend to apply to include the convertible
preferred securities on the Nasdaq National Market under the symbol "      ."
We have been advised by Anderson & Strudwick that it will make a market in the convertible preferred securities. Anderson & Strudwick, however, is not obligated to make a market in the convertible preferred securities and it can discontinue market making at any time without notice. Neither we, Anderson & Strudwick nor the Trust can provide any assurance that an active trading market for the convertible preferred securities will develop.

                    COMMONWEALTH BANKSHARES CAPITAL TRUST I

     Commonwealth Bankshares Capital Trust I is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the Trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the convertible preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939. The rights of the holders of the convertible preferred securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act.

     The Trust exists for the exclusive purposes of:

     . issuing and selling the common securities to us and the convertible preferred securities to the public;

     . using the proceeds from the sale of the common securities and convertible preferred securities to purchase the junior subordinated debt securities from us; and

     . engage in other activities that are necessary and incidental to these purposes, such as receiving payments on the junior subordinated debt securities and making distributions to security holders, furnishing notices and other administrative tasks.

     The junior subordinated debt securities will be the sole assets of the Trust, and payments under the junior subordinated debt securities will be the sole revenues of the Trust. All of the common securities will be owned by us. We will receive distributions on the common securities in proportion to the distributions that you and other holders receive on the convertible preferred securities. However, if we default, our rights as holder of the common securities to distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the convertible preferred securities.

     We will acquire common securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust has a term of approximately 40 years, but may terminate earlier as provided in the amended and restated declaration of trust. The Trust's business and affairs are conducted by its trustees, each appointed by us as holder of the common securities.

     Wilmington Trust Company, as property trustee, will act as sole indenture trustee under the amended and restated declaration of trust. Wilmington Trust Company will also act as trustee under the guarantee agreement and the indenture. The holder of the common securities, or Anderson & Strudwick, acting on behalf of the holders of the convertible preferred securities if we default, will be entitled to appoint, remove or replace the property trustee and/or Delaware trustee. In no event will the holders of the convertible preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are ours exclusively. The duties and obligations of each trustee are governed by the amended and restated declaration of trust. We will pay all fees and expenses related to the Trust and the offering of the convertible preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The address and telephone number of the principal executive office of Commonwealth Bankshares Capital Trust is c/o:

                         Commonwealth Bankshares, Inc.
                                403 Boush Street
                               Norfolk, VA 23510
                       Attention:  Edward J. Woodard, Jr.
                                 (757) 446-6900

                         SELECTED FINANCIAL INFORMATION

     The following consolidated summary contains selected financial data for Commonwealth Bankshares and its subsidiaries for the periods and at the dates indicated. You should also read the detailed information and the financial statements included elsewhere in this prospectus. All per share figures in this prospectus have been adjusted to reflect the following stock splits and stock dividends: (i) a 6% stock dividend on April 30, 1996, (ii) a 6% stock dividend on April 30, 1997, (iii) an 8% stock dividend on April 30, 1998, and (iv) a 50% stock dividend on May 27, 1999. Ratios for the three months ended March 31, 2001 and 2000 have been annualized.

                                                   Three Months
                                                Ended March 31,/1/                    Year Ended December 31,
                                               -------------------    ------------------------------------------------------
                                                 2001       2000           2000       1999       1998       1997       1996
                                                 ----       ----           ----       ----       ----       ----       ----
                                                                                        (Dollars in thousands)
Income Statement Data:
   Interest income                             $  4,296   $  3,305     $ 14,592   $ 10,861   $  9,547   $  8,553   $  7,744
   Interest expense                               2,717      1,767        8,151      5,502      5,060      4,410      4,201
                                               --------   --------     --------   --------   --------   --------   --------
   Net interest income                            1,579      1,538        6,441      5,359      4,487      4,143      3,543
   Provision for loan losses                         91         45        1,155        110        102         50          1
                                               --------   --------     --------   --------   --------   --------   --------
   Net interest income after provision
      for loan losses                              1488      1,493        5,286      5,249      4,385      4,093      3,542
   Non-interest income                              355        267        1,182      1,209      1,186        869        871
   Non-interest expense                           1,669      1,356        6,162      4,856      3,984      3,605      3,213
                                               --------   --------     --------   --------   --------   --------   --------
   Income before income taxes                       174        404          306      1,602      1,587      1,357      1,200
   Income taxes                                      34        111            4        447        482        427        364
                                               --------   --------     --------   --------   --------   --------   --------
   Net income                                  $    140   $    293     $    302   $  1,155   $  1,105   $    930   $    836
                                               ========   ========     ========   ========   ========   ========   ========

Per Share Data:
   Net income, basic                           $   0.08   $   0.18     $   0.18   $   0.71   $   0.68   $   0.57   $   0.51
   Net income, diluted                             0.07       0.16         0.16       0.64       0.62       0.53       0.48
   Cash dividends                                 0.035      0.035         0.14      0.105          0          0          0
   Book value at period end                        7.79       7.57         7.62       7.43       7.12       6.48       5.88

Balance Sheet Data:
   Total assets                                $221,890   $172,207     $205,735   $157,016   $132,237   $116,106   $106,170
   Total loans (net of unearned income)         167,669    133,789      157,942    125,045     91,576     78,251     65,835
   Total deposits                               202,320    153,542      184,615    138,358    116,170    100,760     90,262
   Long-term debt                                   479        505          505        531        557        583        609
   Stockholders' equity                          13,172     12,597       12,827     12,227     11,580     10,531      9,568

Performance Ratios:
   Return on average assets                        0.26%      0.71%        0.17%      0.83%      0.90%      0.85%      0.79%
   Return on average stockholders'
      equity                                       4.34       9.41         2.34       9.63       9.91       9.35       8.85
   Average stockholders' equity to
      average total assets                         5.94       7.56         7.20       8.60       9.11       9.13       8.91
   Net interest margin                             2.91       3.73         4.00       4.25       4.04       4.21       3.77
   Dividend payout                                42.24      19.83        77.52      14.79         --         --         --

Asset Quality Ratios:
   Net charge-offs to average loans                  --         --         0.12%      0.14%      0.12%      0.02%      0.49%
   Allowance to period end loans                   1.20       0.73         1.22       0.74       1.06       1.23       1.42
   Allowance to nonperforming loans              104.79      86.21       324.87      78.76      73.91      61.56      41.51
   Nonaccrual loans to loans                       0.76       0.83         0.31       0.89       1.21       1.85       3.14
   Nonperforming assets to loans and
      foreclosed properties                        1.39       1.32         0.46       1.36       2.28       3.74       5.60

Capital Ratios:
   Tier 1 risk-based capital                       7.45%      9.54%        7.86%     10.10%     12.00%     12.82%     13.19%
   Total risk-based capital                        8.59      10.25         9.02      10.80      13.00      14.00      14.44
   Leverage capital ratio                          6.07       7.95         6.68       8.30       8.90       9.18       9.10
   Total equity to total assets                    5.94       7.32         6.23       7.79       8.76       9.07       9.01

_____________
(1)    Unaudited

                                CAPITALIZATION

     The following table sets forth (i) our consolidated capitalization at March 31, 2001 and (ii) our consolidated capitalization giving effect to the issuance of the convertible preferred securities being offered by the Trust and our receipt of the net proceeds from the corresponding sale of the junior subordinated debt securities to the Trust, as if the sale of the convertible preferred securities occurred on March 31, 2001. This table is based on, and is qualified in its entirety by, our historical consolidated financial statements, including the related notes, which are included elsewhere in this prospectus. This table should be read in conjunction with these financial statements.

                                                                  At March 31, 2001
                                                        --------------------------------------
                                                             Actual            As Adjusted
                                                             ------            -----------
                                                                (Dollars in thousands)
Long-term debt                                               $   479              $   479
Junior subordinated debt securities                               --                _____
Shareholders' equity:
Common stock, $2.50 par value, 5,000,000 shares
  Authorized, 1,690,176 shares outstanding                     4,225                4,225
Additional paid-in capital                                     5,427                5,427
Retained earnings                                              3,516                3,516
Accumulated other comprehensive income (loss)                      4                    4
                                                             -------              -------
Total stockholders' equity                                   $13,172              $13,172
                                                             -------              -------

Total capitalization                                         $13,651              $
                                                             =======              =======

Consolidated capital ratios /(1)/
 Equity to assets                                               5.94%               _____%
 Tier 1 capital /(2)/                                           7.45                _____
 Total capital /(2)/                                            8.59                _____
 Leverage capital /(3)/                                         6.07                _____

_______________
(1) The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the convertible preferred securities in a manner consistent with Federal Reserve regulations.
(2) The convertible preferred securities have been structured to qualify as tier 1 capital. However, in calculating the amount of tier 1 qualifying capital the convertible preferred securities may only be included up to the amount constituting 25% of tier 1 core capital elements. Based on our tier 1 capital at March 31, 2001, approximately $4.4 million of the convertible preferred securities would be initially included in tier 1 capital.
(3) The leverage ratio is tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

                             ACCOUNTING TREATMENT

     The financial statements of the Trust will be consolidated into our consolidated financial statements, with the convertible preferred securities treated as debt and shown in our consolidated balance sheet as "long-term debt." The distributions payable on the convertible preferred securities will be treated as interest expense in our consolidated statements of income. Our financial statement footnotes will reflect that the sole asset of the Trust will be the amount of the junior subordinated debt securities maturing on October 15, 2031. All future reports we file under the Securities Exchange Act of 1934 will present information regarding the Trust and any other similar trusts in the manner described above.

                             REGULATORY TREATMENT

     As a registered bank holding company, we are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. We expect that the convertible preferred securities will be treated as tier 1 capital for such purposes; provided that the convertible preferred securities can only comprise 25% of our tier 1 capital. Based on our tier 1 capital at March 31, 2001, approximately $4.4 million of the convertible preferred securities would be initially included in tier 1 capital. To the extent that the convertible preferred securities are not included in our tier 1 capital, they will be included in our tier 2 capital. For a further discussion of tier 1 and tier 2 capital, see "Business - Supervision and Regulation - Regulatory Capital Requirements" beginning on page 30 of this prospectus.

                                   BUSINESS

General

     Bank of the Commonwealth was organized in 1970 and began operations in April 1971. In 1988, Commonwealth Bankshares was formed to become the bank holding company of the Bank. Our only material activity is to own and control all of the capital stock of the Bank.

     Headquartered in Norfolk, Virginia, we serve the retail and commercial financial market as a deposit and loan specialist from nine full service branch offices located in Norfolk, Virginia Beach, Chesapeake, and Portsmouth, Virginia and six off-premises ATM locations.

     Our principal business is the acquisition of deposits from the general public through our branch offices and use of these deposits to fund our loan and investment portfolios. The Bank is a full service community bank that provides a wide variety of financial services to its small and middle market business customers as well as to its retail customers. Our commercial banking services include the acceptance of checking and savings deposits and the initiation of commercial, real estate, personal, home improvement, automobile and other installment and term loans. We also offer related services such as home banking, trust, travelers checks, safe deposit, lock box, deposits or transfer, customer note payment, collections, notary public, escrow, and other customary banking services.

     The principal sources of funds for our lending and investment activities are deposits, amortization and repayment of loans, and other borrowed money. Our principal sources of revenue are interest and fees on loans as well as fees and service charges from the maintenance of deposit accounts. Our principal expenses include interest paid on deposits and other borrowings and operating expenses.

Lending Activities

     Our lending focus and the composition of our loan portfolio have not changed significantly over the past five years. However, the size of our loan portfolio has increased significantly. The growth of our loan portfolio reflects our focus on commercial mortgage lending and lending to small and middle size businesses. During the five year period ended December 31, 2000, our total loans increased from $65.8 million at December 31, 1996 to $157.9 million at December 31, 2000, an increase of $92.1 million or 140%. At March 31, 2001, our total loans equaled $167.7 million.

     Today, the principal lending activity of the Bank is the origination of commercial mortgage and non-mortgage loans to small and medium-sized businesses, including loans through various lending programs of the Small Business Administration, or SBA. The Bank is an active lender in the Richmond District of the SBA. The SBA 7(a) and 504 loan programs are economic development programs. The 504 loan program is used to finance long-term fixed assets, primarily real estate and large/heavy equipment, and is designed to create new jobs or retain existing jobs. The credit structure of the 504 loan program gives borrowers access to 90% of their financing needs for a particular project. Fifty percent is provided by the financial institution in the form of a first lien position and 40% is provided by the certified development company with a second lien position. The borrower provides the remaining 10% of the funds required for the project. The SBA's 7(a) loans may be used by start-up businesses for the purchase of real estate, construction, renovation or leasehold improvements, as well as machinery, equipment, furniture, fixtures, inventory, and in some instances, working capital and debt refinancing. The SBA guarantees up to 80% of the loan balance under the 7(a) program.

     Bank of the Commonwealth also makes consumer home equity loans, consumer loans and construction loans.

Commercial Real Estate Lending

     The Bank offers an extensive array of commercial real estate loans in addition to the SBA programs described above. Outstanding commercial real estate loans totaled $94.2 million at March 31, 2001, which represented approximately 56.0% of our loans receivable. Of these outstanding loans, $89.2 million were permanent and $5.0 million were construction loans. These loans are secured by real estate with loan-to-values averaging less than 70%. During the five year period ended December 31, 2000, our total commercial real estate loans increased from $30.7 million at December 31, 1996 to $85.3 million at December 31, 2000, an increase of $54.6 million or 177.9%.

Commercial Business Lending

     In general, commercial business loans involve somewhat more credit risk than do residential mortgage loans and real estate backed commercial loans and, therefore, usually yield a higher return to the Bank. The increased credit risk for commercial loans is due to the type of collateral securing the loans. The increased credit risk also derives from the expectation that commercial loans generally will be serviced principally from the borrower's business operations. If a borrower's operations do not meet expectations, there is a significant chance the borrower will default on the loan. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. Therefore, the Bank utilizes the SBA 7(a) loan program to reduce the inherent risk associated with this type of lending. Outstanding commercial business loans totaled $26.8 million at March 31, 2001, which represented approximately 15.9% of our loans receivable. During the five year period ended December 31, 2000, our total commercial business loans increased from $11.1 million at December 31, 1996 to $25.3 million at December 31, 2000, an increase of $14.2 million or 127.9%.

Residential Lending

     The Bank makes fixed and adjustable rate, first and second residential mortgage loans with terms up to 30 years with rate and call options averaging 5 years from date of origination. Residential mortgage loans are secured by single-family homes. The Bank also makes residential construction loans and permanent loans to retain in its own loan portfolio individual single family and other residential properties. The Bank does not underwrite residential mortgages for sale in the secondary market. Residential construction loans generally have interest rates of prime plus one to two percent and fees of one to two points, loan-to-value ratios of 80% or less based on current appraisals and terms of generally twelve months or less. In the case of conventional loans, the Bank typically lends up to 80% of the appraised value of single-family residences.

     Outstanding residential mortgage loans totaled $33.9 million at March 31, 2001, which represented approximately 20.1% of our loans receivable. During the five year period ended December 31, 2000, our total residential mortgage loans increased from $17.2 million at December 31, 1996 to $36.5 million at December 31, 2000, an increase of $19.3 million or 112.2%.

Consumer Lending

     The Bank offers various types of secured and unsecured consumer loans. These loans are offered as a convenience to our customer base since these products are not the primary focus of our lending activities. Outstanding consumer loans totaled $13.4 million at March 31, 2001, which represented approximately 8.0% of our loans receivable. During the five year period ended December 31, 2000, our total consumer loans increased from $7.0 million at December 31, 1996 to $11.4 million at December 31, 2000, an increase of $4.4 million or 62.9%.

Income from Lending Activities

     Income from loan origination fees and other fees are sources of income which vary with the volume and type of loans and commitments made and with competitive and economic conditions. Interest on loans and loan fees amounted to approximately 79.7% of the Bank's total revenue for the three months ended March 31, 2001.

Loan Portfolio Composition

          The following table sets forth the composition of our loan portfolio at the dates indicated:

                                Three Months Ended                                    Year Ended
                                     March 31,                                       December 31,
                       -------------------------------------   --------------------------------------------------------
                             2001                2000                 2000                 1999               1998
                       -----------------   -----------------   -----------------     ---------------    ---------------
                        Amount   Percent    Amount   Percent     Amount  Percent     Amount  Percent    Amount  Percent
                        ------   -------    ------   -------     ------  -------     ------  -------    ------  -------
                                                            (Dollars in thousands)
Commercial Real
 Estate - Construction $  4,968     3.0%   $  3,493      2.6%  $  3,659      2.3%  $  1,712      1.4%  $ 1,522      1.7%
Commercial Real
 Estate - Permanent      89,235    53.0      71,637     53.4     81,627     51.5     65,986     52.6    46,379     50.5
Commercial Business      26,770    15.9      22,731     16.9     25,300     16.0     23,307     18.6    15,990     17.4
Residential Mortgage     33,883    20.1      26,974     20.1     36,452     23.0     25,146     20.0    19,577     21.3
Consumer Loans           13,395     8.0       9,437      7.0     11,439      7.2      9,355      7.4     8,382      9.1

Gross loans            $168,251   100.0%   $134,272    100.0%  $158,477    100.0%  $125,506    100.0%  $91,850    100.0%
                                  =====                =====               =====               =====              =====

Less:
   Deferred fees            582                 483                 535                 461                274
   Allowance for
    loan losses           2,014                 979               1,920                 931                969
                       --------            --------            --------            --------            -------

Total loans            $165,655            $132,810            $156,022            $124,114            $90,607
                       ========            ========            ========            ========            =======

                                                                     1997               1996
                                                               ----------------   ------------------
                                                               Amount   Percent   Amount     Percent
                                                               ------   -------   ------     -------
                                                                      (Dollars in thousands)
          Commercial Real Estate - Construction                $  1,601      2.0%  $  1,868      2.0%
          Commercial Real Estate - Permanent                     35,091     44.7     28,797     44.7
          Commercial Business                                    13,861     17.7     11,079     17.7
          Residential Mortgage                                   19,836     25.3     17,206     25.3
          Consumer Loans                                          8,056     10.3      7,049     10.3

          Gross loans                                          $ 78,445    100.0%  $ 65,999    100.0%
                                                                           =====               =====

          Less:
           Deferred fees                                            194                 164
           Allowance for loan losses                                969                 932
                                                               --------            --------

          Total loans                                          $ 77,282            $ 64,903
                                                               ========            ========

          The following table sets forth the scheduled maturity of selected loans as of March 31, 2001:

                                                             Over 1 Year
                                                           Through 5 Years                 Over 5 Years
                                                       -----------------------         --------------------
                                         One Year         Fixed       Floating         Fixed       Floating
                                          or Less          Rate           Rate          Rate           Rate      Total
                                          -------          ----           ----          ----           ----      -----
                                                                       (Dollars in thousands)
Commercial Business                       $ 6,236        $5,426         $2,381       $ 5,970        $ 6,757       $ 26,770
Commercial Real Estate - Construction       2,609            --            108         2,010            241          4,968
Commercial Real Estate - Permanent         11,988         1,765          2,261        26,434         46,787         89,235
                                          -------        ------         ------       -------        -------       --------
          Total                           $20,833        $7,191         $4,750       $34,414        $53,785       $120,973
                                          =======        ======         ======       =======        =======       ========

     The following table sets forth the scheduled maturity of selected loans as of December 31, 2000:

                                                               Over 1 Year
                                                             Through 5 Years               Over 5 Years
                                                          ---------------------        ---------------------
                                         One Year         Fixed        Floating        Fixed        Floating
                                          or Less          Rate          Rate           Rate          Rate           Total
                                          -------          ----          ----           ----          ----           -----
                                                                       (Dollars in thousands)
Commercial Business                       $10,814        $3,972        $ 4,372       $ 6,142             --       $ 25,300
Commercial Real Estate - Construction       2,598            --             --         1,061             --          3,659
Commercial Real Estate - Permanent         20,744         3,165         28,485        20,873          8,360         81,627
                                          -------        ------        -------       -------         ------       --------
          Total                           $34,156        $7,137        $32,857       $28,076         $8,360       $110,586
                                          =======        ======        =======       =======         ======       ========

Loan Underwriting Policies

     Because of the credit risk associated with the extension of loans, leases, certain securities, and financial guarantees, the Bank has established policies and procedures to manage both on and off-balance sheet risk. The Bank communicates and monitors the application of these policies and procedures throughout its organization. Our overall objective in managing our loan portfolio risk is to minimize the adverse impact of any single event or set of occurrences.

     For commercial loans, loan officers prepare proposals supporting the extension of credit. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. These proposals contain an analysis of the borrower and an evaluation of the ability of the borrower to repay the potential credit. The proposals are subject to varying levels of approval by senior lending officers and credit policy personnel prior to the extension of credit. Commercial loans receive an initial risk rating by the originating loan officer. This rating is based on the amount of credit risk inherent in the loan. The rating is reviewed for appropriateness by senior lending officers and credit policy personnel for any deterioration in a borrower's financial condition that would impact the borrower's ability to repay the credit. These risk ratings are adjusted as necessary. For consumer loans, approval and funding is conducted in various locations with a majority of loans being approved at the Bank's headquarters facility.

     An independent credit review group conducts ongoing reviews of the loan portfolio, reexamining on a regular basis risk assessments for loans and overall compliance with policy. To limit credit exposure, the Bank obtains collateral to support credit extensions and commitments when deemed necessary. The most significant categories of collateral are real and personal property, cash on deposit and marketable securities. All property valuations are performed by independent outside appraisers. These property valuations are reviewed by the vice president of real estate lending, who reports his findings annually to the Bank's board of directors. The Bank obtains real property as security for some loans that are made on the basis of general creditworthiness of a borrower, notwithstanding that the loan proceeds are not used for real estate related purposes.

     For loans secured by real estate, the Bank's policy is to retain a mortgage creating a valid lien on the real estate and to obtain a title insurance policy that insures the property is free of encumbrances. Hazard insurance is also required from the borrower. Flood insurance is required if the property is in a flood plain as designated by the Department of Housing and Urban Development. Most borrowers are also required to advance funds on a monthly basis from which the Bank makes disbursements for items such as real estate taxes and hazard and flood insurance.

     The Bank has a standing credit committee comprised of bank officers. The members of this committee have defined lending authorities as individuals and in combination. These individual authorities are determined by our chief executive officer, subject to approval by our board of directors' separate credit committee. The credit committee of the board, which consists of two members of the board of directors and our chief executive officer, is responsible for the qualitative review of the loan portfolio and for assuring compliance with all of the board's policies and procedures and applicable state and federal laws, rules and regulations.

     Senior level management is devoted to the management and/or collection of certain nonperforming assets as well as certain performing loans. Aggressive collection strategies and a proactive approach to managing overall credit risks have expedited the Bank's disposition, collection and renegotiation of nonperforming and other low-quality assets and allowed loan officers to concentrate on generating new business. Interest rates charged by the Bank are affected primarily by competitive market factors. These factors include general economic conditions, monetary policies of the Federal Reserve Board, legislative tax policies and government budgetary matters.

     When a borrower fails to make a required payment, the Bank attempts to cause the deficiency to be cured by contacting the borrower. After 10 days, a reminder notice is sent indicating that a late charge has been levied. After 30 days delinquency, the borrower is contacted by phone and responses are documented. After 90 days, if the loan has not been brought current or an acceptable arrangement is not worked out with the borrower, the Bank will institute measures to remedy the default, including commencing foreclosure action with respect to mortgage loans and repossessions of collateral in the case of consumer loans.

     If foreclosure on real estate occurs, the property is sold at a public auction in which the Bank may participate as a bidder. If the Bank is the successful bidder, the acquired real estate property is held by us as real estate owned until the property is sold. Real estate owned is carried at the lower of cost or fair value net of estimated selling costs. To the extent there is a decline in value, that amount is charged as an operating expense.

     The aggregate amount of loans that the Bank may make to one borrower is limited to 15% of the Bank's unimpaired capital and surplus. At March 31, 2001, the maximum amount of loans the Bank was permitted to make to one borrower was approximately $1.9 million. As of March 31, 2001, the Bank had six borrowers each of which had aggregate outstanding loans with the Bank with balances approaching $1.9 million. All of the loans to these borrowers were fully secured.

Past Due Loans and Nonperforming Assets

     The following table sets forth information regarding our past due loans and nonperforming assets as of the periods indicated:

                                                         At March 31,                    At December 31,
                                                     ---------------------  ------------------------------------------
                                                       2001        2000      2000      1999     1998     1997     1996
                                                       ----        ----      ----      ----     ----     ----     ----
                                                                                        (Dollars in thousands)
Accruing Loans 90 Days or More Delinquent:
 Real Estate                                         $   90      $   --      $  17   $   --   $   --   $   --   $  102
 Installment                                              2           6          2       13       10        7        9
 Credit Cards and Related Plans                           1          22          5       22       57       41       20
 Commercial (Time and Demand) and Other Loans           555           1         83       38      135       76       49
                                                   -------------------------------------------------------------------
   Total                                             $  648      $   29      $ 107   $   73   $  202   $  124   $  180
                                                  ====================================================================

Nonperforming Loans:
 Real Estate Loans                                   $   80      $  855      $  50   $  881   $1,054   $1,343   $1,869
 Installment Loans                                       27         195        194      184       41       28       16
 Commercial (Time and Demand) and Other Loans         1,167          57        240       44       14       79      180
                                                   -------------------------------------------------------------------
   Subtotal                                           1,274       1,107        484    1,109    1,109    1,450    2,065
                                                   -------------------------------------------------------------------

Real Estate Owned                                       413         632        131      601      999    1,533    1,720
                                                   -------------------------------------------------------------------

Total Nonperforming Assets                           $1,687      $1,739      $ 615   $1,710   $2,108   $2,983   $3,785
                                                   ===================================================================

Nonperforming Assets to Total Assets                   0.76%       1.01%      0.30%    1.09%    1.59%    2.57%    3.57%
                                                   ===================================================================

     Of the $648 thousand of commercial loans 90 days or more delinquent as of March 31, 2001, approximately $500 thousand of these loans were delinquent as a result of pre-approved, temporary overdrafts. We approved these overdrafts as part of our customary borrowing arrangements with these borrowers. Since March 31, 2001, the various borrowers have repaid the overdrafts.

     Of the $1.7 million of nonperforming assets as of March 31, 2001, $1.1 million is attributable to a loan with a long standing borrower that is not, and never has been, delinquent in its payments. We classified this loan as nonperforming after discussions with banking regulators regarding the current financial condition of the borrower.

     At March 31, 2001, loans totaling $3.5 million were classified as potential problem loans that are not reported in the table above because they were not 90 days or more past due. The loans are subject to management attention and their classification is reviewed on a quarterly basis. At March 31, 2001, all of the potential problem loans were current in payments under the terms of the borrowing arrangements and were adequately secured in the opinion of management.

Allowance for Loan Losses

     Management evaluates the adequacy of the loan loss allowance at least quarterly. As a result of that process, potential problem loans are categorized as doubtful, substandard and/or special mention or loss. Each quarter the board of directors considers a review of the loans in the Bank's portfolio, conducts an evaluation of the credit quality and reviews the adequacy of the loan loss provision, recommending changes as may from time to time be required. In establishing the appropriate classification for specific assets, management takes into account, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. The remaining loan portfolio is evaluated for potential loss exposure by examining the growth and composition of the portfolio, previous loss experience, current delinquency levels, industry concentration and general economic conditions.

     The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio in the normal course of business. However, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, management's judgement of the allowance necessary is approximate. We perform a detailed loan review, including an assessment of the adequacy of the allowance for loan losses. The allowance is also subject to regulatory examinations and determination as to the adequacy of the allowance in comparison to peer institutions identified by the regulatory agencies. After discussions with banking regulators, the Bank agreed to take a one time additional loan loss allowance of $1 million in the fourth quarter of 2000.

     The following table summarizes activity in our allowance for loan losses during the periods indicated.

                                                  Three Months
                                                     Ended
                                                    March 31,                         Year Ended December 31,
                                             ------------------------     -------------------------------------------------
                                               2001            2000         2000       1999      1998      1997      1996
                                             --------        --------     --------   --------   -------   -------   -------
                                                                          (Dollars in thousands)
Allowance at Beginning of Period             $  1,920        $    931     $    931   $    969   $   969   $   932   $ 1,256
                                             ========        ========     ========   ========   =======   =======   =======
Provision for Losses                               91              45        1,155        110       102        50         -

Charge offs:
 Commercial                                        --              --           30         49        21        --        59
 Commercial Construction                           --              --           --         --        --        --        --
 Commercial Mortgage                               --              --           79         --        32        --       174
 Residential Mortgage                              --              --           36         --        --        --        --
 Installment Loans to Individuals                  --              --           10         53        41        27        62
 Other                                             --              --           17         55        11         4        43
                                             --------        --------     --------   --------   -------   -------   -------

Total Charge-offs                                  --              --          172        157       105        31       338
                                             --------        --------     --------   --------   -------   -------   -------

Recoveries:
 Commercial                                        --              --           --         --        --        --         3
 Commercial Construction                           --              --           --         --        --        --        --
 Commercial Mortgage                               --              --           --          2        --        11         1
 Residential Mortgage                              --              --           --         --        --        --        --
 Installment Loans to Individuals                   3               3            5          7         2         3         6
 Other                                             --              --            1         --         1         4         4

Total recoveries:                                   3               3            6          9         3        18        14
                                             --------        --------     --------   --------   -------   -------   -------
Net Charge-offs                                    (3)             (3)         166        148       102        13       324
                                             --------        --------     --------   --------   -------   -------   -------
Allowance at end of period                      2,014             979        1,920        931       969       969       932
                                             --------        --------     --------   --------   -------   -------   -------
Loans at end of period                       $167,669        $133,789     $157,942   $125,045   $91,576   $78,251   $65,835
                                             ========        ========     ========   ========   =======   =======   =======
Ratio of allowance to loans                      1.20%           0.73%        1.22%      0.74%     1.06%     1.23%     1.42%

    The following table summarizes the composition of our allowance for loan losses.

                             At March 31,                                         At December 31,
                    ---------------------------     -----------------------------------------------------------------------------
                          2001           2000            2000            1999           1998            1997           1996
                          ---            ----       --------------       ----           ----            ----           ----
                     Amt      %      Amt      %       Amt      %     Amt      %       Amt      %      Amt      %     Amt     %
                                                               (Dollars in thousands)
Commercial          $  155  13.00%  $188    31.28%  $  173   14.48%  $  332  57.14% $   262  31.64% $  34   6.25% $  12  16.83%
Commercial
 real estate -
 construction            0   0.00      0     0.00        0    0.00        0   0.00        0   0.00      0   0.00      0   0.00
Commercial
real estate -
permanent            1,028  86.27    334    55.57    1,012   84.68      177  30.46      420  50.73    222  40.81    249  46.58
Residential
 Mortgage                3   0.25     44     7.32        0       0       47   8.09       84  10.15    211  38.78     26  26.13
Consumer
 Loans  to
Individuals
                         5   0.42      4     0.67        5    0.42        3   0.52        5   0.60     36   6.62     10   6.74
Other Consumer
 Loans                   1   0.09     31     5.16        5    0.42       22   3.79       57   6.88     41   7.54     20
Unallocated            822    N/A    378      N/A      725     N/A      350    N/A      141    N/A    425    N/A    615    N/A
                    ------ ------  -----   ------   ------  ------   ------ ------   ------ ------- ----- ------  ----- -----

     Total          $2,014 100.00%         100.00%  $1,920  100.00%  $  931 100.00%  $  969 100.00% $ 969 100.00% $ 932 100.00%
                    ====== ======  ======  ======   ======  ======   ====== ======   ====== ======  ===== ======  ===== ======

  In the table above, we have allocated our allowance according to the amount we deem reasonably necessary to provide for losses incurred within the various categories of loans. These figures are based on gross loans. The allocation of the allowances as shown in the table should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

Investment Activities

 The following table sets forth our investment portfolio as of the periods indicated:

                                                           March 31,                          December 31,
                                                     -------------------     ---------------------------------------------------
                                                            2001                2000              1999              1998
                                                            ----                ----              ----              ----
                                                                                (Dollars in thousands)
Available-for-sale securities, at fair value:
 U.S. Government and agency securities                     $ 2,995             $ 4,222           $ 4,208           $ 3,504
 Mortgage-backed securities                                  5,657               6,637             6,900             8,736
 State and municipal securities                              4,495               4,179             4,148             4,589
 Other debt securities                                         250                   0                 -                 -
 Other equities                                                250                 230               222                 -
                                                           -------             -------           -------           -------

                                                           $13,647             $15,268           $15,478           $16,829
                                                           =======             =======           =======           =======

Held-to-maturity securities, at amortized cost:
 U.S. Government and agency securities                     $   750             $   750           $   750           $ 1,072
 Mortgage-backed securities                                  1,742               2,091             2,171             2,814
 State and municipal securities                              1,793               1,787             1,786             1,780
                                                           -------             -------           -------           -------

                                                           $ 4,285             $ 4,628           $ 4,707           $ 5,666
                                                           =======             =======           =======           =======

Source of Funds

Deposits

     Deposit accounts are our primary source of funds for use in lending, making other investments, and for other general business purposes. In addition to deposits, we obtain funds from loan repayments, maturing investments, loan sales, cash flows generated from operations and Federal Home Loan Bank advances. Borrowings may be used as an alternative source of lower costing funds or to fund the origination of certain assets.

     The following tables show the average balances and rates, presented on a monthly average basis, for our deposits for the periods indicated:

                                             Three Months
                                            Ended March 31,                     Year Ended December 31,
                                        ---------------------------------------------------------------------------------
                                                2001                  2000                1999                1998
                                                ----                  ----                ----                ----
                                          Average   Average     Average   Average   Average   Average   Average   Average
                                          Balance    Rate       Balance    Rate     Balance    Rate     Balance    Rate
                                          -------    ----       -------    ----     -------    ----     -------    ----
                                                                      (Dollars in thousands)
Noninterest-bearing demand deposits      $ 17,876    0.00%     $ 17,850     0.00%  $ 14,946     0.00%  $ 13,500     0.00%
Interest-bearing demand deposits           18,731    2.11        19,206     2.31     18,479     2.42     17,027     2.93
Savings deposits                            5,347    2.19         6,110     2.35      6,288     2.30      6,082     2.98
Certificates of deposit:
  Less than $100,000                      121,705    6.61        90,395     6.22     64,119     5.76     57,110     6.04
  $100,000 or more                         33,245    6.62        23,804     6.32     16,674     5.59     12,605     5.85
                                         --------              --------            --------            --------
                                         $196,904               157,365            $120,506            $106,324
                                         ========              ========            ========            ========

     The following table sets forth by time remaining until maturity our certificates of deposit of $100,000 or more as of the periods indicated:

              Maturity Period                          March 31, 2001                      December 31, 2000
              ---------------                          --------------                      -----------------
                                                                      (Dollars in thousands)
Three months or less                                        $ 2,724                              $ 1,591
Over three months through twelve months                      13,251                               11,868
Over twelve months                                           18,931                               20,041
                                                            -------                              -------
Total                                                       $34,906                              $33,500
                                                            =======                              =======

Borrowings

     Our borrowings consist of short-term and long-term advances from the Federal Home Loan Bank of Atlanta, repurchase agreements, and federal funds purchased from correspondent banks. The following table sets forth information regarding our borrowings for the periods indicated:

                                                         Three Months
                                                            Ended
                                                           March 31,                               Year Ended December 31,
                                                     ----------------------      ---------------------------------------------------
                                                             2001                       2000               1999            1998
                                                             ----                       ----               ----            ----
                                                                                     (Dollars in thousands)
Ending Balance                                              $3,240                     $5,382            $ 4,156          $2,484
Average Balance for the Period                               4,018                      5,865              4,798           2,854
Maximum Month-end Balance During the Period                  3,924                      7,801             10,008           3,948
Average Interest Rate for the Period                          5.17%                      5.43%              6.57%           5.03%
Weighted Average Interest Rate at the End of the              4.95%                      5.40%              4.36%           4.25%
 Period

Supervision and Regulation

       Set forth below is a brief description of the material laws and regulations that affect Commonwealth Bankshares. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere in this prospectus, is not necessarily complete and is qualified in its entirety by reference to these laws and regulations.

General

       We are a bank holding company within the meaning of the Bank Holding Company Act of 1956. As a bank holding company, we are supervised by the Board of Governors of the Federal Reserve System. We are also subject to Virginia laws that regulate banks and bank holding companies. Virginia's banking laws are administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. We are also affected by rules and regulations of the Federal Deposit Insurance Corporation. The various laws and regulations administered by all of these regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and may affect our earnings. The future impact of these policies and of continuing regulatory changes in the financial services industry cannot be predicted. The supervision, regulation and examination of the Bank are intended primarily for the protection of depositors rather than our shareholders.

Bank Holding Company Regulation

       We are required to file with the Federal Reserve periodic reports and any additional information the Federal Reserve may require. The Federal Reserve examines us periodically and may examine our subsidiaries. The State Corporation Commission also may examine us.

     The Bank Holding Company Act requires prior Federal Reserve approval for, among other things, the acquisition of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company also may engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident to banking.

     The activities permissible for bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act, which the President signed on November 12, 1999. Gramm-Leach-Bliley repeals the anti-affiliation provisions of the Glass-Steagall Act to permit the common ownership of commercial banks, investment banks and insurance companies. Under Gramm-Leach-Bliley, a bank holding company can elect to be treated as a financial holding company. A financial holding company may engage in any activity and acquire and retain any company that the Federal Reserve determines to be financial in nature. A financial holding company also may engage in any activity that is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity.

     We are a legal entity separate and distinct from the Bank. Section 23A of the Federal Reserve Act restricts loans from the Bank to us. Section 23A defines "covered transactions," which include loans, and limits a bank's covered transactions with any affiliate to 10% of the bank's capital and surplus. It also requires that all of a bank's loans to an affiliate be secured by acceptable collateral, generally United States government or agency securities. Commonwealth Bankshares and Bank of the Commonwealth also are subject to Section 23B of the Federal Reserve Act, which requires that transactions between the Bank and us or our other subsidiaries be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for transactions with unaffiliated companies.

     Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. As a result, a bank holding company may be required to lend money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. Any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of its bank subsidiaries.

Bank Supervision

     As a Virginia bank that is a member of the Federal Reserve System, the Bank is regulated and examined by the State Corporation Commission and by its primary federal regulator, the Federal Reserve. The State Corporation Commission and the Federal Reserve regulate and monitor all of the Bank's operations, including reserves, loans, mortgages, payments of dividends and the establishment of branches.

     Various statutes limit the ability the Bank to pay dividends, extend credit or otherwise supply funds to us and our non-bank subsidiaries. Dividends from the Bank are expected to constitute our major source of funds.

Limits on Dividends and Other Payments

     Virginia law restricts distributions of dividends to our shareholders.
We may not make any distribution to our shareholders if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than our total liabilities. There are similar restrictions on stock repurchases and redemptions.

     Banks have limits on all capital distributions, including cash dividends, payments to repurchase or otherwise acquire shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of March 31, 2001, the Bank had the capacity to pay us no more than $1.5 million in total dividends.

     The Bank may not make a capital distribution, including the payment of a dividend, if, after the distribution, it would become undercapitalized. The prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the Bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal Reserve Banks also may limit the payment of dividends by any state member bank if it considers the payment an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limit is in the public interest and is necessary to ensure the bank's financial soundness.

Regulatory Capital Requirements

     The Federal Reserve has promulgated capital adequacy regulations for all bank holding companies with assets in excess of $150 million. The Federal Reserve's capital adequacy regulations are based upon a risk based capital determination, whereby a bank holding company's capital adequacy is determined in light of the risk, both on and off balance sheet, contained in the company's assets. Different categories of assets are assigned risk weightings and are counted at a percentage of their book value.

     The regulations divide capital between tier 1 capital (core capital) and tier 2 capital. For a bank holding company, tier 1 capital consists primarily of common stock, related surplus, noncumulative perpetual preferred stock, minority interests in consolidated subsidiaries and a limited amount of qualifying cumulative preferred securities. Goodwill and certain other intangibles are excluded from tier 1 capital. Tier 2 capital consists of an amount equal to the allowance for loan and lease losses up to a maximum of 1.25% of risk weighted assets, limited other types of preferred stock not included in tier 1 capital, hybrid capital instruments and term subordinated debt. Investments in and loans to unconsolidated banking and finance subsidiaries that constitute capital of those subsidiaries are excluded from capital. The sum of tier 1 and tier 2 capital constitutes qualifying total capital. The tier 1 component must comprise at least 50% of qualifying total capital.

     Every bank holding company has to achieve and maintain a minimum tier 1 capital ratio of at least 4.0% and a minimum total capital ratio of at least 8.0%. In addition, banks and bank holding companies are required to maintain a minimum leverage ratio of tier 1 capital to average total consolidated assets (leverage capital ratio) of at least 3.0% for the most highly-rated, financially sound banks and bank holding companies and a minimum leverage ratio of at least 4.0% for all other banks. The Federal Deposit Insurance Corporation and the Federal Reserve define tier 1 capital for banks in the same manner for both the leverage ratio and the risk-based capital ratio. However, the Federal Reserve defines tier 1 capital for bank holding companies in a slightly different manner.

     The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory level without significant reliance on intangible assets. The guidelines also indicate that the Federal Reserve will continue to consider a "tangible tier 1 leverage ratio" in evaluating proposals for expansion or new activities. Tangible tier 1 leverage ratio is the ratio of tier 1 capital, less intangibles not deducted from tier 1 capital, to quarterly average total assets.

     The chart below sets forth our regulatory capital ratios at March 31, 2001 as well as various regulatory standards.

                                                                       Minimum Ratios
                                             ---------------------------------------------------------------------
                             Commonwealth                                Adequately
                              Bankshares           Well Capitalized      Capitalized           Undercapitalized
                              ----------           ----------------      -----------           ----------------
Tier 1 Capital Ratio             7.45%                    6%                  4%                       3%
Total Capital Ratio              8.59%                   10%                  8%                       6%
Leverage Capital Ratio           6.07%                    5%                  4%                       3%

Deposit Insurance

     The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-related assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures.

Community Reinvestment Act

     Commonwealth Bankshares and the Bank are subject to the provisions of the Community Reinvestment Act of 1977. Under the Community Reinvestment Act, all banks have an obligation, consistent with its safe and sound operation, to help meet the credit needs for their entire communities, including low and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the Community Reinvestment Act. A depository institution's primary federal regulator, in connection with its examination of the institution, must assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, this assessment is required of any institution which has applied to charter a national bank, obtain deposit insurance coverage for a newly chartered institution, establish a new branch office that accepts deposits, relocate an office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. If a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and this record may be the basis for denying the application. Following its Community Reinvestment Act examination in November 1999, the Bank received a "satisfactory" Community Reinvestment Act rating.

Fiscal and Monetary Policy

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. As a result, our earnings and growth are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in their policies and their effect on us cannot be predicted.

Federal Home Loan Bank System

     We are a member of the Federal Home Loan Bank System, which consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. As a member of the Federal Home Loan Bank of Atlanta, we are required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to at least 1% of the aggregate principal amount of our unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of our borrowings from the Federal Home Loan Bank of Atlanta, whichever is greater.

     Advances from the Federal Home Loan Bank of Atlanta are secured. Interest rates charged for advances vary depending upon maturity, the cost of funds to the Federal Home Loan Bank of Atlanta and the purpose of the borrowing. At March 31, 2001, we had no outstanding borrowings from the Federal Home Loan Bank of Atlanta.

Federal Reserve System

       The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce our earning assets.

Competition

     We experience substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are convenient office locations and rates offered. Direct competition for deposits comes from other commercial banks and thrift institutions. Additional significant competition for deposits comes from money market mutual funds and corporate and government securities which may yield more attractive interest rates than insured depository institutions are willing to pay. The primary factors in competing for loans are interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies.

Employees

     At March 31, 2001, we employed 89 full-time equivalent persons. Management considers its relations with its employees to be good. None of our employees is covered by a collective bargaining agreement.

Properties

     We conduct our banking business from the Bank's main office in Norfolk, Virginia and from eight additional branch offices and six remote ATM locations. The following table sets forth certain information with respect to our offices:

Office Location                  Owned or Leased    Lease Expiration Date   Date Facility Opened

Home Office:
-----------
403 Boush Street                   Owned/(1)/                11/08                  2/86/(2)/
Norfolk, VA

Branch Offices:
--------------
4101 Granby Street                  Leased                    9/04                  4/79
Norfolk, VA

5201 Hampton Blvd.                  Leased                    6/05                  8/00
Norfolk, VA

1124 First Colonial Road             Owned                    N/A                   3/75
Virginia Beach, VA

2712 N.  Mall Drive                 Leased                   11/06                 11/91/(3)/
Virginia Beach, VA

225 S. Rosemont Road                Leased                    6/02                  7/82
Virginia Beach, VA

1870 Kempsville Road                Leased                   12/08                  6/96
Virginia Beach, VA

1217 Cedar Road                     Leased                   10/08                  7/00
Chesapeake, VA
4940 W. Norfolk Road                 Owned                    N/A                   4/01
Portsmouth, VA

(1) This facility is 54.4% owned by Commonwealth Bankshares, subject to a leasehold interest and purchase option as further described in the section of this prospectus titled "Certain Relationships and Related Transactions - Business Relationships and Transactions with Management."
(2) The main office originally opened at a different location in Norfolk in April 1971.
(3) This branch originally opened at a different location in Virginia Beach in July 1983.

Legal Proceedings

     We are not a party to, nor is any of our property the subject of, any material pending legal proceedings incidental to our business other than those arising in the ordinary course of business. Although the amount of any ultimate liability with respect to these ordinary course litigation matters cannot be determined, in the opinion of management any such liability will not have a material adverse effect on our consolidated financial position or results of operations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS'

Overview

     Net Income. Net income for the three months ended March 31, 2001 was $140 thousand, a decrease of $153 thousand from net income of $293 thousand for the three month period ended March 31, 2000. Diluted earnings per share were $0.07 for the three months ended March 31, 2001, or a decrease of $0.09 from diluted earnings per share of $0.16 in the three months ended March 31, 2000. The decline in net income was attributable in part to the opening of two new branch locations and five new ATM machines in the second half of 2000. These branches and ATMs adversely affected our net income in the first quarter of 2001 because we are incurring fixed operating costs and expenses at the locations but the locations do not yet generate income earning assets or service fees at the same levels as our established branches and ATM locations. We also incurred construction costs during the three months ended March 31, 2001 for our new Portsmouth branch that opened in April. In addition, since March 31, 2000, the Federal Reserve has decreased interest rates seven times, which has adversely affected our net interest margin. The average number of diluted shares outstanding increased from 1,815,198 in the three months ended March 31, 2000 to 1,872,131 for the three months ended March 31, 2001.

     Balance Sheet. Total assets were $221.9 million at March 31, 2001, an increase of $49.7 million from $172.2 million at March 31, 2000. The increase in total assets was attributable mainly to an increase of $33.9 million in loans, net of deferred fees, to $167.7 million at March 31, 2001 from $133.8 million at March 31, 2000 and an increase of $16.5 million in cash and overnight deposits to $29.1 million at March 31, 2001 from $12.6 million at March 31, 2000. Total investment securities declined $1.8 million to $18.7 million.
Total deposits increased $48.8 million to $202.3 million at March 31, 2001, from $153.5 million at March 31, 2000.

     Loans. Loans, net of deferred fees, were $167.7 million at March 31, 2001, an increase of $33.9 million, or 25.3%, from $133.8 million at March 31, 2000. During the twelve months ended March 31, 2001, we continued to emphasize commercial mortgage lending and lending to small and medium sized businesses, including loans through various lending programs of the SBA. Commercial loans were $121.0 million, an increase of $23.1 million, or 23.6% from $97.9 million. Residential mortgage loans were $33.9 million at March 31, 2001, an increase of $6.9 million, or 25.6%, from $27.0 million at March 31, 2000 and installment loans to individuals were $10.8 million at March 31, 2001, an increase of $4.2 million, or 63.6%, from $6.6 million at March 31, 2000.

     Investment Securities. Investment securities declined over the last twelve months and were $18.7 million at March 31, 2001, a reduction of $1.7 million, or 8.3%, from $20.4 million at March 31, 2000. The portfolio of investment securities at March 31, 2001 consisted of $4.3 million in securities classified as held-to-maturity and $13.6 million classified as available-for-sale. The portfolio of securities held-to-maturity consisted of U.S. Government and agency securities, mortgage-backed securities of Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Association collateralized mortgage obligations and obligations of counties and municipalities. The investments classified as available-for-sale consisted of the same types of mortgage-backed securities, collateralized mortgage obligations, commercial mortgage-backed securities, obligations of counties and municipalities and obligations of government-sponsored agencies.

     Liabilities. Deposits at March 31, 2001 were $202.3 million, an increase of $48.8 million, or 31.8%, over deposits of $153.5 million at March 31, 2000. The weighted average interest rate for all accounts increased to 5.94% at March 31, 2001 from 5.29% at March 31, 2000.

     There were no advances from the Federal Home Loan Bank of Atlanta at the periods ending March 31, 2001 and March 31, 2000.

Results of Operations

     Our operating results depend primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities such as deposits and borrowings. Operating results are also affected by the level of our noninterest income, including income or loss from the sale of loans and fees and service charges on deposit accounts, and by the level of operating expenses, including salaries and employee benefits, occupancy expenses, deposit insurance assessments and income taxes.

     The following table presents, for the periods indicated, average monthly balances of and weighted average yields on interest-earning assets and average balances and weighted average effective interest paid on interest bearing liabilities.

                      Average Balances, Yields and Rates

                                         Three Months Ended
                                              March 31,                                Year Ended December 31,
                                        -------------------    --------------------------------------------------------------------
                                                2001                   2000                   1999                   1998
                                                ----                   ----                   ----                   ----
                                        Average    Average     Average    Average     Average    Average     Average    Average
                                        balance   yield/rate   balance   yield/rate   balance   yield/rate   balance   yield/rate
                                        --------  ----------   --------  ----------   --------  ----------   --------  ----------
                                                                        (Dollars in thousands)
Interest-earning assets
(taxable-equivalent basis(1)):
 Loans receivable (net of
    Unearned discount(2))               $163,261     9.11%     $141,769     9.27%     $106,664     8.95%     $ 84,917    9.25%
 Investments                              43,352     5.78        25,803     6.51        23,495     5.73        28,951    5.88
                                        --------               --------               --------               --------
Total interest-earning assets            206,614     8.41       167,572     8.84       130,160     8.48       113,868    8.47
                                        --------               --------               --------               --------
Interest-bearing liabilities
 Deposits                                179,029     5.94       139,515     5.59       105,560     4.99        92,823    5.29
 Borrowings                                4,497     5.25         6,370     6.62         5,329     4.49         3,411    4.49
                                        --------               --------               --------               --------
Total interest-bearing liabilities       183,526     5.92       145,885     5.64       110,889     4.96        96,234    5.26
                                        --------               --------               --------               --------
Average dollar difference
 Between interest-earning assets        $ 23,088               $ 21,687               $ 19,271               $ 17,634
 and interest-bearing liabilities       ========               ========               ========               ========

Interest rate spread                                 2.49                   3.20                   3.52                  3.21
Interest margin                                      3.00                   3.69                   4.25                  4.04

     ____________
     (1) Tax equivalent adjustments (using 34% federal tax rates) have been made in calculating yields on tax-free loans and investments. Virginia banks are exempt from state income tax.
     (2) For the purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

  The following table presents information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). The dollar amount changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) have been allocated between rate and volume variances based on the percentage relationship of such variances to each other.

                              Rate/Volume Analysis

                                        Three Months Ended March 31, 2001                  Year Ended December 31, 2000
                                                   Compared to                                      compared to
                                        Three Months Ended March 31, 2000                  year Ended December 31, 1999
                                       -------------------------------------              --------------------------------
                                         Volume        Rate        Total                    Volume      Rate      Total
                                         ------        ----        -----                    ------      ----      -----
                                                                                             (Dollars in thousands)
Interest Income
   Investment securities                $   (44)      $  (72)     $ (116)                 $  (134)    $  40     $  (94)
   Federal funds sold                       201          792         993                      252        31        283
   Loans                                  3,027           60       3,087                    3,224       320      3,544
                                        -------       ------      ------                  -------     -----     ------
      Total interest income               3,184          780       3,964                    3,342       391      3,733
                                        -------       ------      ------                  -------     -----     ------

Interest Expense
   Savings and time
     Deposits                             2,826          922       3,748                    1,842       695      2,537
   Short term debt                           82          (26)         56                       52        58        110
   Long term debt                            (2)          (2)         (4)                      (1)        3          2
                                        -------       ------      ------                  -------     -----     ------
      Total interest expense              2,906          894       3,800                    1,893       756      2,649
                                        -------       ------      ------                  -------     -----     ------
Increase (Decrease) in
Net interest income                     $   278       $ (114)     $  164                  $ 1,449     $(365)    $1,084
                                        -------       ------      ------                  -------     -----     ------




                                                             Year Ended December 31,
                                                                      1999
                                                                   compared to
                                                          year Ended December 31,  1998
                                                         ------------------------------
                                                           Volume      Rate       Total
                                                           ------      ----       -----
Interest Income
   Investment securities                                 $   (23)    $  (53)    $  (76)
   Federal funds sold                                       (249)       (30)      (279)
   Loans                                                   1,930       (255)     1,675
                                                         -------     ------     ------
      Total interest income                                1,658       (338)     1,320
                                                         -------     ------     ------

Interest Expense
   Savings and time
     Deposits                                                607       (251)       356
   Short term debt                                            85          3         88
   Long term debt                                             (1)        (1)        (2)
                                                         -------     ------     ------
      Total interest expense                                 691       (249)       442
                                                         -------     ------     ------
Increase (Decrease) in
Net interest income                                      $   967     $  (89)    $  878
                                                         -------     ------     ------

Comparison of the Three Month Period ended March 31, 2001 with the Three Month Period ended March 31, 2000

     Our net income for the three months ended March 31, 2001 was $140 thousand, a decrease of $153 thousand from net income of $293 thousand for the three months ended March 31, 2000. The decrease in net income was attributable in part to the opening of two new branch locations and five new ATM machines in the second half of 2000. These branches and ATMs adversely affected our net income in the first quarter of 2001 because we are incurring fixed operating costs and expenses at the locations but the locations do not yet generate income earning assets or service fees at the same levels as our established branches and ATM locations. We also incurred construction costs during the three months ended March 31, 2001 for our new Portsmouth branch that opened in April. In addition, since March 31, 2000, the Federal Reserve has decreased interest rates seven times, which has adversely affected our net interest margin. Diluted earnings per share for the three months ended March 31, 2001 were $0.07, a decrease of $0.09, or 56.3%, from $0.16 per share for the three months ended March 31, 2000. The weighted average number of diluted shares of common stock outstanding was 1,872,131 for the three months of 2001 ended March 31 and 1,815,198 for the comparable three months of 2000.

     Net Interest Income. Net interest income before provisions for loan losses was $1.6 million for the three months ended March 31, 2001, an increase of $41 thousand, or 2.7%, over $1.5 million for the three months ended March 31, 2000. This increase was due to the growth in the average level of earning assets from $155.0 million to $206.6 million, which more than offset a small decline in the interest rate spread from 3.38% in the first three months of 2000 to 2.49% in the first three months of 2001.

     Total Interest Income. Total interest income was $4.3 million for the three months ended March 31, 2001, an increase of $1.0 million over $3.3 million for the three months of 2000 ended March 31. This increase resulted from growth in interest earning assets. Average loans receivable, net of unearned discount, increased by $33.3 million, or 25.6%, and average investment securities decreased from $20.6 million in the first three months of 2000 to $19.9 million in the first three months of 2001.

     The yield on interest earning assets was 8.4% for the three months ended March 31, 2001, which decreased from 8.7% for the three months ended March 31, 2000. For the three months ended March 31, 2001, the yield on average loans receivable was 9.11%, up from 9.06% for the three months ended March 31, 2000, while the yield on average investment securities decreased from 6.71% during the first three months of 2000 to 6.36% during the first three months of 2001.

     Total Interest Expense. Total interest expense for the three months ended March 31, 2001 was $2.7 million, an increase of $950 thousand over $1.8 million for the three months ended March 31, 2000. This increase was due primarily to growth in the average balance of deposits, which were $196.9 million for the three months ended March 31, 2001 compared to $146.4 million for the three months ended March 31, 2000. The average effective rate paid on interest-bearing liabilities was 5.93% for the three months ended March 31, 2001, an increase of 65 basis points from 5.27% for the three months ended March 31, 2000.

     Provision for Loan Losses. The provision for loan losses amounted to $91 thousand for the three months ended March 31, 2001, an increase of $46 thousand over the provision of $45 thousand for the three months ended March 31, 2000. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. We have established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. Although we believe that the allowance is adequate, there can be no assurances that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations. After recent discussions with banking regulators, the Bank agreed to take a one time additional loan loss allowance of $1 million in the fourth quarter of 2000. The allowance for loan losses at March 31, 2001 was $2.0 million, or 1.2% of total loans receivable, compared to $1.0 million, or 0.7% of loans receivable, at March 31, 2000.

     Other Income. Other income totaled $355 thousand for the three months ended March 31, 2001, an increase of 33.0%, from $267 thousand for the three months ended March 31, 2000.

     Other Expenses. Other expenses for the three months ended March 31, 2001 were $1.7 million, an increase of 21.4% from $1.4 million for the three months ended March 31, 2000. Other expenses for the three months ended March 31, 2001 included the cost of staffing a new branch and opening five new ATMs , normal wage increases for existing personnel and the costs of the human infrastructure necessary to operate a larger and more complex institution.

     Expenses for premises and equipment increased $159 thousand to $435 thousand for the three months ended March 31, 2001 compared to the first three months of 2000, while salaries and employee benefits increased $146 thousand over the same respective periods. The increases in expenses are primarily attributable to the opening of the two new branches and five ATM machines during the second half of 2000.

Comparison of the Year Ended December 31, 2000 with the Year Ended December 31, 1999

     We recorded net income for the year ended December 31, 2000 of $302 thousand, a decrease of 73.9% compared to net income of $1.2 million for the year ended December 31, 1999. The decline in our net income occurred for several reasons related to our growth, including in particular a one time $1.0 million special provision for loan losses that we recorded in the fourth quarter of 2000 after discussions with banking regulators. This special provision for loan losses reflects the rapid growth of our loan portfolio in 1999 and 2000. Outstanding loans grew $33.7 million in 1999, a 36.6% increase over the prior year, and grew an additional $33.0 million in 2000, a 26.3% increase over 1999.

     Expenses that we incurred to grow our branch network also negatively impacted our net income in 2000. During 2000, we established a new branch in Chesapeake, Virginia, established a new branch at Old Dominion University in Norfolk, Virginia through a partnership with a large United States bank, incurred some expenses for the Portsmouth, Virginia branch that we recently opened and also expanded our ATM network from 6 to 11.

     Diluted earnings per share for the year ended December 31, 2000 were $0.16 per share compared to $0.64 per share for the year ended December 31, 1999. The weighted average number of diluted shares of common stock outstanding was 1,856,698 for the year ended December 31, 2000 and 1,804,201 for the year ended December 31, 1999.

     Net Interest Income. Net interest income before provision for loan losses was $6.4 million for the year ended December 31, 2000, an increase of 18.5% over $5.4 million for the year ended December 31, 1999. In 2000, our net interest margin was 4.0% compared to a net interest margin of 4.25% in 1999. This decrease of 25 basis points in our net interest margin occurred because the cost of our funding sources increased more rapidly during 2000 than the rate of return on our loans and securities portfolio.

     Total Interest Income. Our total interest income was $14.6 million for the year ended December 31, 2000, an increase of 33.9% over $10.9 million for the year ended December 31, 1999. This increase primarily resulted from growth in gross loans from $126 million at December 31, 1999 to $158 million at December 31, 2000.

     Total Interest Expense. Our total interest expense for the year ended December 31, 2000 was $8.2 million, an increase of 49.1% over $5.5 million for the year ended December 31, 1999. This significant increase occurred primarily because our total deposits grew from $138.4 million at December 31, 1999 to $184.6 million at December 31, 2000, an increase of 33.4%. In addition, the average effective rate paid on our interest bearing liabilities was 5.64% for the year ended December 31, 2000, an increase of 68 basis points from 4.96% for the year ended December 31, 1999.

     Provision for Loan Losses. As discussed above, we took a one time $1.0 million special provision for loan losses in 2000. Our provision for loan losses in 1999 was $110 thousand. The allowance for loan losses at December 31, 2000 was $1.9 million, or 1.2% of year end gross loans, compared to $931 thousand, or 0.7% of year end gross loans, at December 31, 1999.

     Other Income. Other income totaled $1.2 million for the year ended December 31, 2000, a decrease of 2.3% from the year ended December 31, 1999. The decrease occurred as result of a decline in service charges on deposit accounts from $842 thousand in 1999 to $710 thousand in 2000.

     Other Expenses. Other expenses for the year ended December 31, 2000 were $6.2 million, an increase of 26.5% from $4.9 million for the year ended December 31, 1999. This increase is largely attributable to the overall growth of Bank of the Commonwealth. Salaries and employee benefit expenses totaled $3.0 million for the year ended December 31, 2000 compared to $2.3 million for the year ended December 31, 1999, an increase of 30.4%. Net occupancy expense increased $148 thousand in 2000, primarily due to the growth in our branch network. Other operating expenses increased to $1.8 million for the year ended December 31, 2000 compared to $1.5 million for the year ended December 31, 1999, an increase of 20.0%.

Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

     We recorded net income for the year ended December 31, 1999 of $1.2 million, an increase of 9.1% over net income of $1.1 million for the year ended December 31, 1998. This increase in net income reflects continued growth in core operating earnings, improved credit quality and loan growth. Factors contributing to the increase in net income included a 14.7% increase in interest on loans and investments and loan fees; an increase of 8.7% in interest on deposits and short-term borrowings; and an increase of 20.0% in net interest income from 1998 levels. Diluted earnings per share for the year ended December 31, 1999 were $0.64 compared to $0.62 for the year ended December 31, 1998. The weighted average number of diluted shares of common stock outstanding was 1,804,201 for the year ended December 31, 1999 and 1,788,986 for the year ended December 31, 1998.

     Net Interest Income. Net interest income before provision for loan losses was $5.4 million for the year ended December 31, 1999, an increase of 20.0% over $4.5 million for the year ended December 31, 1998. In 1999 the net interest margin of 4.25% represented an increase of 21 basis points over the net interest margin of 4.04% recorded in 1998. This increase in net interest margin was brought about by a more rapid increase in the rate of return on the loans and securities portfolios when compared with the increased cost in sources of funding.

     Total Interest Income. Total interest income was $10.9 million for the year ended December 31, 1999, an increase of 14.7% over $9.5 million for the year ended December 31, 1998. This increase primarily resulted from growth in gross loans from $92 million at December 31, 1998 to $126 million at December 31, 1999 and an increased rate of return on the loan portfolio.

     Total Interest Expense. Total interest expense for the year ended December 31, 1999 was $5.5 million, an increase of 7.8% over $5.1 million for the year ended December 31, 1998. This increase was due primarily to an increase in interest-bearing liabilities and the rate paid on interest-bearing liabilities. The average effective rate paid on interest-bearing liabilities was 4.96% for the year ended December 31, 1999, a decrease of 30 basis points from 5.26% for the year ended December 31, 1998.

     Provision for Loan Losses. The provision for loan losses amounted to $110 thousand for the year ended December 31, 1999, an increase over the provision of $102 thousand for the year ended December 31, 1998. The allowance for loan losses at December 31, 1999 was $931 thousand, or 0.7% of year-end gross loans compared to $969 thousand, or 1.1% of year-end gross loans at December 31, 1998.

     Other Income. Other income totaled $1.2 million for the year ended December 31, 1999, an increase of 21.9% from the year ended December 31, 1998. The increase was primarily attributable to a significant increase in service charges and fees on deposits.

     Other Expenses. Other expenses for the year ended December 31, 1999 were $4.9 million, an increase of 22.5% from $4.0 million for the year ended December 31, 1998. This increase is largely attributable to the overall growth of Bank of the Commonwealth. Salaries and employee benefits expense totaled $2.3 million for the year ended December 31, 1999 compared to $1.9 million for the year ended December 31, 1998, an increase of 21.1%. Net occupancy expense increased $29 thousand in 1999, primarily due to necessary modifications and improvements to Bank of the Commonwealth's physical facilities. Other operating expenses increased to $1.5 million for the year ended December 31, 1999 from $1.1 million for the prior year, an increase of $355 thousand or 31.2%.

Asset/Liability Management

     Bank of the Commonwealth, like most other banks, is engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments. Consequently, the Bank's earnings depend to a significant extent on its net interest income, which is the difference between the interest income on loans and investments and the interest expense on deposits and borrowing. The Bank, to the extent that its interest-bearing liabilities do not reprice or mature at the same time as its interest-bearing assets, is subject to interest rate risk and corresponding fluctuations in its net interest income. Asset/liability management policies have been employed in an effort to manage the Bank's interest-earning assets and interest-bearing liabilities, thereby controlling the volatility of net interest income, without having to incur unacceptable levels of credit risk.

     Our interest rate sensitivity is primarily monitored by management through the use of a model which generates estimates of the change in our market value of portfolio equity over a range of interest rate scenarios. That analysis was prepared by a third party for the Bank. Market value of portfolio equity is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts using standard industry assumptions about estimated loan prepayment rates, reinvestment rates, and deposit decay rates. The following table sets forth an analysis of our interest rate risk as measured by the estimated change in market value of portfolio equity resulting from instantaneous and sustained parallel shifts in the yield curve (plus or minus 200 basis points) as of March 31, 2001.

                Sensitivity of Market Value of Portfolio Equity

                                                                                                  Market Value of
     Change in                    Market Value of Portfolio Equity                          Portfolio Equity as a % of
                        -----------------------------------------------------        --------------------------------------
   Interest Rates                            $ Change            % Change                                    Portfolio
  In Basis Points                              From                From                    Total              Equity
    (Rate Shock)           Amount              Base                Base                    Assets           Book Value
-----------------          ------            --------            --------                  ------           ----------
                                                (Dollars in thousands)

Up 200                     $10,763           ($2,674)             (19.90%)                  4.75%              83.99%
Base                        13,437                 0                   0                    5.93              104.85
Down 200                    15,466             2,029               15.10                    6.82              120.69


     The Bank's interest rate sensitivity is also monitored by management through the use of a model that generates estimates of the change in the adjusted net interest income over a range of interest rate scenarios. That analysis was also prepared by a third party. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. In this regard, the model assumes that the composition of our interest sensitive assets and liabilities at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.

                       Sensitivity of Net Interest Income

       Change in                                Adjusted Net
     Interest Rates                            Interest Income                               Net Interest Margin
                                   ------------------------------------           ---------------------------------------
    In Basis Points                                         % Change                                         % Change
      (Rate Shock)                      Amount             From Base                   Percent              From Base
-------------------                     ------             ---------                   -------              ---------
                                                                    (Dollars in thousands)
      Up 200                            $7,477                 9.31%                     3.45%                 15.00%
      Base                               6,840                    0                      3.00                      0
      Down 200                           6,090               (10.96)                     2.81                  (6.33)

     Certain shortcomings are inherent in the methodology used in the interest rate risk measurements above. Modeling changes in market value of portfolio equity and in sensitivity of net interest income require us to make assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the market value of portfolio equity table and sensitivity of net interest income tables above provide an indication of our interest rate risk exposure at a particular point in time, those measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net worth and net interest income.

Liquidity and Capital Resources

     The Bank's principal sources of funds are deposits, loan repayments, repayments from mortgage-backed securities, Federal Home Loan Bank advances, other borrowings and retained income.

     At March 31, 2001, we had $19.7 million of undisbursed loan funds and $6.3 million of approved loan commitments. The amount of certificate of deposit accounts maturing in the second quarter of 2001 is $8.3 million. We anticipate that most maturing certificates of deposit will renew. Other sources of liquidity include payments on loans, securities available for sale, which totaled $57.2 million at March 31, 2001, and available lines of credit with Bank of America, SunTrust and the Federal Home Loan Bank, which totaled approximately $17.8 million at March 31, 2001.

Impact of Inflation and Changing Prices

     The financial statements and related notes presented in this prospectus have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike many industrial companies, substantially all of the assets and virtually all of our liabilities are monetary in nature. As a result, interest rates changes have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.

                                  MANAGEMENT

Directors and Executive Officers

     The following contains information concerning our directors and executive officers as of July 1, 2001, each of whom is expected to continue to serve in the following capacities for us and Bank of the Commonwealth after this offering.

     Name                            Age         Position
     ----                            ---         --------
     George H. Burton, Jr.           90          Director
     Morton Goldmeier                77          Director
     William P. Kellam               86          Director
     Thomas W. Moss, Jr.             73          Director
     William D. Payne                65          Director
     Herbert Perlin                  61          Director
     Richard J. Tavss                61          Director
     Edward J. Woodard, Jr.          58          Director; Chairman of the
                                                 Board, President and Chief
                                                 Executive Officer
     Kenneth J. Young                50          Director
     John H. Gayle                   61          Executive Vice President and
                                                 Secretary
     Simon Hounslow                  35          Senior Vice President and
                                                 Commercial Loan Officer

     George H. Burton, Jr. has served as President of Burton Lumber Corp., a building materials and supplies company located in Chesapeake, Virginia, since 1953. Mr. Burton has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1981.

     Morton Goldmeier has served as President of Hampton Roads Management Associates, Inc. since 1990 Mr. Goldmeier has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1988.

     William P. Kellam served as the President of Kellam - Eaton Insurance Agency, Inc., a real estate and insurance firm in Virginia Beach, Virginia, for 30 years prior to his retirement in 1986. Mr. Kellam has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1971.

     Thomas W. Moss, Jr. has served as an attorney, President and sole owner of Thomas W. Moss, Jr., P.C. since 1957. Mr. Moss has served as a director of Commonwealth Bankshares since 1999 and as a director of Bank of the Commonwealth since 1999.

     William D. Payne, M.D. has practiced as a general, laproscopic and endoscopic surgeon for, and served as President of, Drs. Payne, Ives, and Holland, Inc. since 1974. Dr. Payne has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1988.

     Herbert Perlin has served as President of Perlin Benefit Resources Inc., a regional pension company located in Chesapeake, Virginia, since 1983. Mr. Perlin has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1987.

     Richard J. Tavss has served as Senior Counsel of the law firm of Tavss, Fletcher, Maiden & King, P.C. in Norfolk, Virginia, since 1977. Mr. Tavss has served as a director of Commonwealth Bankshares since 1988 and as a director of Bank of the Commonwealth since 1988.

     Edward J. Woodard, Jr., CLBB has served as President and Chief Executive Officer of Bank of the Commonwealth since 1973 and as Chairman of the Board since 1988. He has served as Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares since 1988. Mr. Woodard has served as a director of Bank of the Commonwealth since 1973 and as a director of Commonwealth Bankshares since 1988. Mr.

Woodard is also a Director and President of BOC Title of Hampton Roads, Inc. and Director and President of BOC Insurance Agency of Hampton Roads, Inc., each of which are wholly owned subsidiaries of Commonwealth Bankshares.

     Kenneth J. Young has served as President of Leisure & Recreation Consultants Inc., located in Tampa, Florida, since 1996. Mr. Young has served as a director of Commonwealth Bankshares since 1999 and as a director of Bank of the Commonwealth since 1999.

     John H. Gayle has served as Executive Vice President and Secretary of Commonwealth Bankshares and Executive Vice President and Cashier of Bank of the Commonwealth since 1990. He also serves as Director, Vice President, Secretary and Treasurer of BOC Title of Hampton Roads, Inc. and as Director, Vice President and Treasurer of BOC Insurance Agency of Hampton Roads, Inc.

     Simon Hounslow has served as Senior Vice President and Commercial Loan Officer of Bank of the Commonwealth since 1993.

Board Structure

     Our board of directors is divided into three classes serving staggered three year terms. The terms of Messrs. Burton, Moss, Perlin and Young expire in 2002, the terms of Messrs. Kellam and Woodard expire in 2003, and the terms of Messrs. Goldmeier, Payne and Tavss expire in 2004.

Director Compensation

     Each of our directors is paid $900 for attendance at each board meeting and $400 for attendance at each meeting of a committee of the board of which he or she is a member. Additionally, we have a director's deferred compensation plan which allows directors to defer recognition of income on all or any portion of the directors' fees they earn.

Executive Officer Compensation

     The following table presents information concerning the compensation of Mr. Woodard. None of our other executive officers earned combined salary and bonus in excess of $100,000 in 2000. This table presents compensation for services rendered by Mr. Woodard in all capacities to Commonwealth Bankshares and Bank of the Commonwealth during 2000, 1999 and 1998.

                           Summary Compensation Table

                                                                                        Long Term
                                                   Annual Compensation                 Compensation
                                                -------------------------           -----------------
                                                                                        Securities
     Name and Principal                                                                 Underlying             All Other Annual
          Position              Year           Salary($)           Bonus($)            Options (#)            Compensation($)(1)
------------------------        ----           ---------           --------            -----------            ------------------
Edward J. Woodard, Jr.          2000           $187,500             $   --                 5,000                     $28,400
  Chairman of the Board,        1999            182,500             18,500                 2,500                      23,600
  President and Chief           1998            175,000             15,000                 2,500                      16,300
  Executive Officer

_______________
(1) Includes directors' fees, 401(k) matching contribution and deferred compensation accrual.

     The following table sets forth information for the year ended December 31, 2000 regarding grants of stock options to Mr. Woodard.

                 Option Grants in Year Ended December 31, 2000


                                                                                                               Potential Realizable
                                                                                                                Value at Assumed
                                                                                                                 Annual Rates of
                                                                                                                   Stock Price
                         Number of            Percent of Total                                                   Appreciation for
                         Securities           Options Granted                                                      Option Term
                      Underlying Options      to Employees in            Exercise        Expiration           ---------------------
       Name              Granted(#)             Fiscal Year            Price ($/sh)         Date                5%($)        10%($)
       ----              ----------             -----------            -----------       ----------           -------      --------

Edward J. Woodard, Jr.      5,000                    37%                  $9.30            12/31/09           $75,744       $120,609

     The table below sets forth information concerning stock option exercises by Mr. Woodard during 2000 and the value of exercisable and unexercisable options held by Mr. Woodard as of December 31, 2000.

              Option Exercises and Fiscal Year-End Option Values


                          Shares                                   Number of Securities              Value of Unexercised In-the-
                        Acquired on               Value           Underlying Unexercised                      Money Options at
                        Exercise (#)            Realized ($)     Options at December 31, 2000               December 31, 2000(1)
                     ------------------      ----------------  --------------------------------   ----------------------------------
       Name                                                      Exercisable    Unexercisable        Exercisable      Unexercisable
       ----                                                      -----------    ---------------   --------------      --------------

Edward J. Woodard, Jr.      5,064              10,229/(2)/           24,133          --                12,624              --

___________________________

(1) On December 31, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $6.00 per share. Under Securities and Exchange Commission rules, an option was "in the money" on December 31, 2000 if the exercise price per share was less than $6.00.
(2) The exercise price of these options was $4.81 per share and the closing price of our common stock on the Nasdaq National Market on February 17, 2000, the date of exercise, was $6.83.

Employment Agreements

     Edward J. Woodard, Jr., Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares and Bank of the Commonwealth has entered into an employment agreement with the Bank. The agreement provides for Mr. Woodard's employment until the earlier of December 31, 2001, his death or his physical or mental disability; provided, however, the employment agreement allows for the termination of employment by either the Bank or Mr. Woodard in the event of a "change of control" of Commonwealth Bankshares or the Bank, or by Mr. Woodard for "good reason." On an ongoing basis, Mr. Woodard's employment agreement will be renewed automatically each year unless either party elects not to renew the agreement.

     Under the employment agreement, in the case of a termination by Commonwealth Bankshares or the Bank prior to a change of control, but not for good cause, Mr. Woodard will be entitled to receive 12 equal monthly payments, which, in total, equal his annual base salary at the time plus directors' fees. In the event of a termination of the employment agreement by Mr. Woodard for good reason, or by Commonwealth Bankshares or the Bank subsequent to a change of control, but not for good cause, Mr. Woodard will be entitled to receive 60 equal monthly payments which, in total, equal approximately three times the present value of his annual compensation at the time of termination.

     Under the agreement, a "change of control" is defined as:

     . any third party acquiring, or entering into a definitive agreement to acquire, more than 25% of the stock of either Commonwealth Bankshares or the Bank;

     . a change in the majority of the members of the board of directors of either Commonwealth Bankshares or the Bank during any one year period; or

     . Commonwealth Bankshares ceasing to be the owner of all of the Bank's common stock, except for any directors' qualifying shares.

     The term for "good cause" includes a termination of Mr. Woodard for his failure to perform the required services, gross or willful neglect of his duties or a legal or intentional act demonstrating bad faith. The term "good reason" is defined as any assignment to Mr. Woodard of duties or responsibilities inconsistent with those in effect on the date of the agreement or a change of control of either Commonwealth Bankshares or the Bank.

     Mr. Woodard has also entered into an amended and restated deferred supplemental compensation agreement with the Bank. Under the supplemental agreement, Mr. Woodard or his beneficiary is entitled to a lump sum payment of $250,000 if Mr. Woodard is employed by the Bank at the age of 65 and his employment thereafter terminates for any reason, including death. Additionally, under the supplemental agreement, in the event that Mr. Woodard attains, or would have attained, the age of 65 years, Mr. Woodard or his designated beneficiary will be entitled to a payment of $360,000. Under the supplemental agreement, Mr. Woodard is obligated to make himself available to the Bank after his retirement, so long as he receives payments under the supplemental agreement, for occasional consultation which the Bank may reasonably request. Any amounts unpaid under the supplemental agreement may be forfeited, after notice to Mr. Woodard, in the event that the board of directors of the Bank determines in good faith that Mr. Woodard is performing services of any kind for a firm or other entity competitive with the business of the Bank during the period that he is receiving payments under the supplement agreement.

Stock Option and Employee Benefit Plans

     1990 Stock Option Plan. On February 20, 1990, our board of directors approved a non-qualified stock option plan for the issuance of 25,000 shares of our common stock to eligible officers and key employees of Commonwealth Bankshares and the Bank at prices not less than the market value of our common stock on the date of grant. On April 29, 1997, our shareholders approved an amendment to this plan to increase the number of shares available for issuance under the plan to 45,000 shares. This plan expired on February 20, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

     401(k) Profit Sharing Plan. In 1993, the Bank adopted a thrift and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code to replace the Bank's former profit sharing plan. Employees who have attained the age of 20 years and six months and completed six months of service with the Bank are eligible to participate in the 401(k) plan. Eligible employees who elect to participate may contribute up to 15% of their annual salary to the 401(k) plan. The Bank may make a matching contribution, the amount of which, if any, will be determined by the Bank each year. The Bank contributed a matching contribution of $26,721 and a discretionary profit sharing contribution of $23,279 to the 401(k) plan during 2000.

     Non-Employee Director Stock Compensation Plan. On April 25, 1995, our shareholders approved a non-employee director stock compensation plan. This plan provided for the issuance of options to acquire 50,000 shares of our common stock to eligible non-employee directors at prices determined by the average of the five most recent trades of the common stock on the over-the-counter market during the period immediately preceding an option's grant date or such other value per share as was determined by the employee directors. On April 29, 1997, shareholders approved an amendment to this plan to increase shares available for issuance under the plan to 70,000 shares. This plan expired January 17, 2000. However, the terms of this plan continue to govern unexercised options awarded under the plan that have not expired.

     1999 Stock Incentive Plan. On April 27, 1999, our shareholders approved the Commonwealth Bankshares, Inc. 1999 Stock Incentive Plan. This plan provides for the issuance of up to the lesser of (i) 15% of our issued and outstanding common stock less the aggregate number of shares subject to issuance pursuant to options granted, or available for grant, under the 1990 plan and non-employee director plan described above, or (ii) 350,000 shares. Of the aggregate number of shares of our common stock that may be subject to award under this plan, 60% are available for issuance to our non-employee directors, and 40% are available for issuance to our employees. All the employees of Commonwealth Bankshares and the Bank, and all other members of our board of directors, are eligible to receive awards under this plan.

Certain Relationships and Related Transactions

     Loans to Officers and Directors. Certain directors and officers of Commonwealth Bankshares and the Bank, members of their immediate family, and corporations, partnerships and other entities with which they are associated, are customers of the Bank. Accordingly, some of these individuals have engaged in transactions with the Bank in the ordinary course of business and will have additional transactions with the Bank in the future. All loans, or commitments to lend, extended by the Bank to any of these individuals are made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with affiliated persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2000, the amount of loans from the Bank to all officers and directors of Commonwealth Bankshares the Bank, or entities in which they are associated, was approximately $3.8 million. This amount represented 29.7% of our stockholders' equity as of December 31, 2000. The amount of such loans as of March 31, 2001 was approximately $3.8 million, which represented 29.2% of our stockholders' equity at that date.

     Business Relationships and Transactions with Management. In the ordinary course of our business, we have engaged in certain transactions with our officers and directors in which they had a significant interest. All of these transactions were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties. For example, the Bank has from time to time retained the Norfolk, Virginia law firm of Tavss, Fletcher, Maiden and King, P.C., of which Richard J. Tavss, a director of Commonwealth Bankshares and the Bank, is senior counsel, to perform certain legal services for Commonwealth Bankshares and the Bank.

     In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership, to rent the headquarters building of Commonwealth Bankshares and the Bank. The general partner of the partnership is Boush Bank Building Corporation. All of the limited partners of the partnership, Messrs. Woodard, Burton and Kellam, are directors of Commonwealth Bankshares and the Bank. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months, and began on December 19, 1984. In connection with this property, the lessor has secured financing in the form of a $1.6 million industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank. The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90% of the legal amount allowed by banking regulations for investments in fixed properties, unless the Bank's return on average assets is less than seven-tenths of one percent. Under this provision the has purchased 54.4% of this property for a total of $999,611. No purchases have been made after 1988. We believe the terms of the lease are no less favorable than could be obtained from a non-related party in an arms length transaction.

     Additionally, in 1998, the Bank entered into a lease with respect to its branch at 1217 Cedar Road, Chesapeake, Virginia with Morton Realty Associates, a Virginia general partnership, and Richard J. Tavss and several other parties who share ownership and responsibility as landlord under the lease. Morton Goldmeier is a partner in Morton Realty Associates, one of the landlords under the lease, and is also a member of the board of directors of Commonwealth Bankshares and the Bank. Richard J. Tavss, also one of the landlords under the lease, is also a member of the board of directors of Commonwealth Bankshares and the Bank. Annual payments under the lease currently are $95,136. Our board of directors reviewed two independent appraisals with respect to this property before entering into this lease. We believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of June 15, 2001, relating to the beneficial ownership of our common stock by each of our directors, any other person known by us to own 5% or more of our common stock, and all of our directors and executive officers as a group. Except as otherwise set forth below, we are not aware of any person or group of affiliated persons who owns more than 5% of our common stock. The addresses of each of the persons in this table is c/o Commonwealth Bankshares, Inc., 403 Boush Street, Norfolk, Virginia 23510. Beneficial ownership as reported in the table below has been determined in accordance with Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 and includes shares which an individual has the right to acquire within 60 days through the exercise of stock options.

     Name                                 Number Shares         Percent of Class
     ----                                 -------------         ----------------

     George H. Burton, Jr.                   67,391(1)               3.96%
     Morton Goldmeier                        75,997(2)               4.45
     William P. Kellam                       35,319(3)               2.07
     Thomas W. Moss, Jr.                      2,484(4)                  *
     William D. Payne, M.D.                  22,698(5)               1.33
     Herbert Perlin                          44,820(6)               2.39
     Richard J. Tavss                       122,301(7)               7.16
     Edward J. Woodard, Jr.                  43,242(8)               2.52
     Kenneth J. Young                         2,518(9)                  *

     All Directors and Executive Officers
     (11 persons)                           452,452                 24.48%

     John Hancock Mutual Life Insurance
     Company (10)                            92,187(11)              5.45%

_____________
*Percentage of ownership is less than one percent of the outstanding shares of Commonwealth Bankshares common stock.

(1) Includes (i) 13,177 shares which Mr. Burton has the right to acquire through the exercise of stock options and (ii) 8,440 shares registered in the name of the Clarice B. Burton revocable trust.
(2) Includes (i) 18,000 shares which Mr. Goldmeier has the right to acquire through the exercise of stock options and (ii) 13,715 shares owned by Mr. Goldmeier's wife, for which Mr. Goldmeier disclaims beneficial ownership.
(3) Includes (i) 18,000 shares which Mr. Kellam has the right to acquire through the exercise of stock options and (ii) 16,563 shares owned by Mr. Kellam's wife, for which Mr. Kellam disclaims beneficial ownership.
(4) Includes 2,000 shares which Mr. Moss has the right to acquire through the exercise of stock options.
(5) Includes (i) 18,000 shares which Dr. Payne has the right to acquire through the exercise of stock options, (ii) 621 shares registered in the name of Dr. Payne's wife, for which Dr. Payne disclaims beneficial ownership, and
     (iii) 3,233 shares registered in the name of Payne Pension and Profit Sharing Plan FBO William D. Payne of which Dr. Payne is acting trustee.
(6) Includes (i) 18,000 shares which Mr. Perlin has the right to acquire through the exercise of stock options, (ii) 18,531 shares registered in the name of Herbert L. Perlin, Profit Sharing Trust, of which Mr. Perlin is Acting trustee, (iii) 4,000 shares owned jointly by Mr. Perlin and his wife and (iv) 3,674 shares registered in the name of the Perlin Revocable Living Trust.
(7) Includes (i) 18,000 shares which Mr. Tavss has the right to acquire through the exercise of stock options, (ii) 1,244 shares registered in the name of Richard J. Tavss, Custodian for Bobbie J. Tavss, (iii) 281 shares registered in the name of Richard J. Tavss, Custodian for Sander T. Schoolar (iv) 277 shares registered in the name of Richard J. Tavss, Custodian for Zachary Maiden and (v) 228 shares registered in the name of Richard J. Tavss, Custodian for Taylor Tavss Schoolar V.
(8) Includes (i) 24,133 shares which Mr. Woodard has the right to acquire through the exercise of stock options, (ii) 635 shares registered in the name of E. J. Woodard, Jr., Custodian for Troy Brandon Woodard, (iii) 1,509 shares registered in the name of E. J. Woodard, Jr. and Sharon W. Woodard, Custodians of Troy Brandon Woodard, (iv) 2,022 shares held in trust, representing the proceeds of a self directed Individual Retirement Account for the benefit of E. J. Woodard, Jr., and (v) 8,743 shares owned jointly by Mr. Woodard and his wife.

(9) Includes 2,000 shares which Mr. Young has the right to acquire through the exercise of stock options.
(10) The address of this beneficial owner is P.O. Box 111, Boston, Massachusetts 02117.
(11) Share information is based on a Schedule 13G filed February 5, 2001 by the beneficial owner with the Securities and Exchange Commission.

                DESCRIPTION OF CONVERTIBLE PREFERRED SECURITIES

     Under the amended and restated declaration of trust, Commonwealth Bankshares Capital Trust will issue the convertible preferred securities and the common securities, which will represent ownership interests in the Trust. The amended and restated declaration of trust will be qualified under the Trust Indenture Act of 1939. This is a summary of the convertible preferred securities, the common securities and the amended and restated declaration of trust. It is not exhaustive. It is subject to, and is qualified in its entirety by reference to, all the provisions of the amended and restated declaration of trust. The form of the amended and restated declaration of trust is available upon request from the trustees.

General

     The convertible preferred securities will be limited to $8.0 million aggregate liquidation amount at any one time outstanding. The liquidation amount for each convertible preferred security is $5. The convertible preferred securities will rank equally with the common securities except as described under "Subordination of Common Securities" on page 57. Legal title to the junior subordinated debt securities will be held by the property trustee on behalf of the Trust for the benefit of the holders of the convertible preferred securities and common securities. The guarantee agreement we will execute for the benefit of the holders of the convertible preferred securities will guarantee the convertible preferred securities on a subordinated basis. However, it will not guarantee payment of distributions or amounts payable on redemption of the convertible preferred securities or on liquidation of the Trust when the Trust does not have funds on hand available to make those payments.

Distributions

     The convertible preferred securities represent ownership interests in the Trust. Distributions on each capital security will be payable at % per annum of the stated liquidation amount of $5. Distributions will be payable quarterly in arrears on the 15th day of January, April, July and October of each year to the holders of the convertible preferred securities at the close of business on the business day immediately preceding each distribution date. A business day is any day other than a Saturday or a Sunday, or a day on which banks in Norfolk, Virginia are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business.

     Distributions on the convertible preferred securities will be cumulative. Distributions will accumulate from the issue date. The first distribution date for the convertible preferred securities will be October 15, 2001. The amount of distributions payable for any period will be computed on the actual number of days elapsed in a year of twelve 30-day months. If any date on which distributions are payable on the convertible preferred securities is not a business day, payment of the distributions payable on such date will be made on the next business day with the same force and effect as if made on the date such payment was originally payable.

     An agreement known as the junior subordinated indenture contains our obligations on the junior subordinated debt securities. It also contains the Trust's rights as the holder of the junior subordinated debt securities. As long as we have not defaulted under the indenture, we have the right under the indenture to defer the payment of interest on the junior subordinated debt securities at any time or from time to time for a period not exceeding 20 consecutive quarterly periods. However, no interest deferral period may extend beyond the stated maturity of the junior subordinated debt securities, which is October 15, 2031. If we defer interest payments on the junior subordinated debt securities, quarterly distributions on the convertible preferred securities by the Trust will be deferred during the interest deferral period. Distributions to which holders of the convertible preferred securities are entitled will accumulate additional distributions thereon at % per annum thereof, compounded quarterly from the relevant payment date for such distributions during any interest deferral period.

     During any interest deferral period, we may not:

     . declare or pay any cash dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on any of our common or preferred stock;

     . make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities we issue that rank equally with or junior to the junior subordinated debt securities; or

     . make any guarantee payments on the debt securities of any subsidiary we own if our guarantee ranks equally with or junior to the junior subordinated debt securities.

     However, during an interest deferral period, we may:

     .  pay dividends or make distributions in our own common stock;

     . declare a dividend in connection with a shareholders' rights plan, issue stock under any shareholder rights plan in the future, or redeem or repurchase any rights issued under any shareholder rights plan;

     . make payments under our guarantee of the convertible preferred securities;

     . purchase or acquire shares of our own common stock to satisfy our obligations under any employee benefit plan or any other contractual obligation, other than a contractual obligation ranking equally with or junior to the junior subordinated debt securities;

     . make a distribution as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; or

     . purchase fractional interests in shares of our stock under the conversion or exchange provisions of our capital stock or the security being converted or exchanged.

     Before the end of any interest deferral period, we may further extend the interest deferral period. However, no interest deferral period may exceed 20 consecutive quarterly periods or extend beyond October 15, 2031. When any interest deferral period ends and we pay all amounts then accrued and unpaid on the junior subordinated debt securities, together with interest at % per annum, compounded quarterly, we may begin a new interest deferral period. No interest or other amounts are due and payable during an interest deferral period.

     We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to begin an interest deferral period at least five business days prior to the earlier of the date the distributions on the convertible preferred securities would have been payable or the date the administrative trustees are required to give notice to any automated quotation system or to holders of such convertible preferred securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date. The debenture trustee will give notice of our election to begin or extend an interest deferral period to the holders of the convertible preferred securities. We will also issue a press release if we elect to begin an interest deferral period. There is no limit on the number of times that we may elect to begin an interest deferral period.

     We have no current intention of exercising our right to defer payments of interest on the junior subordinated debt securities.

     The revenue of the Trust available for distribution to holders of the convertible preferred securities will be limited to payments under the junior subordinated debt securities. If we do not make interest payments on the junior subordinated debt securities, the property trustee will not have funds available to pay distributions on the convertible preferred securities.

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

Conversion Rights

          General. Holders of convertible preferred securities may convert their convertible preferred securities into our common stock at any time prior to the business day that precedes the date of redemption or maturity of the convertible preferred securities unless these conversion rights have been terminated under the conditions further described below. Initially, each convertible preferred security is convertible into the number of shares of our common stock that equals the number obtained by dividing (i) $5 by (ii) the conversion price referred to on the cover page of this prospectus. This conversion price is subject to adjustment as further described below. The Trust will covenant in the amended and restated declaration of trust not to convert the junior subordinated debt securities held by it except pursuant to a notice of conversion delivered to the property trustee, as conversion agent, by a holder of convertible preferred securities. A holder of a convertible preferred security wishing to exercise its conversion right must deliver an irrevocable notice of conversion to the conversion agent, who will then exchange the convertible preferred security for a portion of the junior subordinated debt securities and immediately convert such junior subordinated debt securities into our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

          Holders of convertible preferred securities at the close of business on a distribution record date will be entitled to receive the distribution payable on such convertible preferred securities on the corresponding distribution date notwithstanding the conversion of such convertible preferred securities following the distribution record date but prior to the distribution date. Except as described above, no distribution will be payable by the Trust on converted convertible preferred securities with respect to any distribution date subsequent to the date of conversion and neither we nor the Trust will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on convertible preferred securities surrendered for conversion. However, if a notice of redemption of the convertible preferred securities is mailed or otherwise given to holders of convertible preferred securities or the Trust issues a press release and mails a written notice to all registered holders of the convertible preferred securities and to Anderson & Strudwick announcing the termination of conversion rights, then any holder of convertible securities that converts his or her preferred securities into our common stock on any date after the date the notice of redemption is mailed or otherwise given or after the date of the press release, depending on the circumstances, and if the date of conversion falls on any day between the first day of a period in which interest payments on the convertible preferred securities have been deferred and ending on or prior to a distribution date upon which an extension period ends, a holder of convertible preferred securities will be entitled to receive either (i) if the date of conversion falls after a distribution record date and on or prior to the next succeeding distribution date, all accrued and unpaid distributions on the convertible preferred securities (including interest to the extent permitted by law) to such distribution date or (ii) if the date of conversion does not fall on a date described in clause (i), all accrued and unpaid distributions on the convertible preferred securities (including interest to the extent permitted by law) to the most recent distribution date prior to the date of conversion. Any such distributions described in the preceding sentence shall be paid to a holder of convertible preferred securities unless the conversion date of the convertible preferred securities is on or prior to the distribution date upon which an extension period ends and after the distribution record date for such distribution date, in which case distributions will be paid to the person who is the holder of the convertible preferred securities on the distribution record date. We will make no payment or allowance for distributions on the shares of common stock issued upon conversion, except to the extent shares of common stock are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the conversion agent.

          Shares of common stock issued upon conversion of convertible preferred securities will be validly issued, fully paid and nonassessable. No fractional shares of common stock will be issued as a result of conversion. Fractional interests will be paid by us in cash based on the closing price of our common stock on the date such convertible preferred securities are surrendered for conversion.

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

     Conversion Price Adjustments - General. The conversion price is subject to adjustment if we take certain actions after the date of issuance of the convertible preferred securities, including actions in which we:

     . issue shares of common stock as a dividend or a distribution with respect to common stock;

     . effect subdivisions, combinations and reclassification of common stock;

     . issue rights or warrants to all holders of common stock entitling them (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at less than the then current market price (as defined below) of the common stock;

     . distribute evidences of indebtedness, capital stock, cash (except as described below) or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above, and dividends and distributions paid exclusively in cash) to all holders of common stock;

     . pay any dividends (and other distributions) on common stock exclusively in cash, but not including cash dividends if the annualized per share amount of the dividends does not exceed 15% of the current market price of our common stock as of the trading day immediately preceding the date of declaration of such dividend; and

     . make a tender or exchange offer (other than an odd-lot offer) for our common stock and pay a price in excess of 110% of the then current market price of our common stock based on the closing price on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

     "Current Market Price" means, in general, the average of the daily Closing Prices (as defined below) for the five consecutive trading days selected by us commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the "ex" date with respect to the issuance or distribution in question.

     "Closing Price" of any security on any day means the last reported sale price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked price on such day, regular way, in either case as reported on the Nasdaq National Market, or, if such security is not quoted or admitted to trading on Nasdaq, on the principal national securities exchange on which such security is listed or admitted to trading, or if such security is not listed or admitted to trading on a national securities exchange, on the principal quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or if not so available in such manner, as otherwise determined in good faith by our board of directors.

     From time to time, we may decrease the conversion price of the junior subordinated debt securities (and thus decrease the conversion price of the convertible preferred securities) by any amount selected by us for any period of at least 20 days, in which case we will give at least fifteen days' notice of such decrease. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     No adjustment of the conversion price will be made upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of common stock under any such plan, or upon the issuance of any shares of common stock or options or rights pursuant to any employee benefit plan or program, or pursuant to any option, warrant, right or any exercisable, exchangeable or convertible security outstanding as of the date on which the junior subordinated debt securities are first issued. No adjustment of the conversion price will be made upon the issuance of rights under any shareholder rights plan. No adjustment in the conversion price will be required unless adjustment would require a change of at least one percent in the conversion price then in effect; provided, however, that any adjustment that would not be required to be made will be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment will be made with respect to that action and such adjustment will be the amount of adjustment that has the highest absolute value to the holders of the convertible preferred securities.

     Conversion Price Adjustments - Merger, Consolidation or Sale of Assets. In the event that we become a party to any transaction, including without limitation, and with certain exceptions:

     .    A recapitalization or reclassification of the common stock;

     . our consolidation with, or our merger into, any other person, or any merger of another person into us;

     .    any sale, transfer or lease of all or substantially all of our assets;
          or

     . any compulsory share exchange pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "business consolidation transaction"), then the holders of convertible preferred securities then outstanding will have the right to convert the convertible preferred securities into the kind and amount of securities, cash or other property receivable upon the consummation of such business consolidation transaction by a holder of the number of shares of common stock issuable upon conversion of such convertible preferred securities immediately prior to such business consolidation transaction.

     In the case of a business consolidation transaction, each convertible preferred security would become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which such convertible preferred security was convertible immediately prior to such business consolidation transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the convertible preferred securities in the future. For example, if we were acquired in a cash merger, each convertible preferred security would become convertible solely into cash and would no longer be convertible into securities with a value that would vary depending on our future prospects and other factors.

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of convertible preferred securities or to the holders of our common stock.

     Termination of Conversion Rights. In addition to our rights to redeem the convertible preferred securities under the circumstances described in this prospectus, we will also have the right to terminate your ability to convert convertible preferred securities into our common stock under certain conditions. Specifically, we may terminate your conversion rights at any time after October 15, 2006 if the closing price of our common stock on Nasdaq exceeds 115% of the conversion price for 20 of 30 consecutive trading days. To exercise our conversion termination rights, we must first cause the Trust to issue a press release and mail a written notice to all registered holders of the convertible preferred securities and to Anderson & Strudwick announcing the date on which we will terminate your conversion rights. The press release and notice must also state the conversion price that is then applicable and the closing price for both the convertible preferred securities and our common stock. The date we can terminate your conversion rights cannot be less than 30 days or more than 60 days after the date that the Trust issues the press release and mails the written notice. In the event we exercise our conversion termination rights, conversion rights will expire at the end of the business day on the date set forth in the press release and notice as the date on which conversion rights terminate.

Events That Will Cause Redemption of Convertible Preferred Securities

     If we redeem any of the junior subordinated debt securities, the proceeds from the redemption will be applied to redeem a like amount of the common securities and convertible preferred securities. The price paid to a holder of convertible preferred securities will equal the aggregate liquidation amount of the convertible preferred securities plus accumulated but unpaid distributions to the date of redemption. If less than all the junior subordinated debt securities are to be repaid or redeemed, then the proceeds from the redemption will be allocated to the proportionate redemption of the convertible preferred securities and the common securities.

     We have the right to redeem the junior subordinated debt securities on or after October 15, 2006, in whole at any time or in part from time to time. We also can redeem the junior subordinated debt securities, in whole, but not in part, at any time within 90 days after a tax event, investment company event or capital treatment event, each as defined below.

     "Tax event" means the receipt by the Trust of an opinion of our counsel that, as a result of any amendment to, or change, including any announced prospective change, in, the laws or regulations of the United States or any political subdivision, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying those laws or regulations, which is effective or announced on or after the date that the convertible preferred securities are issued, there is more than an insubstantial risk that:

     . the Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax on the income received or accrued on the junior subordinated debt securities;

     . interest payable by us on the junior subordinated debt securities is not, or within 90 days of the delivery of the opinion, will not be, deductible, in whole or in part, for United States federal income tax purposes; or

     . the Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment company event" means the receipt by the Trust of an opinion of the Trust's counsel experienced in such matters that, as a result of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which becomes effective or would become effective, as the case may be, on or after the date that the convertible preferred securities are issued.

     "Capital treatment event" means the reasonable determination by us that, as a result of any amendment to, or change, including any announced prospective change in, the laws or regulations of the United States or any political subdivision, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which is effective or announced on or after the date that the convertible preferred securities are issued, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the convertible preferred securities as tier 1 capital, or the equivalent, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.

     Payment of additional sums. If a tax event involving the payment of taxes by the Trust has occurred and is continuing and the Trust is the holder of all the junior subordinated debt securities, we will pay additional sums, if any, on the junior subordinated debt securities.

     "Additional sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding convertible preferred securities and common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a tax event.

Procedures for Redeeming Convertible Preferred Securities

     Common securities and convertible preferred securities will be redeemed with the proceeds from the contemporaneous repayment or redemption of the junior subordinated debt securities. Redemptions of the common securities and convertible preferred securities will be made and the redemption price shall be payable only to the extent that the Trust has funds on hand available for the payment of the redemption price. See also "Subordination of Common Securities" on page 77.

          If the Trust gives a notice of redemption, then, by 12:00 noon, Norfolk, Virginia time, on the date fixed for redemption, to the extent funds are available, the property trustee will deposit irrevocably with The Depository Trust Company funds sufficient to pay the redemption price. The property trustee will give The Depository Trust Company irrevocable instructions and authority to pay the redemption price to the holders of the convertible preferred securities. However, if you hold convertible preferred securities held in certificated form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the convertible preferred securities funds sufficient to pay the redemption price. It will give the paying agent irrevocable instructions and authority to pay the redemption price upon surrender of certificates evidencing the convertible preferred securities.

          Distributions payable on or prior to the redemption date are payable to the holders of the convertible preferred securities on the relevant record dates for the related distribution dates.

          If notice of redemption is given and funds are deposited as required, then on the date of the deposit, all rights of the holders of the convertible preferred securities will cease, except the right to receive the redemption price, without interest and convertible preferred securities will cease to be outstanding. If any date fixed for redemption of convertible preferred securities is not a business day, then payment of the redemption price will be made on the next business day, without any interest or other payment on account of the delay. However, if the next business day falls in the next calendar year, the payment will be made on the immediately preceding business day. If payment of the redemption price is improperly withheld or refused and not paid either by the Trust or by us, distributions on convertible preferred securities will continue to accrue, from the redemption date originally established to the date the redemption price is actually paid. The actual payment date will be the redemption date for purposes of calculating the redemption price.

          We or our subsidiaries may at any time and from time to time purchase outstanding convertible preferred securities by tender in the open market or by private agreement.

          Notice of any redemption, other than at the stated maturity of the junior subordinated debt securities, will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of convertible preferred securities at its registered address. Unless we default in payment of the redemption price on, or in the repayment of, the junior subordinated debt securities, on and after the redemption date, distributions will cease to accrue on the common securities and convertible preferred securities called for redemption.

Liquidation of Commonwealth Bankshares Capital Trust and Distribution of Junior Subordinated Debt Securities

          As the holder of the outstanding common securities, we will have the right at any time to liquidate the Trust and cause a like amount of the junior subordinated debt securities to be distributed to the holders of the common securities and convertible preferred securities. If we liquidate the Trust, the junior subordinated debt securities will be convertible into our common stock on the same terms, and subject to the same conditions, that the convertible preferred securities are convertible into our common stock. Our right to liquidate the Trust in this manner is subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. If junior subordinated debt securities are distributed to you as a result of our election to liquidate the Trust, we will use our best efforts to list the junior subordinated debt securities on a national securities exchange or comparable automated quotation system, subject to any then applicable listing requirements or limitations. For a discussion of the income tax consequences of liquidating the Trust, please refer to "United States Federal Income Tax Consequences - Distribution of the Junior Subordinated Debt Securities to Holders of Convertible Preferred Securities", which begins on page 68.

          The Trust will automatically terminate and liquidate upon the first to occur of:

          .    Our bankruptcy, dissolution or liquidation;

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

          . the distribution of a like amount of the junior subordinated debt securities to the holders of the common securities and convertible preferred securities if we have given written direction to the property trustee to terminate the Trust;

          . redemption of all of the common securities and convertible preferred securities as described under "Events That Will Cause Redemption of Convertible Preferred Securities" above;

          .    the end of the term of the Trust; and

          . the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

          If an early termination occurs, unless the common securities and convertible preferred securities are redeemed, the Trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible. After satisfaction of liabilities to creditors of the Trust, the holders of such common securities and convertible preferred securities will receive a like amount of the junior subordinated debt securities. If a distribution of junior subordinated debt securities would not be practical, the holders will be entitled to receive out of the assets of the Trust available for distribution, after satisfaction of liabilities to creditors, a liquidating distribution equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment.

          If the liquidation distribution can be paid only in part because the Trust has insufficient assets to pay the aggregate liquidation distribution, then the amounts payable on the convertible preferred securities will be paid on a proportionate basis. As the holder of the common securities, we will be entitled to receive distributions in any liquidation proportionate with the holders of the convertible preferred securities. However, if we are in default, or an event that, with notice or passage of time, would become such a default has occurred and is continuing, the convertible preferred securities will have a priority over the common securities. If an early termination occurs as the result of a court order, the junior subordinated debt securities will be redeemed in whole, but not in part.

          If we elect not to redeem the junior subordinated debt securities prior to maturity and the Trust is not liquidated and the junior subordinated debt securities are not distributed to holders of the common securities and convertible preferred securities, the convertible preferred securities will remain outstanding until the repayment of the junior subordinated debt securities at the stated maturity.

          On and after the liquidation date is fixed for any distribution of junior subordinated debt securities to holders of the common securities and convertible preferred securities:

          . the convertible preferred securities will no longer be deemed to be outstanding;

          . The Depository Trust Company or its nominee, as the record holder of the convertible preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered in exchange for the convertible preferred securities held by The Depository Trust Company or its nominee; and

          . any certificates representing convertible preferred securities not held by The Depository Trust Company or its nominee will be deemed to represent junior subordinated debt securities with a principal amount equal to the liquidation amount of those convertible preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the convertible preferred securities until the certificates are presented to the administrative trustees or their agent for cancellation. After cancellation we will issue to the holder a certificate representing such junior subordinated debt securities.

Subordination of Common Securities

          Payments on the convertible preferred securities and common securities will be made proportionately to the holders of convertible preferred securities and common securities. However, if on any distribution date or redemption date we are in default, or an event that, with notice or passage of time, would become such a default has occurred and is continuing, our right to distributions is subordinated to your rights. In that case, no payment to us as the holder of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding convertible preferred securities, or, in the case of payment of the redemption price, the full amount of the redemption price on all of the outstanding convertible preferred securities, has been made or provided for. All funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or the redemption price of, the convertible preferred securities then due and payable.

          If we default, we as holder of the common securities will be deemed to have waived any right to act with respect to any such default under the amended and restated declaration of trust until the effect of all events of default have been cured, waived or otherwise eliminated. Until all such events of default under the amended and restated declaration of trust have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such convertible preferred securities and not on our behalf as holder of the common securities, and only the holders of the convertible preferred securities will have the right to direct the property trustee to act on their behalf.

Events That Are a Default Under the Declaration

          Any one of the following events constitutes an event of default under the amended and restated declaration of trust:

          .    an event of default under the indenture, as described on page 68;
               or

          . default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          . default by the Trust in the payment of any redemption price of any common security or convertible preferred security when it becomes due and payable; or

          . default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the amended and restated declaration of trust, other than a covenant or warranty, a default in the performance of which or the breach of which is addressed in the second and third points above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the declaration; or

          . the bankruptcy or insolvency of the property trustee and our failure to appoint a successor property trustee within 60 days.

          Within five business days after any event of default is actually known to the property trustee, it must transmit notice of the event of default to the holders of the convertible preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the declaration.

Designation of Anderson & Strudwick to act upon an Event of Default

          By purchasing convertible preferred securities, you are agreeing to permit Anderson & Strudwick to select and direct the proceedings to be taken by the property trustee if there is a default under the trust documents. If a default occurs, Anderson & Strudwick may select remedies different from those that holders of convertible preferred securities would select. Upon an event of default, remedies that Anderson & Strudwick may pursue on your behalf include removing and replacing the property trustee and suing us directly to enforce payments under the junior subordinated debt securities. Anderson & Strudwick will continue to hold these powers unless it resigns in this capacity or unless holders of 25% of the outstanding convertible preferred securities elect to take these powers away from Anderson & Strudwick.

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

Removal of trustees

          Unless a default under the indenture has occurred and is continuing, we may remove any trustee at any time. If a default under the indenture has occurred and is continuing, the property trustee and the Delaware trustee may be removed by Anderson & Strudwick, or if Anderson & Strudwick is not then authorized to act upon an event of default, then by the holders of a majority in liquidation amount of the outstanding convertible preferred securities. Holders of the convertible preferred securities will not have the right to vote to appoint, remove or replace the administrative trustees. No resignation or removal of a trustee and no appointment of a successor trustee is effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration.

Co-trustees and Separate Property trustee

          Unless an event of default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust's property may at the time be located, we, as the holder of the common securities, and the administrative trustees have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the Trust's property, or to act as separate trustee of any such property. In either case the co-trustees will have whatever powers provided in the instrument of appointment. We can give a co-trustee any property, title, right or power we deem necessary or desirable. In case a default under the indenture has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of trustees

          Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of the trustee, shall be the successor of such trustee under the declaration, if such person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of Commonwealth Bankshares Capital Trust

          The Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below.

          The Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the convertible preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any State. However, in connection with any transaction:

          . the successor entity either must expressly assume all of the obligations of the Trust on the convertible preferred securities or substitute for the convertible preferred securities successor securities having substantially the same terms as the convertible preferred securities, so long as the successor securities rank the same as the convertible preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

          . we must appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debt securities;

          . the successor securities must be listed or traded, or any successor securities will be listed or traded upon notification of issuance, on any national securities exchange or other organization on which the convertible preferred securities are then listed or traded;

          . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease may not adversely affect the rights, preferences and privileges of the holders of the convertible preferred securities, including any successor securities, in any material respect;

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          .    the successor entity must have a purpose identical and limited to that of the Trust;

          . before any transaction, we must receive an opinion from independent counsel to the Trust experienced in such matters that the transaction does not adversely affect the rights, preferences and privileges of the holders of the convertible preferred securities, including any successor securities, in any material respect. The opinion also must state that after the transaction, neither the Trust nor its successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

          . we or our successor must own all of the common securities of the successor entity and guarantee its obligations under the successor securities at least to the extent provided by the guarantee.

          The Trust may not, however, except with the consent of holders of 100% in liquidation amount of the common securities and convertible preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity, if such action would cause the Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes.

Voting Rights of Convertible Preferred Securities; Amendment of the Declaration

          Except as provided below and under "Description of Guarantee - How the Guarantee Can Be Amended or Assigned," the holders of the convertible preferred securities will have no voting rights.

          The amended and restated declaration of trust may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the convertible preferred securities, to:

          . cure any ambiguity, correct or supplement any provision that may be inconsistent with any other provision, or to make any other provisions, which are not inconsistent with the other provisions of the amended and restated declaration of trust, or

          . modify, eliminate or add to any provisions necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust or as other than an association taxable as a corporation or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act.

          However, any amendment made under the first point above may not adversely affect in any material respect the interests of any holder of convertible preferred securities. Any amendments of the amended and restated declaration of trust become effective when notice is given to the holders of the common securities and convertible preferred securities.

          The amended and restated declaration of trust also may be amended with the consent of holders representing a majority of the outstanding convertible preferred securities. The trustees, however, must first receive an opinion of counsel that neither the amendment nor the exercise of any power granted to the trustees under the amendment will adversely affect the tax status of the Trust or its exemption from investment company status under the Investment Company Act.

          However, without the consent of each holder of common securities and convertible preferred securities, the amended and restated declaration of trust may not be amended to change the amount or timing of any distribution on the common securities and convertible preferred securities or otherwise adversely affect the amount of any distribution required to be made on the common securities and convertible preferred securities as of a specified date or restrict the right of a holder of common securities and convertible preferred securities to institute suit for the enforcement of any such payment on or after that date.

          As long as any junior subordinated debt securities are held by the Trust, the trustees may not:

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

          . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the property trustee with respect to the junior subordinated debt securities;

          . waive any past default that is waivable under Section 5.13 of the indenture;

          . exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debt securities shall be due and payable; or

          . consent to any amendment, modification or termination of the indenture or the junior subordinated debt securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding convertible preferred securities.

          Where a consent under the indenture would require the consent of each holder of junior subordinated debt securities, no consent may be given by the property trustee without the prior consent of each holder of the convertible preferred securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the convertible preferred securities except by subsequent vote of the holders. The property trustee must notify each holder of convertible preferred securities of any notice of default on the junior subordinated debt securities. In addition to obtaining the foregoing approvals of holders of the convertible preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes as a result of such action and such action would not cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes.

          Any required approval of holders of convertible preferred securities may be given at a meeting of holders or by written consent. The property trustee will cause a notice of any meeting at which holders of convertible preferred securities are entitled to vote, or of any matter upon which action by written consent of holders is to be taken, to be given to each holder of record of convertible preferred securities in the manner set forth in the amended and restated declaration of trust.

          No vote or consent of the holders of convertible preferred securities will be required for the Trust to redeem and cancel the convertible preferred securities in accordance with the amended and restated declaration of trust.

          Any of the convertible preferred securities that are owned by us, the trustees or any affiliate of us or any trustees, shall, for purposes of any vote or consent, will be treated as if they were not outstanding.

Payment of Expenses and Taxes of Commonwealth Bankshares Capital Trust

          We have agreed to pay all debts, expenses and other obligations of the Trust, other than payments of distributions, amounts payable upon redemption and the liquidation amount of the common securities and convertible preferred securities. The expenses we will pay include:

          .    costs and expenses of organizing the Trust;

          . the fees and expenses of the trustees and the costs and expenses of operating the Trust;

          .    costs of offering the convertible preferred securities; and

          . all taxes and all costs and expenses with respect to the foregoing, other than United States withholding taxes, to which the Trust might become subject.

          The obligations described above are for the benefit of, and are enforceable by, any person to whom the obligations are owed, whether or not the creditor has received notice that we are liable. Any creditor may enforce

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

those obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against the Trust or any other person before proceeding against us.

Form, Denomination, Book-Entry Procedures and Transfer of Convertible Preferred Securities

          The Depository Trust Company will act as securities depositary for the convertible preferred securities. The convertible preferred securities will be issued only as fully-registered securities registered in the name of Cede & Co., The Depository Trust Company's nominee. One or more fully-registered global convertible preferred securities certificates, representing the total aggregate number of the convertible preferred securities, will be issued to and deposited with The Depository Trust Company.

          The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company holds securities that its participants deposit with The Depository Trust Company. The Depository Trust Company also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in The Depository Trust Company include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository Trust Company is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a participant either directly or indirectly. The rules applicable to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.

          Purchases of convertible preferred securities under The Depository Trust Company system must be made by or through participants, which will receive a credit for the convertible preferred securities on The Depository Trust Company's records. The ownership interest of each actual purchaser, or beneficial owner, of each convertible preferred security is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from The Depository Trust Company of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants or indirect participants through which the beneficial owners purchased convertible preferred securities. Transfers of ownership interests in convertible preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in convertible preferred securities, except in the event that use of the book-entry system for convertible preferred securities is discontinued.

          The Depository Trust Company has no knowledge of the actual beneficial owners of any such convertible preferred securities. The Depository Trust Company's records reflect only the identity of the participants to whose accounts such convertible preferred securities are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

          So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a global convertible preferred security, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the convertible preferred securities represented thereby for all purposes. No beneficial owner of an interest in a global convertible preferred security will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the declaration.

          The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of convertible preferred securities, including presentation of convertible preferred securities for exchange as described below, only at the direction of one or more participants to whose account the interests in global convertible preferred securities are credited and only in respect of such portion of the aggregate liquidation amount

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

of convertible preferred securities as to which such participant or participants has or have given such direction. However, if there is an event of default, The Depository Trust Company will exchange the global convertible preferred securities representing such convertible preferred securities for certificated securities, which it will distribute to its participants.

          Conveyance of notices and other communications by The Depository Trust Company to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices, if applicable, in respect of any convertible preferred securities held in book-entry form will be sent to Cede & Co. If less than all of such convertible preferred securities are being redeemed, The Depository Trust Company will determine the amount of the interest of each participant to be redeemed in accordance with its procedures.

          Although voting with respect to any of the convertible preferred securities is limited, in those cases where a vote is required, neither The Depository Trust Company nor Cede & Co. will itself consent or vote with respect to the convertible preferred securities. Under its usual procedures, The Depository Trust Company would mail an omnibus proxy to Commonwealth Bankshares Capital Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the convertible preferred securities are credited on the record date (identified in a listing attached to the omnibus proxy).

          Except as provided herein, a beneficial owner of an interest in a global convertible preferred security will not be entitled to receive physical delivery of the convertible preferred securities represented thereby. Accordingly, each beneficial owner must rely on the procedures of The Depository Trust Company to exercise any rights under the convertible preferred securities.

          Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in global convertible preferred securities among participants of The Depository Trust Company, The Depository Trust Company is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Trust nor the trustees of the Trust will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants under the rules and procedures governing The Depository Trust Company. The Depository Trust Company may discontinue providing its services as securities depositary with respect to any of the convertible preferred securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, convertible preferred certificates are required to be printed and delivered. Additionally, the Trust (with our consent) may decide to discontinue use of the system of book-entry transfers through The Depository Trust Company or a successor depositary. In that event, certificates for the convertible preferred securities will be printed and delivered. In each of the above circumstances, we will appoint a paying agent with respect to the convertible preferred securities.

          The laws of some states require that certain persons take physical delivery in certificated form of certain securities, such as the convertible preferred securities, that they own. Consequently, the ability to transfer beneficial interests in a global convertible preferred security to such persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global convertible preferred security to pledge such interests to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

          Except as described below, owners of beneficial interests in the global convertible preferred securities will not be entitled to have convertible preferred securities registered in their names, will not receive or be entitled to receive physical delivery of convertible preferred securities in certificated form and will not be considered the registered owners or holders thereof under the declaration for any purpose.

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

Exchange of Book-Entry Convertible Preferred Securities for Certificated Convertible Preferred Securities

          A global convertible preferred security is exchangeable for convertible preferred securities in registered certificated form only if:

          . The Depository Trust Company notifies the Trust that it is no longer willing or able to properly discharge its responsibilities with respect to the convertible preferred securities and we are unable to locate a qualified successor, or has ceased to be a "clearing agency" registered under the Exchange Act;

          . the Trust at its sole option elects to terminate the book-entry system through The Depository Trust Company; or

          .    a Debenture Event of Default has occurred and is continuing.

How Payments Will Be Made on the Convertible Preferred Securities

          Distributions on convertible preferred securities held in book-entry form will be made to The Depository Trust Company in immediately available funds. The Depository Trust Company's practice is to credit participants' accounts on the relevant payment date in accordance with their holdings shown on The Depository Trust Company's records unless The Depository Trust Company has reason to believe that it will not receive payments on such payment date. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of The Depository Trust Company, the Trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to The Depository Trust Company is the responsibility of the Trust, disbursement of such payments to participants is the responsibility of The Depository Trust Company, and disbursement of such payments to the beneficial owners is the responsibility of participants and indirect participants.

          The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and us. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and us, to act as paying agent.

          Wilmington Trust Company has informed the Trust that so long as it serves as paying agent for the convertible preferred securities, it anticipates that information regarding distributions on the convertible preferred securities, including payment date, record date and redemption information, will be made available through Wilmington Trust Company at 1100 N. Market Street, Wilmington, Delaware, Attention: Corporate Trust Administration.

Information About Registrar and Transfer Agent

          The property trustee will act as registrar and transfer agent for the convertible preferred securities.

          Registration of transfers of the convertible preferred securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer or exchange of the convertible preferred securities after they have been called for redemption.

Information About the Property trustee

          The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in the declaration and, during the existence of an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated declaration of trust at the request of any holder of common

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

securities and convertible preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration or is unsure of the application of any provision of the declaration, and the matter is not one on which holders of the convertible preferred securities or the common securities are entitled under the amended and restated declaration of trust to vote, then the property trustee shall take the action we direct and, if not so directed, shall take whatever action it deems advisable and in the best interests of the holders of the common securities and convertible preferred securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

          The administrative trustees are authorized and directed to operate the Trust so that the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes or as other than a grantor trust for United States federal income tax purposes, and so that the junior subordinated debt securities will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the declaration, that we and the administrative trustees determine in our discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the common securities and convertible preferred securities.

          Holders of the common securities and convertible preferred securities have no preemptive or similar rights.

          The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

              DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

          The junior subordinated debt securities are to be issued as a separate series under the indenture between us and Wilmington Trust Company, as the debenture trustee. The indenture will be qualified under the Trust Indenture Act. This is a summary of the material terms and provisions of the junior subordinated debt securities, but it is not exhaustive. It is qualified by reference to all of the provisions of the indenture and those terms made a part of the indenture by the Trust Indenture Act.

General

          The Trust will invest the proceeds from sale of the common securities and convertible preferred securities in junior subordinated debt securities issued by us. The junior subordinated debt securities will bear interest at % per annum, payable quarterly in arrears on the 15th day of January, April, July and October of each year, commencing October 15, 2001. Interest will be paid to the person in whose name each junior subordinated debt security is registered at the close of business on the business day next preceding the interest payment date. We anticipate that, until the liquidation of the Trust, each junior subordinated debt security will be held in the name of the property trustee in trust for the benefit of the holders of the common securities and convertible preferred securities.

          The amount of interest payable for any period will be computed on the basis of the actual number of days elapsed in a year of twelve 30-day months. If any date on which interest is payable on the junior subordinated debt securities is not a business day, then interest will be paid on the next day that is a business day, and without any interest or other payment on account of any such delay. Accrued interest that is not paid on the applicable interest
payment date will bear additional interest at     % per annum thereof,
compounded quarterly from the relevant interest payment date. The term "interest" includes quarterly payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums, as applicable.

          Unless previously redeemed or repurchased, the junior subordinated debt securities will mature on October 15, 2031.

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

          The junior subordinated debt securities will be unsecured and will rank junior and be subordinate in right of payment to all senior debt. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary, including Bank of the Commonwealth, upon the subsidiary's liquidation or reorganization or otherwise and the ability of holders of the convertible preferred securities to benefit indirectly from such distribution, is subject to the prior claims of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. This means that the junior subordinated debt securities not only will be subordinated to all senior debt but also effectively subordinated to all existing and future liabilities of our subsidiaries. Holders of junior subordinated debt securities should look only to our assets for payments on the junior subordinated debt securities. The indenture does not limit other secured or unsecured debt, including senior debt, whether under the indenture or any existing or other indenture that we may enter into in the future or otherwise.

          The junior subordinated debt securities will rank equally with all other debentures issued under the indenture. As a holding company, we conduct our operations principally through the Bank and our principal source of cash is receipt of dividends from the Bank. We are a legal entity separate and distinct from the Bank. Federal law restricts loans from the Bank to us. Those restrictions prevent us from borrowing from the Bank unless the loans are secured by various types of collateral. In addition, dividend payments to us by the Bank are subject to review by banking regulators and are subject to various statutory limits. Dividend payments that exceed statutory limits require approval by bank regulatory authorities.

Denominations, Registration and Transfer

          The junior subordinated debt securities will be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of The Depository Trust Company if, and only if, distributed to the holders of the common securities and convertible preferred securities. Until then, the junior subordinated debt securities will be held in the name of the property trustee in trust for the benefit of the holders of the common securities and convertible preferred securities. If the junior subordinated debt securities are distributed to holders of the common securities and convertible preferred securities, beneficial interests in the junior subordinated debt securities will be shown on, and transfers will be effected only through, records maintained by participants in The Depository Trust Company.

          A global security will be exchangeable for junior subordinated debt securities registered in the names of persons other than Cede & Co. only if:

          . The Depository Trust Company notifies us that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time The Depository Trust Company ceases to be a "clearing agency" registered under the Exchange Act, at a time when The Depository Trust Company is required to be so registered to act as such depositary;

          . we in our sole discretion determine that such global security will be exchangeable; or

          .    a debenture event of default has occurred and is continuing.

          Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for certificates registered in the names The Depository Trust Company directs. It is expected that its instructions will be based upon directions received by it from its participants.

          If junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registrable, and junior subordinated debt securities will be exchangeable for junior subordinated debt securities of other denominations of a like aggregate principal amount, at the corporate office of the debenture trustee in Wilmington, Delaware, or at the offices of any paying agent or transfer agent we appoint.

          If the junior subordinated debt securities are distributed to the holders of the common securities and convertible preferred securities upon the termination of the Trust, the form, denomination, book-entry and transfer procedures for the convertible preferred securities as described under "Description of Convertible Preferred

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Securities - Form, Denomination, Book-Entry Procedures and Transfer of
Convertible Preferred Securities," will apply to the junior subordinated debt securities.

How Payments Will Be Made on the Junior Subordinated Debt Securities

          Payment of principal and interest on junior subordinated debt securities will be made at the office of the debenture trustee in Wilmington, Delaware or at the office of any paying agent or paying agents we designate. Except for junior subordinated debt securities in global form, we may pay interest by check mailed to the address of the person entitled to payment. We also may pay by wire transfer to an account specified by the person entitled to payment. Payment of interest on any junior subordinated debt security will be made to the person in whose name it is registered at the close of business on the record date for the interest payment, except in the case of defaulted interest. At any time we may designate additional paying agents or rescind the designation of any paying agent. However, we will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debt securities.

          Any money deposited with the debenture trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any junior subordinated debt security and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us and the holder of such junior subordinated debt security shall thereafter look, as a general unsecured creditor, only to us for payment.

Our Option to Defer Interest Payments

          So long as we are not in default under the indenture, we have the right under the indenture to defer the payment of interest on the junior subordinated debt securities at any time or from time to time for a period not exceeding 20 consecutive quarterly periods. However, no interest deferral period may extend beyond October 15, 2031. At the end of an interest deferral period, we must pay all interest then accrued and unpaid on the junior subordinated debt securities, together with interest on the deferred interest at % per annum, compounded quarterly from the relevant interest payment date.

Our Option to Redeem the Junior Subordinated Debt Securities Before Maturity

          We have the right to redeem the junior subordinated debt securities on or after October 15, 2006, in whole at any time or in part from time to time.
We also can redeem the junior subordinated debt securities in whole, but not in part, at any time within 90 days after a tax event, investment company event or capital treatment event. The proceeds of any redemption will be used by the Trust to redeem the convertible preferred securities.

          The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure. Any organization considering such a redemption should consult the Federal Reserve before redeeming any equity or capital instrument prior to maturity if the redemption could have a material effect on the level or composition of the organization's capital base. Because it is likely that a redemption of the junior subordinated debt securities would materially affect our capital base, it is likely that we would seek the Federal Reserve's prior approval. However, the Federal Reserve likely would not object if the junior subordinated debt securities were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption.

          Upon a redemption of junior subordinated debt securities, the redemption price will equal 100% of the principal amount of the debt securities being redeemed plus accrued interest to the date of redemption.

Additional Sums We Might Have to Pay to Commonwealth Bankshares Capital Trust

          We have agreed in the indenture that as long as the Trust is the holder of all junior subordinated debt securities, if it is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, we will pay as additional sums on the junior subordinated debt securities whatever amounts are necessary so that the distributions payable by the Trust will not be reduced.

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How the Indenture Can Be Amended

          We and the debenture trustee may, without the consent of the holders of junior subordinated debt securities, amend, waive or supplement the indenture for specified purposes, including curing ambiguities, defects or inconsistencies. None of those actions, however, may adversely affect the interest of the holders of junior subordinated debt securities or the holders of the convertible preferred securities. We also can amend the indenture to maintain its qualification under the Trust Indenture Act. The indenture contains provisions permitting us and the debenture trustee, with the consent of the holders of a majority in principal amount of outstanding junior subordinated debt securities, to modify the indenture in a manner affecting the rights of the holders of junior subordinated debt securities. However, no modification without the consent of the holder of each outstanding junior subordinated debt security so affected, may change the stated maturity, or reduce the principal amount of the junior subordinated debt securities, or reduce the rate or extend the time of payment of interest or reduce the percentage of principal amount of junior subordinated debt securities.

          In addition, we and the debenture trustee, without the consent of any holder of junior subordinated debt securities, may execute any supplemental indenture for the purpose of creating any other debentures.

What Is an Event of Default under the Indenture and What Are the Consequences?

          Any one or more of the following described events that has occurred and is continuing constitutes an event of default under the indenture:

          . our failure for 30 days to pay any interest on the junior subordinated debt securities when due (subject to our right to defer interest payments for up to 20 consecutive calendar quarters);

          . our failure to pay any principal on the junior subordinated debt securities when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise;

          . our failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debt securities;

          .    our bankruptcy, insolvency or reorganization; or

          . the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of the junior subordinated debt securities to the holder of common securities and convertible preferred securities in liquidation of the Trust, the redemption of all of the common securities and convertible preferred securities of the Trust, or mergers, consolidations or amalgamations permitted by the amended and restated declaration of trust.

          The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debt securities may declare the principal due and payable immediately upon a default under the indenture and, should the debenture trustee or such holders of junior subordinated debt securities fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the convertible preferred securities have that right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities may annul such declaration and waive the default if the default, other than the nonpayment of the principal of the junior subordinated debt securities which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of junior subordinated debt securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the convertible preferred securities have that right.

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          The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities, on behalf of the holders of all the junior subordinated debt securities, may waive any past default, except an uncured default in the payment of principal of or interest on the junior subordinated debt securities or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security. If the holders of the junior subordinated debt securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the convertible preferred securities have that right. We are required to file annually with the debenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

          If a default under the indenture occurs and continues, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debt securities, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debt securities.

Enforcement of Rights by Holders of Convertible Preferred Securities

          If a default under the indenture occurs and continues and results from our failure to pay interest or principal on the junior subordinated debt securities when due, Anderson & Strudwick may sue us on your behalf, or if Anderson & Strudwick is not then authorized to act upon an event of default, you may sue us directly. We may not amend the indenture to remove the right to sue us directly without the prior written consent of the holders of all of the convertible preferred securities. If we make payments to a holder of convertible preferred securities in connection with a direct action against us, we will remain obligated to pay all of the principal of and interest on the junior subordinated debt securities. We will be subrogated to the rights of the holder of convertible preferred securities to the extent of any payments made by us to the holder in any direct action against us.

          The holders of the convertible preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the junior subordinated debt securities unless there has been a default under the amended and restated declaration of trust.

Consolidation, Merger, Sale of Assets and Other Transactions Involving Us

          The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person may consolidate with or merge with or into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

          . in case we consolidate with or merge with or into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes our obligations on the junior subordinated debt securities;

          . immediately after giving effect to the transaction, no default under the indenture, and no event which, after notice or lapse of time or both, would become a default under the indenture, shall have occurred and be continuing;

          . if at the time any convertible preferred securities are outstanding, such transaction is permitted under the declaration and the guarantee and does not give rise to any breach or violation of the amended and restated declaration of trust or the guarantee; and

          .    other conditions as prescribed in the indenture are met.

          The provisions of the indenture do not afford holders of the junior subordinated debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the junior subordinated debt securities.

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What Does Subordination Mean to You?

          Under the indenture, the junior subordinated debt securities will be subordinate and junior in right of payment to all senior debt. Upon any payment or distribution of assets to creditors in any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us, the holders of senior debt will first be entitled to receive payment in full of principal of and interest on the senior debt before the holders of junior subordinated debt securities, or the property trustee on behalf of the holders, will be entitled to receive or retain any payment or distribution.

          In the event of the acceleration of the maturity of the junior subordinated debt securities, the holders of all senior debt outstanding at the time of acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of the junior subordinated debt securities will be entitled to receive or retain any payment of the principal of or interest on the junior subordinated debt securities.

          If we default in the payment of any principal of or interest on any senior debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until the default has been cured or waived or ceases to exist or all senior debt has been paid, no direct or indirect payment shall be made or agreed to for principal or interest on the junior subordinated debt securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the junior subordinated debt securities.

          "Senior debt" means:

          . the principal of, and premium, if any, and interest on all our indebtedness for money borrowed, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, except indebtedness that is expressly stated to rank junior to or equally with the junior subordinated debt securities;

          . all obligations, except those that are expressly stated to rank junior to or equally with the junior subordinated debt securities, to make payment pursuant to the terms of financial instruments, such as,

               (i) securities contracts and foreign currency exchange contracts,

               (ii) derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts, and

               (iii)  similar financial instruments;

          . indebtedness or obligations of others of the kinds described above for the payment of which we are responsible or liable as guarantor or otherwise; and

          .    any deferrals, renewals or extensions of any such senior debt.

          However, senior debt does not include:

          . any debt of ours which, when incurred and without respect to any election under Section 1111 (b) of the United States Bankruptcy Code of 1978, was without recourse to us;

          .    any debt of ours to any of our subsidiaries;

          .    debt to any of our employees;

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

          . debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the junior subordinated debt securities as a result of the subordination provisions of the indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such debt is subject;

          . trade accounts payable or accrued liabilities arising in the ordinary course of business; and

          .    any other debt securities issued pursuant to the indenture.

          The indenture places no limit on the amount of senior debt that we may incur. We expect from time to time to incur senior debt. At March 31, 2001, we had $479 thousand of senior debt outstanding. The indenture also places no limitation on the indebtedness of our subsidiaries, which ranks senior in right of payment to the junior subordinated debt securities.

Governing Law

          The indenture and the junior subordinated debt securities will be governed by and construed in accordance with the laws of Virginia.

Information About the Debenture trustee

          The debenture trustee has all the duties and responsibilities specified for an indenture trustee under the Trust Indenture Act. Subject to the Trust Indenture Act, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debt securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                            DESCRIPTION OF GUARANTEE

          The guarantee will be executed and delivered by us when Commonwealth Bankshares Capital Trust issues the common securities and convertible preferred securities. The guarantee is for the benefit of the holders of the common securities and convertible preferred securities. Wilmington Trust Company will act as the guarantee trustee under the guarantee agreement. The guarantee agreement will be qualified under the Trust Indenture Act. This summary of the guarantee is not exhaustive and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee and the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the common securities and convertible preferred securities.

General

          We will agree to pay in full on a junior subordinated basis the guarantee payments to the holders of the common securities and convertible preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. We guarantee the following payments, if not paid by or on behalf of the Trust:

          . any accrued and unpaid distributions required to be paid on the common securities and convertible preferred securities, to the extent that the Trust has funds on hand available for distributions;

          . the redemption price of common securities and convertible preferred securities called for redemption, to the extent that the Trust has funds on hand available for redemption payments; and

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

          . upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, other than in connection with the distribution of junior subordinated debt securities to the holders of the common securities and convertible preferred securities or the redemption of all of the convertible preferred securities, the lesser of the liquidation distribution, to the extent the Trust has funds available and the amount of assets of the Trust remaining available for distribution to holders of the common securities and convertible preferred securities upon liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

          Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the common securities and convertible preferred securities or by causing the Trust to pay.

          The guarantee will be an irrevocable guarantee on a junior subordinated basis of the Trust's obligations under the common securities and convertible preferred securities, although it will apply only to the extent that the Trust has funds sufficient to make such payments.

Status of the Guarantee

          The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all senior debt in the same manner as junior subordinated debt securities.

          The guarantee will rank equally with all other guarantees issued by us under the indenture. The guarantee will be a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held for the benefit of the holders of the common securities and convertible preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or upon distribution to the holders of the common securities and convertible preferred securities of the junior subordinated debt securities.
The guarantee does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur senior debt.

How the Guarantee Can Be Amended or Assigned

          Except for any changes that do not materially adversely affect the rights of holders of the common securities and convertible preferred securities, in which case no vote will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding convertible preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Convertible Preferred Securities - Voting Rights of Convertible Preferred Securities; Amendment of the Declaration," which begins on page 60. All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the convertible preferred securities.

Your Rights If We Default

          An event of default under the guarantee will occur if and when we fail to perform any of our payments or other obligations under the guarantee. Except for a default in payment of any guarantee payment, we are not in default under the guarantee unless we have received notice of default and do not cure the default within 60 days after receipt of the notice. Additionally, no event of default under the guarantee can occur unless default under the amended and restated declaration of trust or a default under the indenture has occurred. Anderson & Strudwick, or if Anderson & Strudwick is not then authorized to act upon an event of default, the holders of not less than a majority in aggregate liquidation amount of the convertible preferred securities, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

          Any holder of the convertible preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

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

          We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information About the Guarantee trustee

          The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after default under the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the common securities and convertible preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

          The guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the common securities and convertible preferred securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of junior subordinated debt securities to the holders of the common securities and convertible preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the common securities and convertible preferred securities must restore payment of any sums paid under the common securities and convertible preferred securities or the guarantee.

Governing Law

          The guarantee will be governed by and construed in accordance with the laws of Virginia.

             RELATIONSHIP AMONG THE CONVERTIBLE PREFERRED SECURITIES,
            THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE


Our Guarantee

          Payments of distributions and other amounts due on the convertible preferred securities, to the extent Commonwealth Bankshares Capital Trust has funds available for the payment of such distributions, are irrevocably guaranteed by us as set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debt securities, the indenture, the declaration and the guarantee provide a guarantee on a junior subordinated basis of payments of distributions and other amounts due on the convertible preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a guarantee on a junior subordinated basis of the Trust's obligations under the convertible preferred securities. If we do not make payments on the junior subordinated debt securities, the Trust will not pay distributions or other amounts due on the convertible preferred securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient funds to make distributions. In that case, the remedy of a holder of convertible preferred securities is to sue us directly. Our obligations under the guarantee are subordinate and junior in right of payment to all senior debt.

Why Our Payments on the Junior Subordinated Debt Securities Will be Sufficient

          As long as payments of interest and other payments are made when due on the junior subordinated debt securities, those payments will be sufficient to cover distributions and other payments due on the convertible preferred securities, because:

          . the aggregate principal amount or redemption price of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount or redemption price, as applicable, of the common securities and convertible preferred securities;

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

          . the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the convertible preferred securities;

          . we will pay for all costs, expenses and liabilities of the Trust except the Trust's obligations to make distributions to holders of common securities and convertible preferred securities; and

          . the amended and restated declaration of trust further provides that the Trust will not engage in any activity that is not consistent with the limited purposes thereof.

          We have the right to set off any payment we are otherwise required to make under the indenture with and to the extent we have previously made, or are concurrently on the date of such payment making, any payment under the guarantee used to satisfy the related payment of indebtedness under the indenture.

Enforcement Rights of Holders of Convertible Preferred Securities

          A holder of any convertible preferred security may institute a legal proceeding directly against us to enforce the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity.

          A default or event of default under any senior debt would not constitute an event of default under the amended and restated declaration of trust. However, in the event of payment defaults under, or acceleration of, senior debt, the subordination provisions of the indenture provide that no payments may be made on the junior subordinated debt securities until the senior debt has been paid in full or any payment default under the senior debt has been cured or waived. Failure to make required payments on junior subordinated debt securities would constitute an event of default under the amended and restated declaration of trust.

The Purpose of Commonwealth Bankshares Capital Trust Is Limited

          The convertible preferred securities evidence a beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing the convertible preferred securities and common securities, investing the proceeds of the common securities and convertible preferred securities in junior subordinated debt securities and engaging in other activities necessary or incidental thereto.

Your Rights Upon Termination of Commonwealth Bankshares Capital Trust

          Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the junior subordinated debt securities, after satisfaction of the liabilities of creditors of the Trust, the holders of the common securities and convertible preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash.

          Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debt securities, would be our subordinated creditor, subordinated in right of payment to all senior debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its common securities and convertible preferred securities), the positions of a holder of convertible preferred securities and a holder of junior subordinated debt securities relative to our other creditors and to stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

           DESCRIPTION OF COMMONWEALTH BANKSHARES, INC. COMMON STOCK

          Under our articles of incorporation, we are authorized to issue up to 5,000,000 shares of common stock, par value $2.50 per share, and 300,000 shares of preferred stock, par value $25.00 per share. As of June 15, 2001, we had 1,690,176 issued and outstanding shares of common stock held by 750 shareholders of record. All

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

outstanding shares of common stock are fully paid and nonassessable. We have not issued any shares of preferred stock.

Common Stock

     Holders of our common stock are entitled to receive dividends when our board of directors declares dividends out of legally available funds. However, the payment of any dividends to holders of common stock is subject to the preferential dividend rights of any preferred stock that the board of directors authorizes for issuance in the future. In the event we are liquidated, dissolved or wound up, holders of common stock, and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets, will be entitled to receive our assets available for distribution, but only after we have paid or provided for the payment of our debts and liabilities, including the junior subordinated debt securities, and after distributions or provisions for distributions are made to holders of any series or class of stock having preference over common stock in our liquidation, dissolution or winding up.

     Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. Holders of common stock do not have cumulative voting rights in the election of directors and do not have preemptive rights to purchase additional shares of any class of capital stock that our board of directors elects to issue. In addition, holders of common stock do not have any conversion or redemption rights.

Preferred Stock

     Our articles of incorporation authorize the board of directors to determine the preferences, limitations and relative rights of any class or series of preferred stock before the issuance of any shares of that class or series. To date, our board of directors has not authorized the issuance of any class or series of preferred stock. If our board of directors elects to issue any shares of preferred stock in the future, holders of preferred stock are likely to have rights superior to the rights of holders of common stock. These superior rights may include special voting rights, liquidation rights, rights to redemption or other rights that the board of directors elects to grant to holders of preferred stock.

Limitations on Liability of Officers and Directors

     Our articles of incorporation provide that to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, these persons will not be liable to us or our shareholders for any money damages in excess of $1.00. At this time, Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

     Our articles of incorporation further provide that we will indemnify our directors and officers who are a party to any proceeding by reason of the fact that he or she is or was such a director or officer, or is or was serving at our request as a director, officer, employee or agent of another entity, benefit plan or enterprise, against all liabilities and expenses incurred in the proceeding except to the extent such liabilities and expenses are incurred because of a director's or officer's willful misconduct or knowing violation of the criminal law. Unless a determination is made that indemnification is not permissible, we will make advances and reimbursement for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking by the director or officer to repay those advances and reimbursements if it is ultimately determined that he or she is not entitled to indemnification. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

     The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, whether by a vote of shareholders, directors or otherwise. Our articles of incorporation provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Commonwealth Bankshares, whether or not we would have the power to provide indemnification to such person.

     To the extent that our officers and directors may be indemnified from liabilities arising under the Securities Act of 1933 pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and

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

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a description of the material United States federal income tax consequences of the purchase, ownership and disposition of convertible preferred securities, the junior subordinated debt securities and the related guarantee. The statements of law or legal conclusions set forth in this section also constitute the opinion of Kaufman & Canoles, a Virginia professional corporation, tax counsel to us and Commonwealth Bankshares Capital Trust as to the material federal income tax consequences relating to the convertible preferred securities, the junior subordinated debt securities and the related guarantee. Unless otherwise stated, this section addresses only the tax consequences to a "U.S. holder", as defined below, that acquires convertible preferred securities on their original issue at their original offering price. It does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations or dealers in securities or currencies. It also does not address the tax consequences to persons that (i) hold convertible preferred securities as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for United States federal income tax purposes, (ii) whose functional currency is not the United States dollar or (iii) that do not hold convertible preferred securities as capital assets. A "U.S. holder" is an individual citizen or resident of the United States, a domestic corporation or partnership organized under the laws of the United States or any State or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of source.

     This description is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the convertible preferred securities. The authorities on which this description is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of the convertible preferred securities may differ from the treatment described below.

     Prospective investors are advised to consult with their own tax advisors in light of their own particular circumstances as to the federal tax consequences of the purchase, ownership and disposition of the convertible preferred securities, as well as the effect of any state, local or foreign tax laws.

Classification of the Junior Subordinated Debt Securities and Commonwealth Bankshares Capital Trust

     Under current law and assuming compliance with the terms of the amended and restated declaration of trust, the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes. Moreover, the Trust should be classified as a grantor trust, and if not so classified will be classified as a partnership, for United States federal income tax purposes. As a result, each beneficial owner of convertible preferred securities that is a U.S. holder will be required to include in its gross income its pro rata share of the interest income, including original issue discount, paid or accrued with respect to the junior subordinated debt securities, whether or not cash is actually distributed. The junior subordinated debt securities will be classified as our indebtedness for United States federal income tax purposes.

Interest Income and Original Issue Discount

     Under applicable Treasury Regulations, a remote contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. We believe that the likelihood of our exercising our option to defer payments of interest is remote. Based on the foregoing, we believe that the junior subordinated debt securities will not be considered to be issued with original issue discount at the time of their original issuance.

     Because the discount at which the junior subordinated debt securities are being issued is less than 1/4 of 1 percent of the junior subordinated debt securities stated redemption price at maturity times the number of complete years to maturity of the junior subordinated debt securities, such discount will constitute de minimis original issue discount and will not be required to be taken into account on a current basis. The following discussion assumes that unless and until we exercise our option to defer interest on the junior subordinated debt securities, the junior subordinated debt securities will not be treated as issued with original issue discount other than de minimis original issue discount.

     Under the Treasury Regulations, if we exercised our option to defer any payment of interest, the junior subordinated debt securities would be treated as reissued with original issue discount, and, thereafter, all stated interest on the junior subordinated debt securities would be treated as original issue discount as long as the junior subordinated debt securities remained outstanding. In such event, all of a U.S. holder's taxable interest income with respect to the junior subordinated debt securities would be accounted for as original issue discount on an economic accrual basis regardless of the U.S. holder's method of tax accounting, and actual distributions of stated interest would not be reported separately as taxable income. Consequently, a U.S. holder would be required to include original issue discount in gross income even though we would not make any actual cash payments during an interest deferral period.

     The Treasury Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take the position that the junior subordinated debt securities were issued with original issue discount at the time of their original issuance.

     Because income on the convertible preferred securities will constitute interest or original issue discount, corporate U.S. holders will not be entitled to the dividends-received deduction with respect to any income recognized with respect to the convertible preferred securities. If any additional distributions are paid on the convertible preferred securities it is possible that such additional distributions might constitute original issue discount (whether or not an interest deferral period has occurred).

     Subsequent uses of the term "interest" in this section shall include income in the form of original issue discount.

Distribution of the Junior Subordinated Debt Securities to Holders of Convertible Preferred Securities

     Under current law, a distribution by the Trust of the junior subordinated debt securities will be nontaxable and will result in a U.S. holder receiving directly its pro rata share of the junior subordinated debt securities previously held indirectly through the Trust, with a holding period and aggregate adjusted tax basis equal to the holding period and aggregate adjusted tax basis such U.S. holder had in its convertible preferred securities immediately before such distribution. If, however, the liquidation of the Trust were to occur because the Trust were subject to United States federal income tax with respect to income accrued or received on the junior subordinated debt securities, the distribution of junior subordinated debt securities to U.S. holders by the Trust would be a taxable event to the Trust and each U.S. holder, and each U.S. holder would recognize gain or loss as if the U.S. holder had exchanged its convertible preferred securities for the junior subordinated debt securities it received upon the liquidation of the Trust. A U.S. holder will include interest in respect of the junior subordinated debt securities received from the Trust in the manner described above under "Interest Income and Original Issue Discount."

Sales or Redemption of the Convertible Preferred Securities

     Gain or loss will be recognized by a U.S. holder on a sale, exchange, or other disposition of the convertible preferred securities (including a redemption for cash) in an amount equal to the difference between the amount realized and the U.S. holder's adjusted tax basis in the convertible preferred securities sold or so redeemed. Assuming that we do not exercise our option to defer payment of interest on the junior subordinated debt securities, a U.S. holder's adjusted tax basis in the convertible preferred securities generally will be its initial purchase price. If the junior subordinated debt securities are deemed to be issued with original issue discount as a result of our deferral of any interest payment, a U.S. holder's adjusted tax basis in the convertible preferred securities generally will be its initial purchase price, increased by original issue discount previously included in such U.S. holder's gross income to the date of disposition and decreased by distributions or other payments received on the convertible preferred securities other than payments of stated interest that are not treated as original issue discount. Gain or loss recognized by a U.S. holder on the convertible preferred securities generally will be taxable as capital gain or loss, except to the extent any amount realized is treated as a payment of accrued interest with respect to such U.S. holder's pro rata share of the junior subordinated debt securities required to be included in income, and generally will be long-term capital gain or loss if the convertible preferred securities have been held for more than one year.

     Should we exercise our option to defer any payment of interest on the junior subordinated debt securities, the convertible preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debt securities. In the event of such a deferral, a holder that disposes of its convertible preferred securities between record dates for payments of distributions and consequently does not receive a distribution from the Trust for the period prior to such disposition will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debt securities through the date of disposition and to add such amount to its adjusted tax basis in its convertible preferred securities disposed of. Such U.S. holder will recognize a capital loss on the disposition of its convertible preferred securities to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than the U.S. holder's adjusted tax basis in the convertible preferred securities, which will include accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Conversion of Preferred Securities

     A holder of convertible preferred securities generally will not recognize income, gain or loss upon the conversion, through the conversion agent, of convertible preferred securities into common stock. A holder will, however, recognize gain if he or she receives cash in lieu of fractional shares of common stock equal to the amount of cash received less the holder's tax basis in the fractional shares. A holder's tax basis in the common stock received upon exchange and conversion will generally equal the holder's tax basis in the convertible preferred securities delivered to the conversion agent for exchange less that basis allocated to any fractional share for which cash is received. For tax purposes, a holder's holding period in the common stock received upon exchange and conversion will generally begin on the date the holder acquired the convertible preferred securities delivered to the conversion agent for exchange.

Adjustment of Conversion Price

     Regulations promulgated by the Internal Revenue Service under Section 305 of the Internal Revenue Code would treat holders of convertible preferred securities as having received a constructive distribution from us in the event the conversion price of the junior subordinated debt securities were adjusted if
(i) as a result of such adjustment, the proportionate interest (measured by the quantum of common stock into or for which the junior subordinated debt securities are convertible or exchangeable) of the holders of the convertible preferred securities in our assets or earnings and profits were increased, and
(ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion price would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the common stock. Accordingly, under certain circumstances, a reduction of the conversion price for the holders of convertible preferred securities may result in deemed dividend income to holders to the extent of our current or accumulated earnings and profits. Holders of convertible preferred securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related to that deemed dividend income.

United States Alien Holders

     For purposes of this discussion, a United States alien holder is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a nonresident alien individual, a foreign partnership or a nonresident fiduciary of a foreign estate or trust.

     Under current United States federal income tax law, and subject to the discussion of backup withholding below, payments by the Trust or any of its paying agents to any holder who or that is a United States alien holder will not be subject to United States federal withholding tax; provided that:

     . the holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote;

     . the holder is not a controlled foreign corporation that is related to us through stock ownership; and

     . either the holder certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, holding the convertible preferred security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the holder by it or by a financial institution holding such security for the holder and furnishes the Trust or its agent with a copy thereof.

     Additionally, a United States alien holder of a convertible preferred security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a convertible preferred security.

Information Reporting to Securityholders

     Generally, income on the convertible preferred securities will be reported to holders on Forms 1099, which forms should be mailed to holders by January 31 following each calendar year.

Backup Withholding

     Payments made on, and proceeds from the sale of, the convertible preferred securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain certification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is furnished to the Internal Revenue Service on a timely basis.

                             ERISA CONSIDERATIONS

     ERISA pension plans, qualified retirement plans, and IRAs are subject to transactional restrictions under ERISA and/or the Internal Revenue Code. For example, a plan fiduciary is prohibited from engaging in transactions in its own interest or for its own account or from receiving consideration from any party dealing with a plan with regard to its assets. In addition, a plan may not enter into a purchase, sale, or loan transaction with a disqualified person. A disqualified person includes a fiduciary, the plan sponsor, and any entity providing services to a plan. Violation of these transactional restrictions can trigger federal excise taxes, federal and state income tax on otherwise exempt retirement trusts, and accelerated federal and state income tax on the otherwise deferred income accounts of retirement plan participants.

     In the usual case, when a retirement plan invests plan assets in a security, the security purchased replaces the purchase money as a plan asset and the purchase money becomes an asset of the entity who offered the security for sale. Because of a concern that some enterprises were in reality acting as investment managers to plans, but avoiding classification as a fiduciary under ERISA through the device of issuing participation units in, for example, limited partnerships, the Department of Labor issued plan asset regulations. The plan asset regulations provide that when certain equity interests, including a beneficial interest in a trust, are acquired by a plan, both the equity interest acquired in the hands of the purchasing plan and the purchase money in the hands of the issuer of the equity interest constitute plan assets. Since the issuer has discretionary control over these assets, the issuer becomes a fiduciary under ERISA with respect to the investing plan.

     As a result, unless an exception applies, the Trust's purchase of the junior subordinated debt securities from us with assets invested by retirement plans would transform the Trust into a fiduciary dealing on its own account and in its own interest with plan assets or receiving consideration from an entity, Commonwealth Bankshares, Inc., engaged in a transaction involving plan assets. The plan asset regulations provide certain exemptions to its plan asset characterization rules.

     One of the exemptions provided by the plan asset regulations, namely, the publicly-offered exemption, applies to junior subordinated debt securities purchased by the Trust. Because of the exemption, the purchase money or junior subordinated debt securities will not be deemed to be plan assets in the hands of the trustee.

     Under the plan asset regulations, a publicly-offered equity interest in a trust purchased by a plan does not constitute a plan asset if the interest is freely transferable and widely held. The plan asset regulations provide that a security is publicly-offered if it is sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is part is registered under the Securities Exchange Act of 1934 within 120 days, or such later time as may be allowed by the Securities and Exchange Commission, after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

     We intend to cause the convertible preferred securities to be so registered under the Securities Exchange Act of 1934. Further, although ultimately under the plan asset regulations it is a question of fact, a security will generally be deemed to be freely transferable if its purchase price is $25,000 or less at the time of the public offering. If, in addition, the securities when offered initially to the public will be held by 100 or more persons independent of the issuer or of one another, they will generally be deemed to be widely held. We anticipate that the convertible preferred securities will constitute securities which are publicly-offered, widely held, and freely transferable. Retirement plans should, nevertheless, consult with their own counsel regarding the application of the plan asset regulations to the purchase of convertible preferred securities from the Trust.

     If we or the Bank provide any services to an investing retirement plan, then it is a disqualified person with respect to that plan irrespective of whether the Trust qualifies under the publicly-offered securities exemption to the plan asset regulations. Consequently, the purchase of junior subordinated debt securities by the Trust would be an indirect loan made by the retirement plan to us and, as such, would constitute a prohibited transaction under ERISA.

                             PLAN OF DISTRIBUTION

     The convertible preferred securities are being sold on a "best efforts" basis on behalf of Commonwealth Bankshares Capital Trust and Commonwealth Bankshares by Anderson & Strudwick Incorporated, 707 East Main Street, 20th Floor, Richmond, Virginia, 23219, the selling agent.

     Both Commonwealth Bankshares and the Trust have executed a selling agency agreement with Anderson & Strudwick. While Anderson & Strudwick will use its best efforts to sell the securities, it will be under no obligation to sell any or all of the convertible preferred securities and will not be obligated to purchase any of the convertible preferred securities.

     The convertible preferred securities are being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. The convertible preferred securities are being offered to the public at the public offering price set forth on the cover page of this prospectus. Anderson & Strudwick may also offer the convertible preferred securities to certain securities dealers at the public offering price, less a concession not in excess of $0. per convertible preferred security. Anderson & Strudwick may allow, and the selected dealers may reallow, a concession not in excess of $0. per convertible preferred security to certain brokers and dealers. Anderson & Strudwick reserves the right, in its sole discretion, to reject in whole or in part any offer to purchase the convertible preferred securities.

     In view of the fact that the proceeds from the sale of the convertible preferred securities will be used to purchase the junior subordinated debt securities of Commonwealth Bankshares, the selling agency agreement provides that Commonwealth Bankshares will pay as compensation to Anderson & Strudwick a selling commission equal to 4.0% of the total liquidation amount of the convertible preferred securities sold in this offering as a placement fee, or an aggregate of $320,000 if all of the 1,600,000 convertible preferred securities being offered are sold. We will also be responsible for the expenses of issuance and distribution of the convertible preferred securities, including registration fees, legal and accounting fees and printing expenses, which we estimate will
total approximately $   .

     The convertible preferred securities are new securities with no established trading market. We intend to apply to include the convertible preferred
securities on the Nasdaq National Market under the symbol "   ," and trading is
expected to commence on or prior to delivery of the securities. We have been advised by Anderson & Strudwick that it will make a market in the convertible preferred securities. Anderson & Strudwick, however, is not obligated to make a market in the convertible preferred securities and it can discontinue market making at any time without notice. Neither we nor Anderson & Strudwick can provide any assurance that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among representatives of Commonwealth Bankshares and Anderson & Strudwick, and the offering price of the convertible preferred securities may not be indicative of the market price following the offering.

     Anderson & Strudwick has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received for sale of a convertible preferred security to be promptly deposited in an escrow account maintained by Wilmington Trust Company as escrow agent for the investors in the offering upon the receipt of funds by Anderson & Strudwick by or before noon of the next business day following the sale of the convertible preferred securities, i.e. the date of closing.

     Payment for the convertible preferred securities may be made (i) by check, bank draft or money order made payable to "Wilmington Trust Company" or "Anderson & Strudwick Incorporated" and is delivered to Anderson & Strudwick no less than four business days prior to the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with Anderson & Strudwick. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes Anderson & Strudwick to withdraw the amount of the purchase price from his securities account, Anderson & Strudwick will do so as of the date of closing. Anderson & Strudwick will inform prospective purchases of the anticipated date of closing.

     If we have not received an adequate number of subscriptions for the convertible preferred securities (an amount to be determined at our discretion), we will return to the subscribers all funds placed in the escrow account without interest. Once the minimum offering is attained, one or more closings will be held and the escrow agent will release all funds to the Trust.

     In the selling agency agreement, the obligations of Anderson & Strudwick are subject to approval of certain legal matters by its counsel and to various other conditions. The selling agency agreement also provides that we and the Trust will indemnify Anderson & Strudwick against certain liabilities, including liabilities under the Securities Act, or contribute to payments Anderson & Strudwick may be required to make in respect of any such liabilities.

     Because the National Association of Securities Dealers, Inc. may view the convertible preferred securities as interests in a direct participation program, the offer and sale of the securities is being made in compliance with the provisions of Rule 2810 under the National Association of Securities Dealers Conduct Rules.

                            VALIDITY OF SECURITIES

     Delaware law relating to the validity of the convertible preferred securities, the enforceability of the declaration and the formation of Commonwealth Bankshares Capital Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to us and the Trust. The validity of the guarantee and the junior subordinated debt securities, as well as material United States federal income tax considerations relating to the convertible preferred securities, will be passed upon for us by Kaufman & Canoles, a Professional Corporation, Norfolk, Virginia. Kaufman & Canoles will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. Certain matters in this offering will be passed upon for Anderson & Strudwick Incorporated by LeClair Ryan, A Professional Corporation, Richmond, Virginia.

                                    EXPERTS

     The consolidated financial statements of Commonwealth Bankshares as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 have been included herein in reliance upon the report of Poti, Walton & Associates, PC, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Commonwealth Bankshares, that file documents with the Commission electronically through the Commission's electronic data gathering, analysis and retrieval system known as EDGAR. Our common stock is traded on the Nasdaq National Market under the symbol "CWBS." Our reports, proxy and information statements may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

     This prospectus is part of a registration statement filed by Commonwealth Bankshares Capital Trust I and Commonwealth Bankshares with the Commission. Because the rules and regulations of the Commission allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information contained in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us, Commonwealth Bankshares Capital Trust and the convertible preferred securities being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses mentioned above. The Commission's registration number for the registration statement is File No. 333-63314.

     You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Neither Commonwealth Bankshares nor the Trust is making an offer of the convertible preferred securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.

                                     INDEX
                                     -----

                                                                        PAGE
                                                                        ----

Independent Auditors' Report                                             F-2

Financial Statements

    Consolidated balance sheets                                          F-3
    Consolidated statements of income                                    F-5
    Consolidated statements of stockholders' equity                      F-6
    Consolidated statements of cash flows                                F-8
    Notes to consolidated financial statements                           F-9

                         Independent Auditors' Report
                         ----------------------------



Board of Directors
Commonwealth Bankshares, Inc.
Norfolk, Virginia


     We have audited the accompanying consolidated balance sheets of Commonwealth Bankshares, Inc. and its subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and its subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.



                                                 POTI, WALTON & ASSOCIATES, PC




Richmond, Virginia
January 12, 2001

                         COMMONWEALTH BANKSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS


                                    ASSETS
                                    ------

                                                                     March 31,
                                                                       2001                     December 31,
                                                                    (Unaudited)           2000                1999
                                                                   -------------      -------------       -------------
Cash and cash equivalents:
    Cash and due from banks                                        $  22,954,585      $  14,458,458       $   6,320,567
    Federal funds sold                                                 6,111,930          7,181,134                   -
                                                                   -------------      -------------       -------------
                  Total cash and cash equivalents                     29,066,515         21,639,592           6,320,567

Investment securities:
    Available for sale                                                13,647,229         15,087,131          15,478,387
    Held to maturity                                                   4,285,121          4,345,966           4,706,761

Equity securities, restricted, at cost                                   733,051            726,751             548,078

Loans receivable:
    Commercial                                                        26,769,574         25,300,477          23,306,635
    Commercial construction                                            4,968,202          3,659,197           1,711,924
    Commercial mortgage                                               89,235,227         81,627,100          65,985,847
    Residential mortgage                                              33,883,055         36,451,466          25,146,370
    Installment loans to individuals                                  10,780,170          7,756,748           6,538,126
    Other                                                              2,614,621          3,682,353           2,816,716
                                                                   -------------      -------------       -------------
                  Gross loans                                        168,250,849        158,477,341         125,505,618
    Unearned income                                                     (581,838)          (535,058)           (460,527)
    Allowance for loan losses                                         (2,014,044)        (1,920,000)           (931,000)
                                                                   -------------      -------------       -------------
                  Loans, net                                         165,654,967        156,022,283         124,114,091

Premises and equipment, net                                            4,872,290          4,537,213           2,822,142

Foreclosed real estate                                                   413,608            130,609             601,101

Accrued interest receivable                                            1,370,371          1,346,527           1,044,211

Other assets                                                           1,847,322          1,898,474           1,380,269
                                                                   -------------      -------------       -------------
                                                                   $ 221,890,474      $ 205,734,546       $ 157,015,607
                                                                   =============      =============       =============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                                     March 31,
                                                                       2001                       December 31,
                                                                    (Unaudited)             2000               1999
                                                                  --------------      ---------------     --------------
Liabilities:
    Deposits:
       Noninterest-bearing demand deposits                         $ 19,228,022        $ 17,339,931        $ 15,071,902
       Interest-bearing:
          Demand deposits                                            20,155,209          18,053,072          18,241,708
          Savings deposits                                            5,475,282           5,173,633           4,658,485
          Other time deposits                                       157,461,573         144,048,327         100,385,874
                                                                  --------------      ---------------     --------------
                  Total deposits                                    202,320,086         184,614,963         138,357,969

    Short-term borrowings                                             3,239,533           5,382,245           4,156,193

    Long-term debt                                                      478,720             504,832             530,944

    Accrued interest payable                                          1,029,859             906,164             550,917

    Other liabilities                                                 1,650,130           1,499,472           1,192,986
                                                                  --------------      ---------------     --------------
                  Total liabilities                                 208,718,328         192,907,676         144,789,009


Stockholders' equity:
    Common stock, par value $2.50, 5,000,000
      shares authorized; 1,690,176, 1,683,562, and
      1,644,743 shares issued and outstanding in
      2001, 2000, and 1999, respectively                              4,225,439           4,208,906           4,111,858
    Additional paid-in capital                                        5,426,589           5,400,499           5,274,788
    Retained earnings                                                 3,516,134           3,435,372           3,367,585
    Accumulated other comprehensive income
      (loss)                                                              3,984            (217,907)           (527,633)
                                                                  --------------      ---------------     --------------
                  Total stockholders' equity                         13,172,146          12,826,870          12,226,598
                                                                  --------------      ---------------     --------------

                                                                   $221,890,474        $205,734,546        $157,015,607
                                                                  ==============      ===============     ==============

  The accompaning notes are an intregal part of these consolidated financial statements.

                          COMMONWEALTH BANKSHARES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME


                                                    Three Months Ended
                                                         March 31,                      Year Ended December 31,
                                               ---------------------------   ---------------------------------------------
                                                    2001           2000
                                                (Unaudited)    (Unaudited)        2000           1999            1998
                                               -------------  ------------   ------------    ------------    -------------
Interest income:
    Loans, including fees                      $  3,706,252   $  2,933,741   $ 13,056,166    $  9,512,833    $  7,837,677
    Investment securities                           280,390        309,688      1,201,907       1,296,281       1,379,586
    Other interest income                           309,660         61,739        334,029          51,463         329,628
                                               ------------   ------------   ------------    ------------    ------------
         Total interest income                    4,296,302      3,305,168     14,592,102      10,860,577       9,546,891

Interest expense:
    Deposits                                      2,657,535      1,721,399      7,799,662       5,262,773       4,906,526
    Other interest expense                           59,034         45,592        351,077         238,804         153,547
                                               ------------   ------------   ------------    ------------    ------------
         Total interest expense                   2,716,569      1,766,991      8,150,739       5,501,577       5,060,073
                                               ------------   ------------   ------------    ------------    ------------
Net interest income                               1,579,733      1,538,177      6,441,363       5,359,000       4,486,818

Provision for loan losses                            90,694         45,000      1,154,582         109,823         101,738
                                               ------------   ------------   ------------    ------------    ------------
Net interest income after provision for loan
    losses                                        1,489,039      1,493,177      5,286,781       5,249,177       4,385,080

Noninterest income (loss):
    Service charges on deposit accounts             224,812        162,755        710,075         842,240         824,827
    Other service charges and fees                  109,454         67,416        507,715         386,706         369,776
    Other                                            20,376         36,216        (35,948)        (19,750)         (7,933)
                                               ------------   ------------   ------------    ------------    ------------
         Total noninterest income                   354,642        266,387      1,181,842       1,209,196       1,186,670

Noninterest expenses:
    Salaries and employee benefits                  797,500        652,062      2,983,840       2,290,700       1,862,484
    Net occupancy expense                           180,418        124,014        612,199         464,458         435,770
    Furniture and equipment expense                 255,125        164,091        722,300         609,499         548,691
    Other operating expense                         436,318        415,685      1,845,128       1,491,902       1,137,214
                                               ------------   ------------   ------------    ------------    ------------
         Total noninterest expenses               1,669,361      1,355,852      6,163,467       4,856,559       3,984,159
                                               ------------   ------------   ------------    ------------    ------------
Income before income taxes                          174,320        403,712        305,156       1,601,814       1,587,591

Provision for income taxes                           34,492        110,800          3,651         446,424         482,339
                                               ------------   ------------   ------------    ------------    ------------
Net income                                     $    139,828   $    292,912   $    301,505    $  1,155,390    $  1,105,252
                                               ============   ============   ============    ============    ============
Per share data:
    Basic                                      $        .08   $        .18   $        .18    $        .71    $        .68
                                               ============   ============   ============    ============    ============
    Diluted                                    $        .07   $        .16   $        .16    $        .64    $        .62
                                               ============   ============   ============    ============    ============


   The accompanying notes are an integral part of these consolidated financial statements.

                                                   COMMONWEALTH BANKSHARES, INC.

                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                    Years Ended December 31, 2000, 1999, and 1998
                                                 ----------------------------------------------------------------------------------
                                                                                                  Accumulated
                                                                 Additional                          Other
                                                    Common         Paid-in         Retained       Comprehensive
                                                    Stock          Capital         Earnings       Income (Loss)         Total
                                                 --------------  --------------  --------------  ---------------    ---------------
Balance, December 31, 1997                         $2,510,235      $4,536,468      $3,477,142       $    7,643        $10,531,488

    Comprehensive income:

       Net income                                           -               -       1,105,252                -          1,105,252

       Net change in unrealized gain on
          securities available for sale                     -               -               -          (54,292)           (54,292)
                                                                                                                    ---------------
       Total comprehensive income                                                                                       1,050,960

    8% stock dividend - 80,059 shares                 200,148         639,471        (842,322)               -             (2,703)
                                                 --------------  --------------  --------------  ---------------    ---------------
Balance, December 31, 1998                          2,710,383       5,175,939       3,740,072          (46,649)        11,579,745

    Comprehensive income:

       Net income                                           -               -       1,155,390                -          1,155,390

       Net change in unrealized loss on
           securities available for sale                    -               -               -         (480,984)          (480,984)
                                                                                                                    ---------------
       Total comprehensive income                                                                                         674,406

    Issuance of common stock - 18,636 shares           46,590          98,849               -                -            145,439

    50% stock dividend - 541,954 shares             1,354,885               -      (1,354,885)               -                  -

    Cash dividend - $.105 per share                         -               -        (172,992)               -           (172,992)
                                                 --------------  --------------  --------------  ---------------    ---------------
Balance, December 31, 1999                          4,111,858       5,274,788       3,367,585         (527,633)        12,226,598

    Comprehensive income:

       Net income                                           -               -         301,505                -            301,505

       Net change in unrealized loss on
          securities available for sale                     -               -               -          309,726            309,726
                                                                                                                    ---------------
       Total comprehensive income                                                                                         611,231

    Issuance of common stock - 38,819 shares           97,048         125,711               -                -            222,759

    Cash dividend - $.14 per share                          -               -        (233,718)               -           (233,718)
                                                 --------------  --------------  --------------  ---------------    ---------------
Balance, December 31, 2000                         $4,208,906      $5,400,499      $3,435,372       $ (217,907)       $12,826,870
                                                 ==============  ==============  ==============  ===============    ===============

  The accompanying notes are an integral part of these consolidated financial statements.

                                                   COMMONWEALTH BANKSHARES, INC.

                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                Three Months Ended March 31, 2001 and 2000 (Unaudited)
                                                 ---------------------------------------------------------------------------------
                                                                                                   Accumulated
                                                                  Additional                          Other
                                                    Common         Paid-in         Retained       Comprehensive
                                                    Stock          Capital         Earnings       Income (Loss)         Total
                                                 -------------   -------------   -------------   ---------------    --------------
Balance, December 31, 1999                         $4,111,858      $5,274,788      $3,367,585       $ (527,633)       $12,226,598

    Comprehensive income:

       Net income for the three-month period
           ended March 31, 2000                             -               -         292,912                -            292,912

       Net change in unrealized loss on
           securities available for sale                    -               -               -           30,618             30,618
                                                                                                                    --------------
       Total comprehensive income                                                                                         323,530

    Issuance of common stock -
       19,743 shares                                   48,683          56,105               -                -            104,788

    Cash dividend - $.035 per share                         -               -         (58,080)               -            (58,080)
                                                 -------------   -------------   -------------   ---------------    --------------
Balance, March 31, 2000                            $4,160,541      $5,330,893      $3,602,417       $ (497,015)       $12,596,836
                                                 =============   =============   =============   ===============    ==============

Balance, December 31, 2000                         $4,208,906      $5,400,499      $3,435,372       $ (217,907)       $12,826,870

    Comprehensive income:

       Net income for the three-month period
           ended March 31, 2001                             -               -         139,828                -            139,828

       Net change in unrealized loss on
           securities available for sale                    -               -               -          221,891            221,891
                                                                                                                    --------------
       Total comprehensive income                                                                                         361,719

    Issuance of common stock -
       6,614 shares                                    16,533          26,090               -                -             42,623

    Cash dividend - $.035 per share                         -               -         (59,066)               -            (59,066)
                                                 -------------   -------------   -------------   ---------------    --------------
Balance, March 31, 2001                            $4,225,439      $5,426,589      $3,516,134       $    3,984        $13,172,146
                                                 =============   =============   =============   ===============    ==============

  The accompanying notes are an integral part of these consolidated financial statements

                         COMMONWEALTH BANKSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Three Months Ended
                                                                  March 31,                       Year Ended December 31,
                                                       ----------------------------- -----------------------------------------------
                                                            2001           2000
                                                        (Unaudited)     (Unaudited)        2000            1999           1998
                                                     ---------------- -------------- --------------- --------------- ---------------
Operating activities:
   Net income                                          $     139,828    $   292,912    $    301,505    $  1,155,390    $  1,105,252
   Adjustments to reconcile net income to net cash
    from operating activities:
       Provision for loan losses                              90,694         45,000       1,154,582         109,823         101,738
       Depreciation and amortization                         163,955        108,345         490,385         411,795         370,417
       Other, net                                             21,924          2,000        (327,729)        (15,477)        133,279
       Net change in:
         Accrued interest receivable                         (23,844)      (157,759)       (302,316)       (187,753)        (55,545)
         Accrued interest payable                            123,695         77,930         355,247         169,850         (22,772)
         Other assets                                         87,502        159,947          34,069         362,897        (616,565)
                                                     ---------------- -------------- --------------- --------------- ---------------
Net cash from operating activities                           603,754        528,375       1,705,743       2,006,525       1,015,804

Investing activities:
   Purchase of securities held to maturity                         -              -               -               -        (992,619)
   Purchase of securities available for sale                       -              -        (288,746)     (3,773,059)
                                                                                                                        (12,599,300)
   Purchase of equity securities, restricted                  (6,300)             -        (178,673)        (44,400)       (352,000)
   Net purchase of premises and equipment                   (499,032)      (270,025)     (2,211,660)       (494,140)       (782,043)
   Net expenditures on foreclosed real estate                (18,923)       (33,069)        (74,786)        (30,448)       (157,811)
   Net change in loans                                   (10,009,378)    (8,689,707)    (32,597,774)    (33,692,449)    (13,465,516)
   Proceeds from:
     Maturities of securities held to maturity                64,950         78,982         360,795         959,072       6,138,292
     Sales and maturities of securities
        available for sale                                 1,771,996        257,235       1,149,285       4,386,431       7,394,086
     Sale of real estate acquired in
        settlement of loans                                        -              -           8,866         434,194         670,000
                                                     ---------------- -------------- --------------- --------------- ---------------
Net cash used in investing activities                     (8,696,687)    (8,656,584)    (33,832,693)    (32,254,799)    (14,146,911)

Financing activities:
   Net change in:
     Other time deposits                                  13,413,246     10,080,128      43,662,453      22,848,926      11,745,243
     Demand, interest bearing demand and
       savings deposits                                    4,291,877      5,108,133       2,594,541        (660,772)      3,664,522
     Short-term borrowings                                (2,142,712)      (748,364)      1,226,052       1,672,468        (276,343)
   Other                                                     (42,555)       (30,705)        (37,071)        (53,665)        (28,815)
                                                     ---------------- -------------- --------------- --------------- ---------------
Net cash from financing activities                        15,519,856     14,409,192      47,445,975      23,806,957      15,104,607
                                                     ---------------- -------------- --------------- --------------- ---------------
Net increase (decrease) in cash and cash
   equivalents                                             7,426,923      6,280,983      15,319,025      (6,441,317)      1,973,500
Cash and cash equivalents, beginning of period            21,639,592      6,320,567       6,320,567      12,761,884      10,788,384
                                                     ---------------- -------------- --------------- --------------- ---------------
Cash and cash equivalents, end of period               $  29,066,515    $12,601,550    $ 21,639,592    $  6,320,567    $ 12,761,884
                                                     ================ ============== =============== =============== ===============
Supplemental disclosure of cash paid during the
   period for:
     Interest                                          $   2,592,874    $ 1,689,061    $  7,795,494    $  5,331,577    $  5,082,993
     Income taxes                                                  -              -         481,101         562,366         631,174

  The accompanying notes are an integral part of these consolidated financial statements

                         COMMONWEALTH BANKSHARES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)

Note 1   Summary of Significant Accounting Policies

         The accounting and reporting policies of Commonwealth Bankshares, Inc. (the Parent) and its subsidiary, Bank of the Commonwealth (the Bank) and its subsidiaries, BOC Title of Hampton Roads, Inc. and BOC Insurance Agencies of Hampton Roads, Inc., are in accordance with generally accepted accounting principles and conform to accepted practices within the banking industry. A summary of significant accounting policies is briefly described below.

         Principles of Consolidation - The accompanying consolidated financial
         ---------------------------
         statements include the accounts of the Parent and the Bank and its subsidiaries, collectively referred to as "the Company." All significant intercompany balances and transactions have been eliminated in consolidation.

         Nature of Operations - The Bank operates under a state bank charter and
         --------------------
         provides full banking services, including trust services. As a state bank, the Bank is subject to regulation of the Bureau of Financial Institutions and the Federal Reserve System. The Bank serves Norfolk, Virginia Beach and Chesapeake, Virginia through its eight banking offices.

         Estimates - Management uses estimates and assumptions in preparing
         ---------
         financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenue and expenses. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

         Investment Securities - Investment securities which the Bank intends to
         ---------------------
         hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

         Investment securities which the Bank intends to hold for indefinite periods of time, including investment securities used as part of the Bank's asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income
         (loss).

         Gains and losses on the sale of investment securities are determined using the specific identification method.

                          COMMONWEALTH BANKSHARES, INC.

                                DECEMBER 31, 2000
             (Includes Information Applicable to Unaudited Periods)

Note 1   Summary of Significant Accounting Policies (Continued)

         Loans Receivable - Loans receivable are intended to be held until
         ----------------
         maturity and are shown on the balance sheet net of the allowance for loan losses. Interest is computed by methods which generally result in level rates of return on principal. Interest on past due and problem loans is accrued until serious doubt arises as to the collectibility of the interest.

         The Bank grants commercial, real estate, and consumer installment loans to its customers. Collateral requirements for loans are determined on a loan by loan basis depending upon the purpose of the loan and the financial condition of the borrower.

         In the normal course of business, to meet the credit needs of its customers, the Bank has made commitments to extend credit. These commitments represent a credit risk which is not recognized in the balance sheet. The Bank uses the same credit policies in making commitments as it does for other loans. Commitments to extend credit are generally made for a period of one year or less and interest rates are determined when funds are disbursed. Collateral and other security for the loans are determined on a case by case basis. Since some of the commitments are expected to expire without being drawn upon, the contract or notional amounts do not necessarily represent future cash requirements.

         Allowance for Loan Losses - The allowance for loan losses is increased
         -------------------------
         by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

         Foreclosed Real Estate - Foreclosed real estate is stated at the lower
         ----------------------
         of cost or estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings.

                          COMMONWEALTH BANKSHARES, INC.

                                DECEMBER 31, 2000
             (Includes Information Applicable to Unaudited Periods)

Note 1   Summary of Significant Accounting Policies (Continued)

         Premises and Equipment - Premises and equipment are stated at cost less
         ----------------------
         accumulated depreciation. Deprecation is computed generally by the straight-line method. It is the Company's policy to capitalize additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

                  Buildings and improvements                       5 to 40 years
                  Furniture and equipment                          3 to 10 years

         Income Taxes - Deferred tax assets and liabilities are reflected at
         ------------
         currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws on rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         Per Share Data - Basic earnings per share is computed by dividing net
         --------------
         income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

                                                          Three Months Ended
                                                               March 31,                     Year Ended December 31,
                                                     -----------------------------     ---------------------------------
                                                         2001            2000
                                                      (Unaudited)     (Unaudited)        2000        1999        1998
                                                      -----------     -----------      ---------   ---------   ---------
         Weighted average shares outstanding used
             to compute basic earnings per share       1,684,494       1,651,102       1,667,329   1,631,684   1,626,107

         Incremental shares issuable upon the
             assumed exercise of stock options           187,637         164,096         189,369     172,517     162,879
                                                       ---------       ---------       ---------   ---------   ---------
         Shares used to compute diluted earnings
             per share                                 1,872,131       1,815,198       1,856,698   1,804,201   1,788,986
                                                       =========       =========       =========   =========   =========

         On April 27, 1999, the Board of Directors declared a 3 for 2 stock split effected in the form of a 50 percent stock dividend. Accordingly, outstanding shares of common stock were increased by 541,954 shares and a transfer of $1,354,885, representing the par value of additional shares issued, was made from retained earnings to common stock. The Company's prior years per share data has been restated to reflect the 1999 stock dividend.

                          COMMONWEALTH BANKSHARES, INC.

                                DECEMBER 31, 2000
             (Includes Information Applicable to Unaudited Periods)

Note 1   Summary of Significant Accounting Policies (Continued)

         Financial Instruments - In the ordinary course of business the Bank has
         ---------------------
         entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

         Fair Value of Financial Instruments - The carrying value of cash and
         -----------------------------------
         cash equivalents, accrued interest receivable, demand deposits, savings deposits, and short-term borrowings approximates fair value. The fair value of securities is based on quoted market prices. The remainder of the recorded financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments at year end.

         Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreements and the counterparties' credit standings.

         Cash and Cash Equivalents - For purposes of the consolidated statements
         -------------------------
         of cash flows, cash and cash equivalents includes cash and due from banks and federal funds sold.

         Reclassifications - Certain prior year amounts have been reclassified
         -----------------
         to conform to the 2000 presentation. These reclassifications have no effect on previously reported net income.

Note 2   Concentrations of Credit Risk

         At December 31, 2000, the Bank's cash and due from banks included three commercial bank deposit accounts aggregating $11,832,836 ($20,493,432 at March 31, 2001 [unaudited]) in excess of the Federal Deposit Insurance Corporation limit of $100,000 per institution.

                          COMMONWEALTH BANKSHARES, INC.

                                DECEMBER 31, 2000
             (Includes Information Applicable to Unaudited Periods)

Note 3   Investment Securities

         The carrying and market values of investment securities are as follows:

                                                          Carrying       Unrealized     Unrealized         Market
                                                           Amount          Gains          Losses            Value
                                                        ------------     ----------     ----------      ------------
         March 31, 2001 (Unaudited)
           Available for sale:
               U.S. Government and agency securities    $  3,000,000      $  3,945      $   (8,750)     $  2,995,195
               Mortgage-backed securities                  5,692,015         7,176         (41,973)        5,657,218
               State and municipal securities              4,449,171        55,868         (10,223)        4,494,816
               Other                                         500,000             -               -           500,000
                                                        ------------      --------      ----------      ------------
                                                        $ 13,641,186      $ 66,989      $  (60,946)     $ 13,647,229
                                                        ============      ========      ==========      ============
           Held to maturity:
               U.S. Government and agency securities    $    750,000      $      -      $  (51,562)     $    698,438
               Mortgage-backed securities                  1,741,814        10,665          (9,003)        1,743,476
               State and municipal securities              1,793,307        33,303               -         1,826,610
                                                        ------------      --------      ----------      ------------
                                                        $  4,285,121      $ 43,968      $  (60,565)     $  4,268,524
                                                        ============      ========      ===========     ============

         December 31, 2000

           Available for sale:
               U.S. Government and agency securities    $  4,500,000      $      -      $  (74,557)     $  4,425,443
               Mortgage-backed securities                  5,969,200         1,712        (133,056)        5,837,856
               State and municipal securities              4,448,092           483         (75,899)        4,372,676
               Other equities                                500,000             -         (48,844)          451,156
                                                        ------------      --------      ----------      ------------
                                                        $ 15,417,292      $  2,195      $ (332,356)     $ 15,087,131
                                                        ============      ========      ==========      ============

           Held to maturity:
               U.S. Government and agency securities    $    750,000      $      -      $  (69,375)     $    680,625
               Mortgage-backed securities                  1,804,190         4,119         (19,357)        1,788,952
               State and municipal securities              1,791,776        14,608          (2,022)        1,804,362
                                                        ------------      --------      ----------      ------------
                                                        $  4,345,966      $ 18,727      $  (90,754)     $  4,273,939
                                                        ============      ========      ==========      ============

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)


Note 3   Investment Securities (Continued)

                                                          Carrying       Unrealized      Unrealized      Market
                                                           Amount          Gains           Losses         Value
                                                      ---------------- ---------------- ------------- -------------
         December 31, 1999
           Available for sale:
               U.S. Government and agency securities    $  4,499,998   $           -     $  (291,551)   $  4,208,447
               Mortgage-backed securities                  7,084,258           2,026        (186,367)      6,899,917
               State and municipal securities              4,443,575               -        (296,052)      4,147,523
               Other                                         250,000               -         (27,500)        222,500
                                                        ------------   -------------     -----------     -----------
                                                        $ 16,277,831   $       2,026     $  (801,470)    $15,478,387
                                                        ============   =============     ===========     ===========

           Held to maturity:
               U.S. Government and agency securities    $    750,000   $           -     $  (117,656)    $   632,344
               Mortgage-backed securities                  2,170,929          17,372         (34,647)      2,153,654
               State and municipal securities              1,785,832           7,075         (11,166)      1,781,741
                                                        ------------   -------------     -----------     -----------
                                                        $  4,706,761   $      24,447     $  (163,469)    $ 4,567,739
                                                        ============   =============     ===========     ===========

         A maturity schedule of investment securities as of March 31, 2001 (unaudited) is as follows:

                                                             Available for Sale              Held to Maturity
                                                        ----------------------------    ---------------------------
                                                            Carrying         Market         Carrying     Market
                                                             Amount          Value           Amount      Value
                                                        --------------  ------------    -------------   -------------
         Due:
           In one year or less                          $    250,000    $    250,000    $    650,582    $    653,964

           After one year through
               five years                                  1,937,196       1,950,420       1,260,299       1,213,268

           After five years through
               ten years                                   1,500,611       1,519,690         632,423         657,816
           After ten years                                 3,761,364       3,769,901               -               -
                                                        ------------    ------------    ------------    ------------
                                                           7,449,171       7,490,011       2,543,304       2,525,048
         Mortgage-backed securities                        5,692,015       5,657,218       1,741,817       1,743,476
         Other                                               500,000         500,000               -               -
                                                        ------------    ------------    ------------    ------------
                                                        $ 13,641,186    $ 13,647,229    $  4,285,121    $  4,268,524
                                                        ============    ============    ============    ============

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)



Note 3   Investment Securities (Continued)

         A maturity schedule of investment securities as of December 31, 2000 is as follows :

                                                            Available for Sale              Held to Maturity
                                                         ---------------------------    --------------------------
                                                           Carrying        Market         Carrying       Market
                                                            Amount         Value           Amount         Value
                                                        ------------    ------------    -----------    -----------
         Due:
           In one year or less                          $    250,000    $    244,688    $   190,044    $   189,960
           After one year through five years               1,187,895       1,176,438      1,721,098      1,649,910
           After five years through ten years              3,751,245       3,711,476        630,634        645,116
           After ten years                                 3,758,952       3,665,517              -              -
                                                        ------------    ------------    -----------    -----------
                                                           8,948,092       8,798,119      2,541,776      2,484,986
         Mortgage-backed securities                        5,969,200       5,837,856      1,804,190      1,788,953
         Equity securities                                   500,000         451,156              -              -
                                                        ------------    ------------    -----------    -----------
                                                        $ 15,417,292    $ 15,087,131    $ 4,345,966    $ 4,273,939
                                                        ============    ============    ===========    ===========

         Securities with a carrying value of $19,223,297 and $20,667,040 and market value of $18,870,720 and $19,757,340 at December 31, 2000 and 1999, respectively, were pledged as collateral to secure public deposits and for other purposes. All non-equity securities were pledged at March 31, 2001.

Note 4   Loans Receivable

         Although the Bank has a diversified loan portfolio, a substantial portion of the borrowers' ability to honor their contracts is dependent upon the commercial real estate operators and hotel/motel sectors. The majority of these loans are collateralized by a deed of trust on real estate. The approximate outstanding balances of loans in these sectors are as follows:


                                                                                          December 31,
                                                                                     2000               1999
                                                                                  ----------        ------------
         Commercial real estate operators                                           $23,800,000      $21,900,000
         Hotel/motel                                                                 14,700,000       13,200,000

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)

Note 4   Loans Receivable (Continued)

         A summary of transactions in the allowance for loan losses follows:



                                                          March 31,
                                                            2001                      December 31,
                                                         (Unaudited)      2000           1999            1998
                                                       --------------  ----------     ------------   ------------
        Balance at beginning of period                  $1,920,000     $  931,000      $969,000        $969,000

        Provision charged to operating expense              90,694      1,154,582       109,823         101,738
        Loan charge-offs                                         -       (171,935)     (156,963)       (105,218)
        Loan recoveries                                      3,350          6,353         9,140           3,480
                                                        ----------     ----------      --------        --------
        Balance at end of period                        $2,014,044     $1,920,000      $931,000        $969,000
                                                        ==========     ==========     =========        ========

Note 5   Premises and Equipment

         Premises and equipment are summarized as follows:


                                                                    March 31,
                                                                       2001                  December 31,
                                                                   (Unaudited)           2000            1999
                                                                  --------------      -----------     -----------
        Land                                                        $   263,802       $   263,802     $   263,802
        Buildings and improvements                                    2,084,929         2,074,704       1,603,264
        Leasehold improvements                                          478,100           478,100         370,853
        Furniture and equipment                                       4,367,458         4,247,963       2,775,892
        Construction in progress                                        723,489           353,360         220,301
                                                                    -----------       -----------     -----------
                                                                      7,917,778         7,417,929       5,234,112
        Less accumulated depreciation                                 3,045,488         2,880,716       2,411,970
                                                                    -----------       -----------     -----------
                                                                    $ 4,872,290       $ 4,537,213     $ 2,822,142
                                                                    ===========       ===========     ===========

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)

Note 6   Deposits

      The aggregate amount of time deposits with minimum denominations of $100,000, was approximately $33,498,000 and $17,205,000 at December 31,
      2000 and 1999, respectively.

      At December 31, 2000, the scheduled maturities of certificates of deposit included in other time deposits on the balance sheet are as follows:

                 2001                        $ 57,075,124
                 2002                          54,008,437
                 2003                           3,197,824
                 2004                           7,669,958
                 2005                          11,642,225
                 Thereafter                        16,978
                                             ------------
                                             $133,610,546
                                             ============

Note 7   Dividend Limitations

      Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. These formulas contemplate that the current earnings and earnings retained for the two preceding years may be paid to the Parent without regulatory approval. In 2001, the Bank can initiate dividend payments without said regulatory approvals of approximately $1,315,000 plus an additional amount equal to the Bank's net earnings for 2001 up to the date of any such dividend declaration. Substantially all of the retained earnings of the Parent are represented by undistributed earnings of the Bank.

Note 8   Short-Term Borrowings

      Securities sold under agreements to repurchase generally mature within one to three days from the transaction date. The maximum amount outstanding at the end of a month was $7,801,453 and $5,412,468 during 2000 and 1999, respectively. The average daily balance was $5,865,425 and $3,763,912 during 2000 and 1999, respectively. The securities underlying these agreements were under the Bank's control.

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)

Note 9   Income Taxes

      The current and deferred components of income tax expense are as follows:

                                                   Three Months Ended
                                                         March 31,               Year Ended December 31,
                                           -----------------------------   ------------------------------------
                                                2001           2000
                                            (Unaudited)     (Unaudited)       2000         1999          1998
                                           ------------    -------------   ----------  -----------   ----------
      Current                                $ 73,410         $157,437     $ 389,176     $540,657     $563,490
      Deferred                                (38,918)         (46,637)     (385,525)     (94,233)     (81,151)
                                             --------         --------     ---------     --------     --------
      Provision for income taxes             $ 34,492         $110,800     $   3,651     $446,424     $482,339
                                             ========         ========     =========     ========     ========


      A reconciliation between the provision for income taxes and the amount computed by multiplying income by the current statutory 34% federal income tax rate is as follows:

                                                 Three Months Ended
                                                       March 31,               Year Ended December 31,
                                         -----------------------------   ------------------------------------
                                              2001           2000
                                          (Unaudited)     (Unaudited)       2000         1999          1998
                                         ------------    -------------   ----------  -----------   ----------
      Income tax expense at statutory
          rates                             $ 59,269       $ 137,262     $ 103,753    $ 544,617    $ 539,781
      Increase (decrease) due to:
          Tax exempt income                  (24,895)        (23,731)     (127,283)     (98,220)     (61,303)
          Other                                  118          (2,731)       27,181           27        3,861
                                            --------       ---------     ---------    ---------    ---------
      Provision for income taxes            $ 34,492       $ 110,800     $   3,651    $ 446,424    $ 482,339
                                            ========       =========     =========    =========    =========

      Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

      The net deferred tax asset consists of the following:

                                                      March 31,
                                                2001            2000               December 31,
                                             (Unaudited)    (Unaudited)         2000           1999
                                            -------------  -------------   ------------   -------------
      Deferred tax asset                     $1,275,009     $1,090,757      $1,336,446     $1,060,531
      Deferred tax liability                   (229,657)      (165,120)       (215,704)      (165,757)
                                             ----------     ----------      ----------     ----------
      Net deferred tax asset                 $1,045,352     $  925,637      $1,120,742     $  894,774
                                             ==========     ==========      ==========     ==========

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)

Note 10   Related Parties

      During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Bank in the ordinary course of business. In management's opinion these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks. Loan activity to related parties is as follows:

                                                            March 31,
                                                              2001                     December 31,
                                                           (Unaudited)            2000             1999
                                                          -------------       ------------     ------------
      Beginning of period                                   $3,812,829         $3,161,389       $2,493,226

      Additional borrowings                                    302,500          1,316,885        1,724,906
      Curtailments                                            (268,341)          (665,445)      (1,056,743)
                                                            ----------         ----------       ----------
      End of period                                         $3,846,988         $3,812,829       $3,161,389
                                                            ==========         ==========       ==========

Note 11   Regulatory Matters

      The Parent (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Parent's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Parent and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

      Quantitative measures established by regulation to ensure capital adequacy require the Parent and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Parent and the Bank met all capital adequacy requirements to which they are subject.

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)

Note 11   Regulatory Matters (Continued)

      As of December 31, 2000, the most recent notification from the Federal Reserve Bank categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Parent's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are also presented in the table.

                                                                                                 Minimum To Be Well
                                                                                                 Capitalized Under
                                                                            Minimum Capital      Prompt Corrective
                                                           Actual             Requirement        Action Provisions
                                                   --------------------   -------------------   ---------------------
                                                    Amount       Ratio      Amount     Ratio      Amount     Ratio
                                                   --------     -------    --------   -------   ---------   -------
                                                                         (Dollars in thousands)
      As of December 31, 2000:
         Total capital to risk weighted
           assets:
             Consolidated                          $14,965        9.0%     $13,277      8.0%          N/A     N/A
             Bank                                   14,585        8.8       13,254      8.0       $16,568    10.0%
         Tier I capital to risk weighted assets:
             Consolidated                           13,045        7.9        6,639      4.0           N/A     N/A
             Bank                                   12,665        7.6        6,627      4.0         9,941     6.0
         Tier I capital to average assets:
             Consolidated                           13,045        6.7        7,811      4.0           N/A     N/A
             Bank                                   12,665        6.5        7,803      4.0         9,754     5.0

      As of December 31, 1999:
         Total capital to risk weighted
           assets:
             Consolidated                          $13,685       10.8%     $10,136      8.0%          N/A     N/A
             Bank                                   13,495       10.7       10,125      8.0       $12,656    10.0%
         Tier I capital to risk weighted assets:
             Consolidated                           12,754       10.1        5,068      4.0           N/A     N/A
             Bank                                   12,564        9.9        5,063      4.0         7,594     6.0
         Tier I capital to average assets:
             Consolidated                           12,754        8.3        6,133      4.0           N/A     N/A
             Bank                                   12,564        8.2        6,128      4.0         7,660     5.0

                         COMMONWEALTH BANKSHARES, INC.

                               DECEMBER 31, 2000
            (Includes Information Applicable to Unaudited Periods)

Note 12   Disclosures About Fair Value of Financial Instruments

      Fair value and the carrying value of the Bank's recorded financial instruments are as follows (in thousands):

                                                                 December 31, 2000             December 31, 1999
                                                             ------------------------     ---------------------------
                                                                Carrying        Fair          Carrying        Fair
                                                                 Amount        Value           Amount        Value
                                                             ------------  -----------    -------------  ------------
      Cash and cash equivalents                               $  14,418     $  14,418       $    6,298    $    6,298
      Investment securities                                      19,433        19,361           20,185        20,047
      Net loans                                                 155,560       158,776          123,720       123,195
      Deposits                                                  184,673       187,963          138,430       138,408
      Short-term borrowings                                       5,382         5,382            4,156         4,156
      Long-term debt                                                505           517              531           476

      The contract or notional amount of financial instruments with off-balance sheet risk are as follows:

                                                             March 31,
                                                                2001                   December 31,
                                                            (Unaudited)           2000              1999
                                                           -------------     -------------      -------------
      Commitments to extend credit                          $26,598,065       $22,444,891        $20,590,217
      Standby letters of credit                                 594,518           594,518            440,941

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
PROSPECTUS SUMMARY...................................................   3
SUMMARY FINANCIAL INFORMATION........................................   9
RISK FACTORS.........................................................  10
FORWARD LOOKING STATEMENTS...........................................  16
USE OF PROCEEDS......................................................  16
MARKET FOR COMMON STOCK..............................................  17
MARKET FOR CONVERTIBLE PREFERRED SECURITIES..........................  17
COMMONWEALTH BANKSHARES CAPITAL TRUST I..............................  18
SELECTED FINANCIAL INFORMATION.......................................  19
CAPITALIZATION.......................................................  20
ACCOUNTING TREATMENT.................................................  21
REGULATORY TREATMENT.................................................  21
BUSINESS.............................................................  22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...............................................  36
MANAGEMENT...........................................................  44
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS.......  49
DESCRIPTION OF CONVERTIBLE PREFERRED SECURITIES......................  50
DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES...................  65
DESCRIPTION OF GUARANTEE.............................................  71
RELATIONSHIP AMONG THE CONVERTIBLE PREFERRED SECURITIES, THE JUNIOR
 SUBORDINATED DEBT SECURITIES AND THE GUARANTEE......................  73
DESCRIPTION OF COMMONWEALTH BANKSHARES, INC. COMMON STOCK............  74
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES........................  76
ERISA CONSIDERATIONS.................................................  79
PLAN OF DISTRIBUTION.................................................  80
VALIDITY OF SECURITIES...............................................  81
EXPERTS..............................................................  82
WHERE YOU CAN FIND MORE INFORMATION..................................  82
INDEX TO FINANCIAL STATEMENTS........................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


               Up to 1,600,000 Convertible Preferred Securities

                    COMMONWEALTH BANKSHARES CAPITAL TRUST I

                     % Convertible Trust Preferred Securities

          (liquidation amount $5 per convertible preferred security)

Guaranteed on a junior subordinated basis, as described in this prospectus, by

[Bank of Commonwealth Logo]

                              ------------------

                                  PROSPECTUS

                                        , 2001

                              ------------------

                             Anderson & Strudwick
                                 Incorporated

-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
================================================================================
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution


         Securities and Exchange Commission Registration Fee           $  2,125
         National Association of Securities Dealers Examination Fee       1,500
         Printing Expenses                                               15,000
         Accounting Fees and Expenses                                    10,000
         Legal Fees and Expenses                                         50,000
         Blue Sky Fees and Expenses                                       1,000
         Miscellaneous Expenses                                          20,375

                 Total                                                 $100,000
                                                                       ========
Item 14. Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, 1950, as amended (the "Code"), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         The Articles of Incorporation of Commonwealth Bankshares contain provisions indemnifying the directors and officers of Commonwealth Bankshares against expenses and liabilities incurred in legal proceedings to the fullest extent permitted by Virginia law.

         Under the Declaration of Trust, Commonwealth Bankshares, as depositor of the Trust, has agreed (i) to indemnify and hold harmless each Administrative trustee and any employee or agent of the Trust or its Affiliates from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such person by reason of the creation, operation or termination of the Trust or any act or omission performed or omitted by such person in good faith on behalf of the Trust and in a manner such person reasonably believes to be within the scope of authority conferred on such person by the Declaration, except that no person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such person by reason of negligence or willful misconduct with respect to such acts or omissions, and (ii) to advance expenses (including legal fees) incurred by such person in defending any claim, demand, action, suit or proceeding, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding.

Item 15. Recent Sales of Unregistered Securities

         None.

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

EXHIBIT NO.                              DESCRIPTION
-----------                              -----------

      *1.1 Form of Underwriting Agreement for offering of Convertible Preferred Securities.

       3.1 Articles of Incorporation of Commonwealth Bankshares, Inc. (incorporated herein by reference to Exhibit 3.1 to Commonwealth Bankshares, Inc.'s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 15, 1988).

       3.2 Bylaws of Commonwealth Bankshares, Inc. (incorporated herein by reference to Exhibit 3.2 to Commonwealth Bankshares, Inc.'s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 15, 1988).

       3.3 Amendment to Articles of Incorporation dated July 28, 1989 (incorporated herein by reference to Exhibit 3.3 to Commonwealth Bankshares, Inc.'s Form 10-K filed with the Securities and Exchange Commission on March 20, 1990).

       3.4 Amendment to Articles of Incorporation dated November 2000 (incorporated herein by reference to Exhibit 3.4. to Commonwealth Bankshares, Inc.'s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 20, 2000).

       4.1      Certificate of Trust of Commonwealth Bankshares Capital Trust I.

       4.2 Declaration of Trust between Commonwealth Bankshares, Inc. and Wilmington Trust Company.

      *4.3 Form of Amended and Restated Declaration of Trust for Commonwealth Bankshares Capital Trust I.

      *4.4 Form of Junior Subordinated Indenture between Commonwealth Bankshares, Inc. and Wilmington Trust Company, as trustee.

       4.5 Form of Convertible Preferred Security (included in Exhibit 4.3 above).

       4.6      Form of Junior Subordinated Debt Security (included in Exhibit
                4.4 above).

       4.7 Form of Guarantee Agreement with respect to Convertible Preferred Securities issued by Commonwealth Bankshares Capital Trust I.

      *4.8 Form of Escrow Agreement among Anderson & Strudwick Incorporated, Commonwealth Bankshares Capital Trust I, Commonwealth Bankshares, Inc. and Wilmington Trust Company.

      *5.1      Opinion of Kaufman & Canoles, P.C.

      *5.2      Opinion of Richards, Layton & Finger.

      *8.1      Opinion of Kaufman & Canoles, P.C. as to tax matters.

     *23.1      Consent of Poti, Walton & Associates, PC.

      23.2 Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1 above).

      23.3 Consent of Richards, Layton & Finger (included in Exhibit 5.2 above).

      24.1      Powers of Attorney (included on signature page).

      25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Junior Subordinated Indenture.

      25.2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Property trustee under the Declaration of Trust of Commonwealth Bankshares Capital Trust I.

      25.3 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Guarantee trustee under the Guarantee Agreement for the benefit of holders of Trust Securities of Commonwealth Bankshares Capital Trust I.

________________

* Filed herewith.

(b)      Financial Statement Schedules:

         All financial statement schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are either included in the financial information set forth in the Prospectus or are inapplicable and therefore have been omitted.

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on July 6, 2001.


                                    COMMONWEALTH BANKSHARES, INC.


                                    By:  /s/ Edward J. Woodard, Jr.
                                         --------------------------------------
                                         Edward J. Woodard, Jr., CLBB
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                          Title                   Date

/s/ Edward J. Woodard, Jr.           President, Chief Executive     July 6, 2001
-----------------------------------  Officer and Director
Edward J. Woodard, Jr.               (Principal Executive Officer)

/s/ John H. Gayle                    Executive Vice President and   July 6, 2001
-----------------------------------  Cashier (Principal Financial
John H. Gayle                        Officer)

*                                    Director                       July 6, 2001
-----------------------------------
George H. Burton

*                                    Director                       July 6, 2001
-----------------------------------
Morton Goldmeier

*                                    Director                       July 6, 2001
-----------------------------------
William P. Kellam

*                                    Director                       July 6, 2001
-----------------------------------
Thomas W. Moss, Jr.

*                                    Director                       July 6, 2001
-----------------------------------
William D. Payne, M.D.

*                                    Director                       July 6, 2001
-----------------------------------
Herbert L. Perlin

*                                    Director                       July 6, 2001
-----------------------------------
Richard J. Tavss

*                                    Director                       July 6, 2001
-----------------------------------
Kenneth J. Young

*Edward J. Woodard, Jr. by signing his name hereto signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the Registration Statement.

          Pursuant to the requirements of the Securities At of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norfolk, Commonwealth of Virginia, on July 6, 2001.


                                    COMMONWEALTH BANKSHARES
                                    CAPITAL TRUST I

                                    By:  Commonwealth Bankshares, Inc., as
                                         Depositor


                                    By:  /s/ Edward J. Woodard, Jr.
                                       -----------------------------------------
                                         Edward J. Woodard, Jr., CLBB
                                         President and Chief Executive Officer